As filed with the Securities and Exchange Commission on December 5, 2008

Registration No. 333-147019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number	Identification Number)

111 Sutter Street, 22nd Floor

San Francisco, CA  94104

(415) 593-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward A. Giedgowd, Esq.

Chief Compliance Officer and General Counsel

111 Sutter Street, 22nd Floor

San Francisco, CA  94104

(415) 593-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Whitney A. Holmes, Esq.

Brian D. Lewandowski, Esq.

Morrison & Foerster LLP

370 17th Street, Suite 5200

Denver, CO  80202

(303) 592-1500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
Borrower Payment Dependent Notes	—	—	$500,000,000	$(2)

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)  The registration fee on the proposed maximum aggregate offering price of $500 million of securities was previously paid in connection with the registrant’s filing of its Registration Statement on Form S-1 with the Securities and Exchange Commission on October 30, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2008

$500,000,000 Borrower Payment Dependent Notes

This is a public offering to lender members of Prosper Marketplace, Inc., or Prosper, of up to $500,000,000 in principal amount of Borrower Payment Dependent Notes issued by Prosper.  In this prospectus, we refer to our Borrower Payment Dependent Notes as the “Notes.”

We will issue the Notes in series.  Each series will correspond to a single consumer loan originated through our person-to-person online credit auction platform or a previously-funded single consumer loan offered for sale on our platform by one of our financial institution members.  In this prospectus, we refer to these consumer loans generally as “borrower loans” and we refer to previously-funded consumer loans listed on our platform by one of our financial institution members as “previously-funded loans.”  We refer to the borrower loan upon which a series of Notes is dependent for payment as the “corresponding borrower loan” for the series.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•                  Our obligation to make payments on a Note will be limited to an amount equal to the lender member’s pro rata share of amounts we receive with respect to the corresponding borrower loan for that Note, net of our 1.0% servicing fee.  We do not guarantee payment of the Notes or the corresponding borrower loans, and the Notes are not obligations of the borrower members.

•                  The Notes will bear interest from the date of issuance, be fully amortizing and be payable monthly.

•                  Each Note will have an initial maturity of between three months and seven years from issuance as described in this prospectus.

We will offer Notes to our lender members at 100% of their principal amount.  The Notes will be offered only through our website, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange.  The Notes will not be transferable except through our Note trading platform by a registered broker-dealer yet to be determined.  There can be no assurance, however, that a market for Notes will develop on our Note trading platform.  Therefore, lender members must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2008

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ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Borrower Payment Dependent Notes, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus.  We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “Prosper,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Prosper Marketplace, Inc., a Delaware corporation.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).  Following the date of this prospectus, we plan to offer Notes continuously, and we expect that sales of Notes will occur on a daily basis through the operation of our platform.

We will prepare prospectus supplements to update this prospectus, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments.  We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website.  When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus.  We currently anticipate that post-effective amendments will be required, among other times, when we change material terms of the Notes offered through our platform.  We currently expect that these changes will be disclosed in prospectus supplements posted on our website at the time of filing of the post-effective amendment, rather than through complete revisions to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering.  In addition, upon the effectiveness of our registration statement, we will be required to file annual, quarterly and current reports and other information with the SEC.  You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement.  Some items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement.  Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 16, before deciding whether to purchase our Notes.

Overview

Prosper provides a person-to-person online credit auction platform, which we refer to as our “platform,” that enables its borrower members, or “borrowers,” to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding or purchase of specific loans made to borrowers.

About the Loan Platform

Through our online platform, borrower members can request and obtain personal, unsecured loans by posting anonymous “listings” on the platform indicating the principal amount of the desired loan, the maximum interest rate the borrower is willing to pay and the term of the desired loan.  Our platform also enables certain financial institution members to offer previously-funded consumer loans for sale by posting listings on the platform indicating the remaining principal balance of the loan and the interest rate the borrower is obligated to pay on the loan.  When a borrower registers on our platform we obtain the borrower’s social security number, state driver’s license or state identification card number and bank account information to verify the borrower’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  We also assign one of seven letter credit grades (AA, A, B, C, D, E and HR (High Risk)), based on the borrower’s credit score, for each borrower loan listed.  The borrowers’ credit grades, debt-to-income ratios and other credit data are displayed with their listings and are available for viewing by lender members on an anonymous basis.  We also service the borrower loans on an ongoing basis.

Our platform also provides our lender members with the opportunity to provide an indirect source of funding of specific borrower loans with credit characteristics, interest rates and other terms the lender members find attractive by purchasing Notes that in turn are dependent for payment on payments we receive on the corresponding borrower loan. See “About the Platform.”

The Notes.  Our lender members will have the opportunity to buy Notes issued by Prosper.  Lender members access our platform and “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding borrower loan and the minimum interest rate they are willing to receive.  By making a bid on a borrower’s listing, a lender member is committing to purchase from Prosper a Note in the principal amount of the lender’s bid.  The lender members who purchase the Notes will designate that the sale proceeds be applied to facilitate the funding or purchase of a corresponding borrower loan listed on our platform.  The Notes will be special, limited obligations of Prosper only and not obligations of any borrower.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans—even though, in the case of previously-funded loans, the corresponding loan upon which the Notes are dependent for payment may be secured by real property or personal property.

Prosper will pay principal and interest on each Note in a series in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Prosper receives on the corresponding borrower loan for that series, net of Prosper’s 1.0% servicing fee.  Prosper will also pay to lender members any other amounts Prosper receives on each corresponding borrower loan, including late fees and prepayments, subject to the servicing fee, except that Prosper will not pay to lender members any non-sufficient funds fees for failed borrower payments or collection fees we or a third-party collection agency charge.  If Prosper were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a general unsecured claim against Prosper that may or may not be limited in recovery to such borrower payments.  See “Risks Related to Prosper, the Platform and Our Ability to Service the Notes.”

The Borrower Loans.  All loans requested by borrowers and originated through our website are unsecured obligations of individual borrower members with a fixed interest rate and a loan term ranging from three months to seven years.  All borrower loans we originate are funded by WebBank, a Federal Deposit Insurance Corporation (“FDIC”) insured, Utah-chartered industrial bank.  After funding a loan, WebBank sells and assigns the loan to

Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  WebBank has no obligation to purchasers of the Notes.  For all borrower loans, except for our verification of the borrower identity against data from consumer reporting agencies and other identity and anti-fraud verification databases, listings are posted without obtaining any documentation of the borrower’s ability to afford the loan.  In limited instances, we verify the income, employment, occupation or other information provided by borrowers in listings.  This verification is normally done at the pre-funding stage, after the listing has been created and bidding has ended, and therefore the results of our verification are not reflected in the listings.  See “About the Platform—How the Platform Operates—Loan Funding and Purchases of Notes.”

Previously-funded Borrower Loans.  In addition to loans requested by borrowers and originated through our website, our platform also enables our financial institution members to offer previously-funded loans for sale by posting listings on the platform indicating the remaining principal balance of the loan and the interest rate the borrower is obligated to pay on the loan.  Previously-funded loans offered for sale by our financial institution members are owned by the financial institution offering the loan for sale, and have a fixed interest rate and terms of between three months and seven years.  These previously-funded loans may be unsecured or secured by real property or personal property.  Lender members access our platform and make purchase commitments for Notes that are dependent for payment on payments we receive on the previously-funded loans.  Lender members bid the amount they are willing to commit to the purchase of a Note and minimum interest rate they are willing to receive in the same manner as they would for borrower loans originated on our platform.  At the close of the auction bidding period if bids totaling the listed sale price are received, the financial institution member sells and assigns the loan to Prosper, without recourse to the financial institution, in exchange for the listed sale price of the previously-funded loan.  Financial institution members offering previously-funded loans for sale on the platform have no obligation to purchasers of the Notes.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans, even though the corresponding loan upon which the Notes are dependent for payment may be secured by real property or personal property.  Although we obtain the borrower’s social security number, name and address from the financial institution member offering the previously-funded loan for sale, we do not obtain any documentation of the borrower’s ability to afford the loan.

Lender Member Portfolio Plans.  Lender members may also use our proprietary search engine to bid by creating a “portfolio plan” indicating the aggregate amount of funds to be bid on listings that meet specified criteria, including the maximum amount that may be bid on one listing, the minimum interest rate the lender member is willing to receive and other borrower-specific criteria such as the credit grade or grades of borrowers, credit characteristics, group affiliations or debt-to-income ratio.  Lender members may have more than one portfolio plan in place at once and may bid selectively while one or more portfolio plans are in place.  See “About the Platform—How the Platform Operates—How to Bid to Purchase Notes.”

Corporate Information

We were incorporated in the State of Delaware in March 2005, and our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Prosper’s telephone number at this location is (415) 593-5400.  Prosper’s website address is www.prosper.com.  Information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in February of 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly.  Under that structure the borrower loans were evidenced by individual promissory notes in the amount of each lender member’s winning bid, which notes were thereafter sold and assigned to each lender member with a winning bid, subject to our right to service the borrower loans.

From October16, 2008 until the date of this prospectus, we did not offer lender members the opportunity to make any purchases on our platform.  During this time, we also did not accept new lender registrations or allow new loan purchase commitments from existing lender members.  We continued to service all borrower loans originated on the platform on or before October 16, 2008, and lender members had the ability to access their accounts, monitor their borrower loans and withdraw available funds without charges.  We also limited the borrowing side of our platform during this period.  Borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with Prosper that could make or facilitate a loan to the borrower.

We have made significant changes to the operation of our lending platform that will become effective as of the date of this prospectus.  Our historical financial results and much of the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the structure of our lending platform and our operations prior to the date of this prospectus.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

THE OFFERING

Issuer	Prosper Marketplace, Inc.

Notes offered	Borrower Payment Dependent Notes, issued in series, with each series of Notes related to one corresponding borrower loan.

Offering price	100% of principal amount of each Note.

Initial maturity date	Maturities range from three months to seven years following issuance and match the maturity date of the corresponding borrower loan.

Final maturity date/ Extension of maturity date

One year after the initial maturity date.  Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to Prosper upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date.  If there are any amounts under the corresponding borrower loan still due and owing to us after the final maturity date, we will have no further obligation to make payments on the Notes of the series even if we receive payments on the corresponding borrower loan after the final maturity date.

Interest rate	Each series of Notes will have a stated, fixed interest rate, which is the interest rate for the corresponding borrower loan.

Setting of interest rate

Interest rates vary among the Notes, but each series of Notes that corresponds to a single borrower loan will have the same interest rate. Interest rates are determined in an auction format where prospective borrowers list the maximum interest rate they are willing to pay, and lender members bid the minimum interest rate they are willing to receive. For previously-funded loans, financial institution members list the sale price for the loan, the remaining principal balance of the loan and the interest rate the borrower is obligated to pay on the loan. The interest rate for all Notes with respect to a corresponding borrower loan is determined at the end of a seven-day listing period. If by the end of the listing period a listing receives purchase commitments in an aggregate amount equal to the corresponding borrower loan, then the interest rate is fixed for the term of the Notes at the minimum interest rate acceptable to all lender members who are the winning bidders for the Notes. Borrowers requesting loans and financial institution members offering previously-funded loans for sale may elect to forego the potential benefits of auction bidding and designate their listing for “automatic funding,” in which case the bidding period will end automatically as soon as the listing receives bids totaling the amount requested in the listing, and the interest rate will be fixed at the minimum interest rate acceptable to all lender members who are winning bidders.

Payments on the notes

We will pay principal and interest on any Note a lender member purchases in an amount equal to the lender member’s pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee. We will also pay lender members any other amounts we receive on the corresponding borrower loan, including late fees and prepayments, subject to our 1.0% servicing fee, except that we will not pay to lender members any non-sufficient funds fees or collection fees we or a third-party collection agency charge. We will make any payments on the Notes when we receive the payments from borrower members on the corresponding borrower loan. The Notes are not subject to any credit enhancement. See “About the Platform—Description of the Notes” for more information.

Corresponding borrower loans to consumer borrowers

Lender members who purchase Notes of a particular series will designate Prosper to apply the proceeds from the sale of each series of Notes to the purchase of a corresponding borrower loan originated through our platform to an individual consumer who is one of our borrower members. Each borrower loan originated through our platform is a fully amortizing consumer loan made by WebBank to an individual Prosper borrower member with a loan term of between three months and seven years. WebBank subsequently assigns the borrower loan to Prosper without recourse to WebBank in exchange for the principal amount of the corresponding borrower loan. Borrower loans have interest rates set by the auction bidding process described above, which interest rates range from 0% to 36%. Borrower loans are repayable in monthly installments and are unsecured and unsubordinated. Borrower loans may be repaid at any time by our borrower members without prepayment penalty. Except for our verification of the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases, borrower listings are posted without obtaining any documentation of the borrower member’s ability to afford the loan. In limited instances, we verify the income, employment, occupation or other information provided by borrowers in listings. This verification is normally done at the pre-funding stage, after the listing has already been created and bidding has ended, and therefore the results of our verification are not reflected in the listings. See “About the Platform” for more information.

Corresponding previously-funded loans to consumer borrowers

Lender members who purchase Notes of a particular series will designate Prosper to apply the proceeds from the sale of each series of Notes to the purchase of a corresponding previously-funded loan offered on our platform by financial institution members. Each previously-funded loan will have a fixed interest rate and maturities of between three months and seven years. The financial institution member subsequently assigns the previously-funded loan to Prosper without recourse to such financial institution member in exchange for the principal amount of the corresponding borrower loan. Borrower loans have interest rates set by the auction bidding process described above. The previously-funded loans are repayable in monthly installments.  Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans, even though the corresponding loan upon which the Notes are dependent for payment may be secured by real property or personal property.  Generally, the previously-funded loans may be repaid at any time by the borrower without prepayment penalty.

Ranking

The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Prosper. The Notes will be unsecured special, limited obligations of Prosper. Holders of Notes do not have a security interest in the corresponding borrower loan or the proceeds of that loan.

In the event of a bankruptcy or similar proceeding of Prosper, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Prosper are uncertain. If Prosper were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Prosper that may or may not be limited in recovery to the corresponding borrower loan payments. See “Risk Factors—Risks Related to Prosper, our Platform and Our Ability to Service the Notes” for more information.

The Notes do not restrict Prosper’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Prosper, including on the borrower loans corresponding to the Notes.

Servicing fee

Prior to making any payments on the Notes, we receive a servicing fee equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan, which we deduct from each lender member's share of the borrower loan payments. See “About the Loan Platform—How the Platform Operates—Post-Funding Loan Servicing and Collection” for more information. The servicing fee will reduce the effective yield on Notes below their stated interest rate.

Use of proceeds	We will use the proceeds of each series of Notes to purchase the corresponding borrower loan originated through our platform. See “About the Loan Platform” for more information.

Electronic form and transferability

The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Note trading platform by a registered broker-dealer yet to be determined. There can be no assurance, however, that a market for Notes will develop on the trading platform. Therefore, lender members must be prepared to hold their Notes to maturity. See “About the Platform—Trading Platform” for more information.

Transfer fee

We intend to charge all selling lender members a nonrefundable resale listing fee of $0.25 per Note being listed for auction resale. Listing fees will be charged and collected at the time the listing is posted on our trading platform by deducting the resale listing fee from the selling lender member’s funding account.

U.S. federal income tax consequences

Although the matter is not free from doubt, Prosper intends to treat the Notes as debt instruments of Prosper that have original issue discount (OID) for U.S. federal income tax purposes. Accordingly, a holder of a Note will be required to include OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest payments on the Note), regardless of such holder’s regular method of tax accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See “About the Platform—Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability

Lender members should be aware that we may apply financial suitability standards or maximum investment limits to residents of certain states. If established, before purchasing Notes each lender member will be required to represent and warrant that he or she meets these minimum financial suitability standards and maximum investment limits. See “About the Platform—Financial Suitability Requirements” for more information.

The following diagram illustrates the basic structure of our platform for a single series of Notes.  This graphic does not demonstrate many details of our platform, including the effect of pre-payments, late payments, late fees or collection fees.  See “About the Platform” for more information.

Lender Member
Lender Member
Lender Member
Purchase price of Notes, designated to facilitate funding of a selected borrower loan
Notes, providing for payments equal to monthly payments received by Prosper from borrower, net of 1.0% servicing fee
Prosper Indenture
Prosper
Monthly payments of principal and interest on corresponding borrower loan
Purchase of selected corresponding borrower loan
Non-recourse sale of corresponding borrower loan promissory note
Monthly payments of principal and interest on corresponding previously-funded borrower loan
Purchase of selected corresponding previously-funded borrower loan
Non-recourse sale of corresponding previously-funded borrower loan promissory note
Borrower Member
Loan Proceeds
Corresponding borrower loan promissory note
WebBank
Borrower
Loan Proceeds
Initial previously funded promissory note
Financial Member

QUESTIONS AND ANSWERS

Q:               Who is Prosper?

A:                Prosper provides a person-to-person online credit auction platform that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which provide an indirect source of funding of specific loans made to individual borrowers.

Q:               Who is WebBank?

A:                WebBank is an FDIC-insured Utah-chartered industrial bank that is authorized or permitted to make borrower loans in the states where our borrower members reside, and makes all borrower loans originated through our platform.

Q:               What is our platform?

A:                Our platform is an online auction-style marketplace for loans that facilitates loans to borrowers with interest rates set through auction-style competitive bidding among individuals or institutions who register as lender members of Prosper.  Our platform allows borrower members to request and obtain personal, unsecured loans by posting anonymous “listings” on the platform indicating the principal amount requested, the maximum interest rate the borrower is willing to pay and the term of the desired loan.  We also provide our lender members with the opportunity to facilitate the funding of specific borrower loans with credit characteristics, interest rates and other terms the lender members find attractive by purchasing Notes that in turn are dependent for payment on payments we receive on the corresponding borrower loans.  When a borrower registers on our platform, we obtain the borrower member’s social security number, state driver’s license or state identification card number and bank account information to verify the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  We also assign one of seven letter credit grades (AA, A, B, C, D, E and HR (High Risk)), based on the borrower’s credit score, to each borrower member who posts a listing.  The borrower members’ credit grades, debt-to-income ratios and other credit data are displayed with their listings and are available for viewing by lender members on an anonymous basis.  Our lender members bid on borrower listings by indicating an amount they are willing to commit to the purchase of a Note issued by Prosper, with the proceeds of the sale of a series of Notes used to purchase the specific borrower loan described in the listing on which the bid was made.  We also service the borrower loans on an ongoing basis.  See “About the Platform” for more information.

Q:               What is a listing?

A:                A listing is a request by a borrower member for a borrower loan in a specified amount, at an interest rate equal to the maximum interest rate set forth in the listing.  In addition to the borrower’s requested loan amount and maximum interest rate, listings contain the borrower’s credit grade and debt-to-income ratio, summary information from the borrower’s credit report, and self-reported occupation, employment status and range of income, and may include photos or the borrower’s narrative description of (i) why the loan is being requested and (ii) borrower’s financial situation.  Listings may only be created by individuals registered as borrowers on our platform.  Listings are displayed publicly on our platform, although certain information is only viewable by registered lender members.

Q:               What is a bid?

A:                A bid is a lender member’s commitment to purchase a Note in the principal amount of the lender member’s bid.  A borrower loan will be made to a borrower member if the listing has received bids totaling the full amount of the requested loan.  Lender members “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on payments we receive on the borrower loan corresponding to the listing, and the minimum interest rate they are willing to receive.  Lenders must have funds in the amount of the bid in the Lender member’s funding account at the time the bid is made.  Currently, a bid may be between $50 and the full amount of the listing.  Once a bid is placed, it is irrevocable, and during the time a bid is a “winning” bid on the listing, the amount of the bid is not permitted to be withdrawn from the lender member’s funding account.  Lender member bids become “winning” bids if such bids are in the group of bids for Notes that, in an aggregate, correspond to the principal amount of the corresponding borrower loan and are in the lowest interest rate among all bids placed against the listing.

Q:               What are our Borrower Payment Dependent Notes?

A:                Our lender members may buy Borrower Payment Dependent Notes issued by Prosper, which we refer to as the “Notes.”  The proceeds of each series of Notes will be designated by the lender members who purchase the Notes of the series to facilitate the funding of a corresponding borrower loan originated through our platform to an individual consumer who is one of our borrower members.  Each series of Notes will have a stated interest rate, which is the interest rate for the corresponding borrower loan.  We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee.  We will also pay you any other amounts we receive on the Notes, including late fees and prepayments, subject to our servicing fee, if any, except that we will not pay you any non-sufficient funds fees or collection fees we or a third-party collection agency charge.  The servicing fee will reduce the effective yield on your Notes below their stated interest rate.  The Notes are special, limited obligations of Prosper only and not the borrower members.  The Notes will be unsecured and do not represent an ownership interest in the corresponding borrower loans.

Q:               What are the borrower loans?

A:                The borrower loans are unsecured obligations of individual borrower members with an interest rate determined in an auction format and loan terms ranging from three months to seven years.  Each borrower loan is originated through our website, funded by WebBank and sold and assigned to Prosper the day after it is made in exchange for the principal amount of the corresponding borrower loan.  A borrower loan will be made to a borrower member only if the borrower’s listing has received bids totaling the full amount of the requested loan.

Q:               Do member lenders loan funds directly to borrower members?

A:                No.  Lender members do not make loans directly to our borrower members.  Instead, lender members purchase Notes issued by Prosper, the proceeds of which are designated by the lender members who purchased the Notes to facilitate the funding of a loan to an individual borrower member originated through the Prosper platform.  We use all proceeds we receive from issuences of the Notes to purchase the corresponding borrower loans.  Even though lender members do not make loans directly to borrower members, they will nevertheless be wholly dependent on borrower members for repayment of any Notes lender members may purchase from Prosper.  If a borrower member defaults on its payment obligations under the corresponding borrower loan, Prosper will not have any obligation to make any payments on the related Notes.

Q:               Who are our lender members?

A:                Our lender members are individuals and organizations that have the opportunity to buy our Notes.  Lender members must register on our website.  During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the Prosper website, and must enter into a note purchase agreement with Prosper, which will govern all purchases of Notes the lender member makes.

Q:               What kinds of loans are available to borrower members on our platform?

A:                Borrowers can request closed-end, unsecured, fully-amortizing fixed-rate loans, with payments due monthly, with loan terms between three months and seven years.  Borrowers can repay the full amount of the borrower loan or make partial prepayments of principal at any time; there are no early payment or prepayment penalties associated with the Notes.

Q                   What borrower loan amounts are available on our platform?

A:                Borrowers may currently request loans in amounts ranging from $1,000 to $25,000.

Q:               What is a Portfolio Plan?

A:                Lender members may bid by creating a “portfolio plan” indicating the aggregate amount of funds to be bid on listings that meet specified criteria, including the maximum amount that may be bid on one listing, the minimum interest rate the lender member is willing to receive and other borrower-specific criteria such as the credit grade or grades of borrowers, credit, income and employment characteristics, group affiliations or debt-to-income ratio.  Lender members may have more than one portfolio plan in place at once and may bid selectively while one or more portfolio plans are in place.

Q:               How are the Notes being offered?

A:                We are offering the Notes directly to lender members only through our website for a purchase price of 100% of the principal amount of the Notes.  We are not using any underwriters, and there will be no underwriting discounts.

Q:               Will I receive a certificate for my Notes?

A:                No.  The Notes are issued only in electronic form.  This means that each Note will be stored on our website.  You can view your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:               Will the Notes be listed on an exchange?

A:                No.  The notes will not be listed on any securities exchange.

Q:               Will I be able to sell my Notes?

A:                The Notes will not be transferable except through the Note trading platform by a registered broker-dealer yet to be determined.  There can be no assurance, however, that a market for Notes will develop on the trading platform.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Trading Platform” for more information.

Q:               Who are the borrowers?

A:                A borrower may be any natural person at least 18 years of age who is a U.S. resident in a state where loans through the platform are available, with a bank account and a social security number.  After passing Prosper’s anti-fraud and identity verification process, borrowers can request unsecured loans at rates which are determined by an auction process.  Prosper currently allows borrowers to post listings on our platform regardless of their income.  Prosper reserves the right to restrict access to our platform by setting minimum credit or other guidelines for borrowers.  Currently, a borrower must have a credit score of at least 520 in order to post a listing on our platform.

Q:               How does Prosper verify a borrower’s identity?

A:                When a borrower registers on our platform, Prosper requests his or her name, address, social security number, state driver’s license or state identification card number and bank account information to verify the borrower’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  See “About the Platform—How the Platform Operates” for more information.

Q:               Who can be a lender member and place bids on our platform?

A:                Any natural person at least 18 years of age who is a U.S. resident with a bank account and a social security number or any institution with a taxpayer identification number can be a lender member and place bids on our platform.  In order to bid on a listing, a lender member must have funds on deposit in a Prosper funding account in at least the amount of the lender member’s bid.

Q:               Does Prosper or WebBank participate in the platform as a lender member?

A:                No, neither Prosper nor WebBank participates in our platform as a lender member.  The directors or executive officers of Prosper have in the past and may in the future participate as lender members on our platform.  WebBank is the originating lender of all borrower loans made through our platform, then assigns the borrower loans to Prosper.

Q:               Do lender members need to be licensed as a consumer lender or finance company?

A:                Our platform is designed and structured in a manner such that the activities performed by lender members on our platform do not trigger state lending or finance company licensing requirements.  States that have lending or finance company licensing laws normally require a lending license for persons who engage in the business of making loans.  All borrower loans originated on our platform are made by WebBank from WebBank’s own funds, and WebBank is the named lender on all promissory notes representing borrower loans.  Prosper performs its identity and anti-fraud verification process on all borrower loans and services the borrower loans.  WebBank is the originating lender and has authority to make borrower loans in all states where loans through the platform are available.  Persons who register as lender members do not lend money, but rather purchase Notes issued by Prosper.  The proceeds of the sale of Notes are not disbursed to borrowers.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information and “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:               Can borrowers have more than one loan outstanding at any one time?

A:                Yes.  Borrowers may have up to two loans originated through the platform outstanding at any one time, provided that the aggregate outstanding principal balance of both loans does not exceed $25,000.  Currently, to be eligible to obtain a second borrower loan,

•                  borrowers must be current on their existing borrower loan, and must not have been more than fifteen days past due in making their most recent monthly borrower loan payments for a specified number of months (between six and twelve, depending on the borrower’s credit grade),

•                  borrowers may not post a listing for a second borrower loan within a specified number of months (between six and twelve, depending on the borrower’s credit grade) following the date of origination of their existing borrower loan, and

•                  the borrower’s credit grade must not drop below what it was when the borrower’s existing loan was obtained (except that a drop of one grade is allowed for borrowers with a credit grade of AA, A, B or C).

Borrower eligibility requirements for second loans are subject to change from time to time.

Q:               How are interest rates and payments calculated?

A:                The interest rate on a Note is the rate determined by our platform’s auction system and is fixed at the minimum interest rate acceptable to all lender members who are the winning bidders for Notes that are dependent for payment on payments we receive on the corresponding borrower loan listed at the expiration of the auction bidding period.  Payments on each Note are due each month, based on a fully-amortized repayment schedule over a term ranging from three months to seven years.  Each monthly payment on a Note is the same, except that the final payment includes the then remaining principal, unpaid accrued interest, and unpaid late fees and non-sufficient funds fees due on the Note.  See “About the Platform—How the Platform Operates—How to Bid to Purchase Notes” for more information.

Q:               How much money can lender members bid on our platform?

A:                Our platform currently allows lender members to bid as little as $50 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.

Q:               What are credit grades?

A:                A credit grade is a letter grade that we assigns to a borrower member based on the borrower’s credit score, for use solely on our platform.  We obtain the borrower’s credit score from an independent consumer reporting agency and assigns one of seven letter credit grades, corresponding to seven credit score tiers, with more favorable credit grades assigned to the higher scores.  A borrower’s credit grade is displayed with his or her listing and is available for viewing by lender members who consider bidding on the listing.  The numerical credit score is not displayed or disclosed to anyone (including the borrower).  See “About the Platform—How the Platform Operates—Minimum Credit Criteria and Underwriting” for more information.

Q:               What is a debt-to-income ratio?

A:                Part of a borrower member’s credit profile displayed in listings is a debt-to-income ratio (or DTI).  DTI is a measurement of the borrower’s ability to take on additional debt.  This number takes into consideration how much debt the borrower had prior to requesting a borrower loan in addition to what the borrower’s debt will be if the requested borrower loan is made.  The DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly income (before taxes) into his or her monthly non-housing debt payments.  Borrower income is self-reported, and Prosper does not verify any borrower’s income when calculating DTI for the listings.

Q:               Does Prosper verify the listing information provided by borrower members?

A:                When a borrower registers on our platform, we obtain his or her social security number, state driver’s license or state identification card number and bank account information in an effort to verify the borrower’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.

In most instances, we do not verify the income, employment and occupation or other information provided by borrowers in listings.  The borrower’s income, employment and occupation are self-reported, and the borrower’s DTI is determined by Prosper from a combination of the borrower’s self-reported income and information from the borrower’s credit report.  The credit data that appears in listings is taken directly from a credit report obtained on the borrower from a consumer reporting agency, without any review or verification by Prosper.  Prosper does not verify any statements by borrowers as to how borrower loan proceeds are to be used and does not confirm after borrower loan funding how borrower loan proceeds were used.  In most instances, homeownership status is derived from the borrower’s credit report, but is not verified by Prosper; if the report reflects an active mortgage loan, the borrower is presumed to be a homeowner.  In connection with our identity and anti-fraud verification of borrowers, we verify the borrower’s bank account to determine that the borrower is a holder of record of the account.

We reserve the right in the Borrower Registration Agreement to verify at any time all statements and information provided by borrowers in listings, and we have the right to cancel listings or refuse to fund a borrower loan if material misstatements or inaccuracies are found in a listing or other information provided by a borrower.  In the limited instances where we choose to verify the income, employment, occupation or other information provided by borrowers in listings, the verification is normally done at the pre-funding stage, after the listing has already been created and bidding has ended.  In such cases, the results of our verification would not be reflected in the listings themselves.

Q:               Are the Notes secured by any collateral?

A:                No.  The Notes are not secured by any collateral, including the corresponding borrower loans, and are not guaranteed or insured by any governmental agency or instrumentality or any third party.  The Notes are not subject to any credit enhancement.

Q:               How do lender members receive payments on the Notes?

A:                All payments on the Notes are processed through the Prosper platform.  If and when we make a payment on a Note, the payment will be deposited in the lender member’s Prosper account.  Lender members may elect to have available balances in their Prosper account transferred to their bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

Q:               What happens if a borrower misses a payment or does not repay its borrower loan?

A:                Borrowers who miss payments face the same consequences as they would if they missed payments on any form of bank or other commercial credit obligation, including the reporting of late payments to consumer reporting agencies.  Borrowers also incur late fees for missed or delinquent payments, to the extent allowed by applicable law.  Such late fees are collected by Prosper and passed on to the lender members who own the Notes dependent for payment on payments we receive from that borrower loan.

When a borrower’s payment is late, we communicate directly with the borrower to encourage repayment.  After 30 days, we refer the borrower loan to a nationally-licensed collection agency, which makes further attempts to collect delinquent amounts and have the borrowers bring the account current.  Borrower loans that become 120 days past due are charged off.  Depending on market conditions, we either sell charged off loans to an unaffiliated third party debt purchaser or continue to collect on those accounts, and we may in our discretion institute legal proceedings to collect the debt.  We report loan delinquencies and charge-offs to consumer reporting agencies, which negatively impacts the borrower’s credit file.  Borrowers whose loans are charged off are not permitted to post any further listings on our platform.  See “About the Platform—Post-Funding Loan Servicing and Collection” for more information.

Q:               What guarantees do lender members have that a Note will be paid?

A:                There are no guarantees that a Note will be paid.  See “Risk Factors—Risks Related to Borrower Default” for more information.

Q:               Can lender members collect on late payments themselves?

A:                No.  Under the Lender Registration Agreement, each lender member agrees that under no circumstances may a lender member attempt collection of a late payment themselves.  Lender members must depend on Prosper or our third-party collection agents to pursue collection on delinquent borrower loans.  If collection action must be taken in respect of a borrower loan, we or the collection agency will charge a collection fee of between 15% and 30% of any amounts that are obtained.  These fees will correspondingly reduce the amounts of any payments you receive on the Notes.

Q:               What happens if a borrower repays early?

A:                We allow borrower members to make extra payments on, or prepay, their borrower loans in part or entirely at any time without penalty.  In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan on which Notes are dependent, lender members will receive their pro-rata share of such prepayment, net of our servicing fee, and interest will stop accruing after the date on which such prepayment is received by us.  If a borrower member partially prepays a borrower loan, we will pay lender members their share of the prepayment amount we receive, net of our servicing fee, and the amount of the prepayment will reduce the principal amount on the Note.  See “About the Platform—Description of the Notes—Prepayments” for more information.

Q:               How are the Notes treated for United States federal income tax purposes?

A:                Although the matter is not free from doubt, Prosper intends to treat the Notes as debt instruments of Prosper that have original issue discount (OID) for U.S.  federal income tax purposes.  Accordingly, a holder of a Note will be required to include OID in income as ordinary interest income for U.S.  federal income tax purposes as it accrues (which may be in advance of interest payments on the Note), regardless of such holder’s regular method of tax accounting.  Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S.  federal, state, local and non-U.S.  tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).  See “About the Platform—Material U.S.  Federal Income Tax Considerations” for more information.

Q:               What is a group?

A:                A group can be any collection of people with common interests, including social, cultural, ethnic, professional, educational, athletic, religious, or any other official or unofficial affiliation.  Groups may consist of borrowers, lender members or registered Prosper users who have not taken a role, or any combination of the above.  Groups allow people to join together for the common goal of borrowing money at better rates and give borrowers an additional incentive — the group’s reputation — to meet their obligation to repay a borrower loan.

Q:               What are the benefits of group membership?

A:                Borrower listings identify the group, if any, to which the borrower belongs.  Groups are rated according to the collective repayment performance of the group’s members on borrower loans, and the group ratings are displayed on our platform.  Prosper believes that highly-rated groups (i.e., those with members who reliably repay their borrower loans) may draw more favorable bids from lender members, resulting in borrower loans with lower interest rates for the group’s borrowers.  Prosper also believes that the group structure may positively influence borrowers’ loan repayment performance, in that borrowers in groups may be less likely to default since default would negatively affect the group to which they belong.

Q:               Do groups guarantee their members’ borrower loans?

A:                No.  Groups do not guarantee their members’ obligations under any borrower loan in any way, nor do group members guarantee the borrower loans of fellow group members.  Borrowers are fully responsible for their own credit obligations.

Q:               Do groups make lending decisions or set rates for their members’ borrower loans?

A:                No.  Groups do not make lending decisions or set interest rates, although members of groups can affect rates by bidding on their fellow group members’ listings.

Q:               How is Prosper regulated?

A:                The servicing of Notes is subject to state and federal regulation.  Prosper and the borrower loans originated through the platform must comply with applicable state laws, including licensing and disclosure requirements.  In addition, we must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  We are subject to examination, supervision, and potential regulatory investigations and enforcement actions by state and federal agencies, such as the Federal Trade Commission, that administer the federal consumer protection laws.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information

Q:               How is WebBank regulated?

A:                WebBank’s lending activities are subject to state and federal regulation.  WebBank and the borrower loans it makes must comply with applicable state lending laws, to the extent such laws are not preempted by federal law applicable to state-chartered industrial banks.  In addition, WebBank must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  WebBank is subject to examination, supervision, and potential regulatory investigations and enforcement actions by state agencies that regulate Utah-chartered industrial banks, and federal agencies, such as the FDIC, that regulate industrial banks and administer the federal consumer protection laws.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

Q:               How does Prosper make money from our platform?

A:                Each time a borrower loan is funded, the borrower is charged a transaction fee of 2.0% or 3.0% of the amount of the borrower loan (depending on the borrower’s credit grade), subject to a $75 minimum transaction fee.  The transaction fee is paid by the borrower out of the proceeds of the borrower loan at the time the borrower loan is funded.  The transaction fee is paid to WebBank, and Prosper receives amounts equal to the transaction fees as compensation for loan origination activities.  In addition, Prosper currently charges lender members a servicing fee equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan, which we deduct from the payment we receive on the corresponding borrower loan.  If Prosper establishes the trading platform on which the Notes may be resold, Prosper intends to charge all lender members selling a Note a nonrefundable resale listing fee of $0.25 per Note being listed for auction resale.  Listing fees will be charged and collected at the time the listing is posted on the trading platform by deducting the resale listing fee from the selling lender member’s funding account.

Q:               Are there any risks associated with an investment in the Notes?

A:                Yes.  The Notes are highly risky and speculative.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” for more information.

Q:               What if Prosper were to go out of business?

A:                No new borrower loans would be created and, we would assign our servicing obligations to a suitable third party loan servicer.  All existing Notes would be serviced to completion by such third party loan servicer.  The third party loan servicer would take over the administrative responsibilities related to the Notes such as the collection and transfer of monthly payments, providing timely payment notices, monthly lender member statements and required tax documentation, overseeing the collection of delinquent Notes on behalf of the lender members, and reporting payment performance to consumer reporting agencies.  We are in ongoing negotiations with a loan servicing company who is willing and able to transition servicing responsibilities in the event we can no longer do so.  The third party is a financial services company who has extensive experience and knowledge entering into successor loan servicing agreements.  As well, they will provide monthly investor reports on our loan servicing activity that will be available to all registered users.  Contract negotiations are ongoing and we expect our service contract to be finalized by December 31, 2008.  If Prosper is unable to assign its servicing obligations to a suitable third party loan servicer, borrowers would still be obligated to make payments on their Notes, but lender members’ ability to collect on the Notes may be substantially impaired.  See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Q:               What if WebBank were to go out of business?

A:                If Prosper were unable to identify and reach agreement with a suitable state-chartered or federally-chartered bank to take the place of WebBank, loans would be made by Prosper under the authority of its state lending licenses or other applicable state law.  See “Risk Factors—Risks Relating to Compliance and Regulation—We rely on our agreement with WebBank to originate loans to qualified borrower members on a uniform basis throughout the United States” for more information.

RISK FACTORS

Our Notes involve a high degree of risk.  You should carefully consider the risks described below before making a decision to invest in the Notes.  The risks and uncertainties described below are not the only ones you may face.  If any of the following risks actually occurs, you might lose all or part of your investment in the Notes.  You should also refer to the individual borrower profiles and borrower credit information provided on our platform.

Risks Related to Borrower Default

The Notes are risky and speculative investments for suitable investors only.

You should be aware that the Notes offered through our platform are risky and speculative investments.  The Notes are special, limited obligations of Prosper and are depend entirely on payments to Prosper of unsecured consumer finance obligations of individual borrowers under the corresponding borrower loans.  Notes are suitable only for investors of adequate financial means.  If you cannot afford to lose the entire amount of money you plan to bid and commit to purchase on Notes corresponding to borrower listings on our platform, you should not attempt to invest in the Notes.  You should not assume that a Note is an appropriate investment for you because it corresponds to a borrower loan listed on our platform.

Payments on the Notes depend entirely on payments we receive on corresponding borrower loans.  If a borrower member fails to make any payments on the corresponding borrower loan related to your Note, you will not receive any payments on your Note.

We will only make payments pro rata on the Notes of a series after we receive a borrower’s payment on a corresponding borrower loan, net of our servicing fee.  We will not pay to lender members any non-sufficient funds fees or collection fees we or a third-party collection agency charge.  If we do not receive payments on the corresponding borrower loan related to your Note, you will not be entitled to any payments under the terms of the Notes, and you will not receive any payments.

The Notes are special, limited obligations of Prosper only and are not secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrower members or any other party except Prosper, and are special, limited obligations of Prosper.  The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.

Borrower loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on Prosper and our designated third-party collection agency to pursue collection against any borrower member.

Borrower loans are unsecured obligations of borrower members.  They are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way.  Prosper and its designated third-party collection agency will, therefore, be limited in their ability to collect borrower loans.

Moreover, borrower loans are obligations of borrower members to Prosper, not obligations to holders of Notes.  Holders of Notes will have no recourse to borrower members and no ability to pursue borrower members to collect payments under borrower loans.  Holders of Notes may look only to Prosper for payment of the Notes, and Prosper’s obligation to pay the Notes is limited as described in this prospectus.  Furthermore, if a borrower member fails to make any payments on the borrower loan corresponding to a Note, the holder of that Note will not receive any payments on that Note.  The holder of that Note will not be able to pursue collection efforts against any borrower member and will not be able to obtain the identity of the borrower member in order to contact the borrower member about the defaulted borrower loan.  In addition, as described in this prospectus, in the unlikely event that we receive payments on the corresponding borrower loan relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity.  See “About the Platform—Description of the Notes” for more information.

Some of the borrowers on our platform have “subprime” credit ratings, are considered higher than average credit risks, and may present a high risk of loan delinquency or default.

Some of the borrowers on our platform are people who have had difficulty receiving loans from banks and other financial institutions on favorable terms, or on any terms at all, due to credit problems, limited credit histories, adverse financial circumstances, or high debt-to-income ratios.  Therefore, acquiring Notes dependent for payment on payments on the corresponding borrower loan to such borrower may present a high risk of loan delinquency or default.  Selected historical default rates on the Notes can be found in this prospectus under the heading “About the Platform—Historical Information About Our Borrowers and Outstanding Borrower Loans.”  There can be no assurance that such historical default rates will be indicative of future default rates or the likelihood of the delinquency or default on any Note of a particular borrower.

Borrowers’ credit information may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause you to lose all or part of the price you paid for a Note.

We obtain borrower credit information from consumer reporting agencies, and assign loan requests one of seven credit grades, based on the reported credit score.  A credit score or credit grade assigned to a borrower may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we generally do not verify the information obtained from the borrower’s credit report.  Moreover, lender members do not, and will not, have access to financial statements of borrower members or to other detailed financial information about borrower members.

Borrowers’ credit scores and the credit grades assigned on our platform may differ from the credit scores that other credit reporting services might assign to such borrowers and borrower credit scores may not reflect borrower creditworthiness.

We currently use a credit scoring model called Experian Scorex PLUSSM developed by the Experian consumer reporting agency, and we assign a letter credit grade based upon specific credit score ranges.  While the credit score ranges are similar to FICO™ or VantageScore SM credit scores (which many financial lenders use to determine credit risk), Experian does not use the same algorithm used for FICO™ or VantageScore SM credit scores.  Experian employs a predictive model which may result in credit scores that may differ considerably from the credit score that would have been assigned had we used FICO™ or VantageScore SM credit scores to compute borrower credit grades.  Any credit score or credit grade assigned to a borrower may not reflect a borrower’s creditworthiness, and may not reflect information about a borrower which may have resulted in a credit score or credit grade that would differ considerably from the credit score or credit grade assigned.  Neither Prosper nor any consumer reporting agency is liable for any errors or omissions in credit reporting or credit scores.  See “About the Platform—How the Platform Operates—Minimum Credit Criteria and Underwriting” for more information.

Additionally, we currently only retrieve a subsequent credit score for a borrower after the previous credit score is more than 30 days old.  Therefore, there is a risk that a borrower may have become delinquent in a payment, defaulted on a debt obligation, taken on more personal debt since the last credit score was retrieved, or sustained other adverse financial events, and the credit grade assigned to the borrower may not accurately reflect the borrower’s actual current creditworthiness.

Information supplied by borrowers may be inaccurate or intentionally false.

Borrowers supply a variety of unverified information that is included in the borrower loan listings on our website and in the posting reports and sales reports we will file with the SEC.  We do not verify this information, and this information may be inaccurate.  For example, we generally do not verify a borrower’s stated income, employment status or occupation, and the information borrowers supply may be inaccurate or intentionally false.  Borrowers may misrepresent their intentions for the use of borrower loan proceeds.  Prosper and WebBank do not verify any statements by borrowers as to how loan proceeds are to be used and do not confirm after loan funding how loan proceeds were used.  All borrower listings are posted on our platform without our verifying the borrower’s stated income or employment status that appears in the listing.  In the limited cases in which we have selected borrower members for income and employment verification, the verification is normally done at the pre-funding stage, after the listing has already been created and bidding has ended.  From the period from September 1, 2007 to

August 31, 2008, when we have conducted pre-funding income and employment verification approximately 56.4% of these borrowers have provided us with satisfactory responses and received a borrower loan; approximately 37.7% of these borrowers either did not provide satisfactory responses or did not respond, and their listings were cancelled; and approximately 5.9% of these borrowers either withdrew their listing or failed to receive bids totaling the amount of their requested loan.  The identity of borrowers is not revealed to lender members, and lender members also have no ability to obtain or verify borrower information either before or after they purchase a Note.  Potential lender members may only communicate with borrowers through Prosper website postings, and then only on an anonymous and unverified basis.

If you rely on false, misleading or unverified information supplied by borrowers in deciding to purchase Notes, you may lose part or all of the purchase price you pay for a Note.  Borrower loan posting and borrower information available on the Prosper website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Notes Exchange Act of 1934, as amended (the “Exchange Act”).  Borrower loan posting and borrower information filed in prospectus supplements will be subject to the liability provisions of the Securities Act.  In this prospectus, we advise potential investors as to the limitations on the reliability of this information, and a lender member’s recourse in the event this information is false will be extremely limited.

While we take many precautions to prevent borrower fraud, it is possible that fraud may occur and adversely affect a lender member’s ability to collect upon the Notes or delay the recoupment of a lender member’s investment.

We use identity and fraud checks with external databases to authenticate each borrower’s identity and credit history.  Although we use diligent efforts in this regard, there is a risk that our fraud checks could fail and fraud may occur.  Additionally, borrowers may misrepresent their intentions for the borrower loan proceeds or other information that we do not attempt to verify.  While we will repurchase Notes in limited circumstances, such as material default on the corresponding borrower loan resulting from verifiable theft of a borrower’s identity, or resulting from the failure of the corresponding borrower loan to comply at origination in material respects with applicable federal and state law, we are not obligated to repurchase a Note from you if your investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing for the underlying borrower loan, or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower’s representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the borrower loan.  If Prosper repurchases a Note, only the outstanding principal balance will be returned to the lender member.  See “About the Platform—Description of the Notes—Repurchase of the Notes by Prosper” for more information.

You must rely on Prosper and our designated third-party collection agency to pursue collection against any borrower.

Borrower loans are obligations of borrowers to Prosper, not obligations to holders of Notes.  Holders of Notes will have no recourse to borrowers and no ability to pursue borrowers to collect payments under borrower loans.  Holders of Notes may look only to Prosper for payment of the Notes, and Prosper’s obligation to pay the Notes is limited as described in this prospectus.  Furthermore, if a borrower fails to make any payments on the borrower loan corresponding to a Note, the holder of that Note will not receive any payments on that Note.  The holder of that Note will not be able to pursue collection efforts against any borrower and will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted borrower loan.  In addition, as described in this prospectus, in the unlikely event that we receive payments on the corresponding borrower loan relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity.

We do not have significant historical performance data about borrower performance on the borrower loans.  Default rates on the borrower loans may increase.

We are in the early stages of our development and have a limited operating history.  We began offering loans publicly through the platform in February of 2006.  Due to our limited operational history, we do not have significant historical performance data regarding borrower performance on borrower loans, and we do not yet know what the long-term loan loss experience will be.  The estimated default rates we display on the website have been developed from our loss histories.  Moreover, these default rates occurred prior to the recent contraction in the global financial and credit markets and significant downturn in the United States economy and borrower loans originated through our platform may default more often than similar loans have defaulted in the past.

If payments on the corresponding borrower loans relating to your Notes become more than 30 days overdue, it is likely you will not receive the full principal and interest payments that you expect to receive on your Notes due to collection fees, and you may not recover any of your original purchase price.

If the borrower member fails to make a required payment on a borrower loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the borrower loan.  Referral of a delinquent borrower loan to a collection agency on the 31st day of its delinquency will be considered reasonable collection efforts.  If we refer a loan to a collection agency, we will have no other obligation to attempt to collect that borrower loan.  We may also handle collection efforts in respect of a delinquent borrower loan directly.  If payment amounts on a delinquent borrower loan are received from a borrower member more than 30 days after their due date, then we, or, if we have referred the delinquent loan to an outside collection agency, that collection agency, will retain a percentage of any funds recovered from such borrower member as a servicing fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding borrower loan.  Collection fees range from 15% to 30% of recovered amounts.  See “About the Platform—How the Platform Operates—Post-Funding Loan Servicing and Collection” for more information.

Prosper or the collection agency may not be able to recover some or all of the unpaid balance of a non-performing borrower loan, and a lender member who has purchased a Note dependent on the non-performing borrower loan would then receive nothing or a small fraction of the unpaid principal and interest of the Note.  You must rely on the collection efforts of Prosper and the designated collection agency, and you are not permitted to attempt to collect payments on the borrower loans in any manner.

Default rates on the borrower loans may increase as a result of economic conditions beyond our control and beyond the control of the borrower.

Borrower loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers.  In particular, default rates on borrower loans on which the Notes are dependent may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S.  dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.  The recent contraction in the global financial and credit markets and significant downturn in the United States economy will likely result in an increased rate of default under the borrower loans in the future.  Accordingly, no reliance should be made on the historical rate of default for our borrower loans in determining whether to purchase your Notes.  As the current economic crisis is largely unprecedented in recent history, we cannot predict the impact these events will have on a borrower’s ability to repay future borrower loans originated on our platform, although we do not expect the default rate for borrower loans to decrease in the immediate future.

In the unlikely event that we receive payments on the corresponding borrower loans relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to Prosper upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date.  If there are any amounts under the corresponding borrower loan still due and owing to Prosper after the final maturity, Prosper will have no further obligation to make payments on the Notes of the series even if Prosper receives payments on the corresponding borrower loan after the final maturity.

The borrower loans on which the Notes are dependent do not restrict borrower members from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrower members during the term of the borrower loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If a borrower member incurs additional debt after obtaining a borrower loan through the Prosper platform, the additional debt may impair the ability of that borrower member to make payments on his or her borrower loan and your ability to receive the principal and interest payments that you expect to receive on Notes dependent for payment on payments we receive on the corresponding borrower loans.  In addition, the additional debt may adversely affect the borrower member’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower member.  To the extent that the borrower member has or incurs other indebtedness and cannot pay all of his or her indebtedness, the borrower member may choose to make payments to other creditors, rather than Prosper, on the borrower loan.

The borrower loans are unsecured credit obligations of individual borrower members.  To the extent borrower members incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower member may impair the borrower member’s ability to repay the borrower loan on which your Note is dependent for payment.  Borrower members may also choose to repay obligations under secured indebtedness before repaying borrower loans originated through our platform because the borrower members have no collateral at risk in the case of the borrower loans.  A lender member will not be made aware of any additional debt incurred by a borrower member, or whether such debt is secured.

A borrower may request that his or her bank “chargeback” a payment on a borrower loan upon which the Note is dependent for payment and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in your funding account.

A borrower chargeback is a process by which a borrower who has made a payment on a borrower loan has his or her bank cancel the payment or request a refund of that payment.  If such a chargeback occurs within four business days of the initiation of the payment, the payment will be canceled or refunded and declared delinquent.  If the chargeback occurs between four and 60 days after the initiation of payment, you must rely on us to contest the chargeback if we deem it appropriate.  If a borrower successfully processes a chargeback between four and 60 days after initiation of payment, such payment will be deducted from your Prosper account, and if you have withdrawn funds in the interim, a negative cash balance may result.

Our platform is a new concept, and the failure of a borrower to perform according to the terms of the corresponding borrower loan may impair your ability to realize all or any of your investment in the Notes.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding borrower loan.  Because our platform is a new concept, we do not have significant historical performance data regarding borrower performance on the borrower loans.  Borrowers may not view person-to-person lending obligations originated on our platform as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions.  If a borrower neglects his or her payment obligations on a borrower loan upon which payment of the corresponding Note is dependent or chooses not to repay its borrower loan entirely, you may not be able to recover any portion of your investment in a Note.

Additionally, the anticipated addition of our trading platform on which the Notes may be resold to other lender members may not materialize or lender members may not be drawn to it.  In such cases, your investment may not produce the rate of return that you originally anticipated and you may not be able to find lender members who will buy a Note that you list for resale.

Our platform may fail to comply with borrower protection laws such as state lending laws, or federal consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act.  Borrowers may make counterclaims against us, any collection agency or you after collection actions have commenced.

Applicable state laws generally regulate interest rates and other charges and require certain disclosures.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of a borrower loan upon which a series of Notes is dependent for payment.  The borrower loans are also subject to federal laws, including, without limitation, the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the loan; the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower’s credit history.  We may not always have been and may not always be in compliance with these laws.  Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal of or interest on the borrower loans and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain our platform and may result in borrowers rescinding their borrower loans.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

We regularly review the requirements of these laws and take measures aimed at ensuring that the borrower loans originated on our platform meet the requirements of all applicable laws.  However, determining compliance with all applicable laws is a complex matter and it is possible that our determination may be inaccurate or incorrect.  Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectibility of a borrower loan.

The borrower loans do not contain any cross-default or similar provisions.  If a borrower member defaults on their debt obligations other than on the borrower loan, the ability to collect on borrower loan on which your Notes are dependent for payment may be substantially impaired.

The borrower loans do not contain cross-default provisions.  A cross-default provision makes a default under certain debt of a borrower member an automatic default on other debt of that borrower member.  Because the borrower loans do not contain cross-default provisions, a borrower member’s loan will not be placed automatically in default upon that borrower member’s default on any of the borrower member’s other debt obligations, unless there are independent grounds for a default on the borrower loan.  In addition, the borrower loan will not be referred to a third-party collection agency for collection because of a borrower member’s default on debt obligations other than the borrower loan.  If a borrower member defaults on debt obligations owed to a third party and continues to satisfy his or her payment obligations under the borrower loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower member before the borrower member defaults on the borrower loan.  Payments on Notes may be substantially reduced if the borrower member subsequently defaults on the corresponding borrower loan, and you may be unable to recoup any or all of your expected principal and interest payments on those Notes.

Borrower members may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of your Notes.

Borrower members may seek protection under federal bankruptcy law or similar laws.  If a borrower member files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on hold and prevent further collection action absent bankruptcy court approval.  If we receive notice that a borrower member has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower member’s loan account into “bankruptcy status.” When we put a borrower loan into bankruptcy status, we terminate automatic monthly ACH debits and do not undertake collection activity without bankruptcy court approval.  Whether any payment will ultimately be made or received on a borrower loan after a bankruptcy status is declared depends on the borrower member’s particular financial situation.  It is possible that the borrower member’s personal liability on the borrower loan will be discharged in bankruptcy.  In most cases involving the bankruptcy of a borrower member, unsecured creditors, including Prosper as holder of the borrower loans, will receive nothing, or only a fraction of any amount outstanding on their borrower loans.  See “About the Platform—How the Platform Operates—Post-Funding Loan Servicing and Collection” for more information.

Federal law entitles borrower members who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrower members on active military service with rights that may delay or impair our ability to collect on a borrower loan corresponding to your Note.  The Service Members Civil Relief Act requires that the interest rate on preexisting debts, such as borrower loans, be set at no more than 6% while the qualified service member or reservist is on active duty.  A holder of a Note that is dependent on such a borrower loan will not receive the difference between 6% and the original stated interest rate for the borrower loan during any such period.  This law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any borrower loans in default, and, accordingly, payments on Notes that are dependent for payment on payments we receive on these corresponding borrower loans.  If there are any amounts under such a borrower loan still due and owing to Prosper after the final maturity of the Notes that correspond to the borrower loan, we will have no further obligation to make payments on the Notes, even if we later receive payments after the final maturity of the Notes.  We do not take military service into account in assigning credit grades to borrower loan requests.  See “Government Regulation—Regulation and Consumer Protection Laws—Servicemembers Civil Relief Act” for more information.

The death of a borrower member may substantially impair your ability to recoup the full purchase price of Notes that are dependent for payment on payments we receive on the corresponding borrower loan to that borrower member or to receive the interest payments that you expect to receive on the Notes.

All borrower members are individuals.  If a borrower member with outstanding obligations under a borrower loan dies while the borrower loan is outstanding, generally, we will seek to work with the executor of the estate of the borrower member to obtain repayment of the borrower loan.  However, the borrower member’s estate may not contain sufficient assets to repay the borrower loan on which your Note is dependent for payment.  In addition, if a borrower member dies near the end of the term of a borrower loan, it is unlikely that any further payments will be made on the Notes corresponding to such borrower loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Prosper is not obligated to repurchase any Notes except in limited circumstances.  If Prosper is unable to meet its repurchase obligations, you may lose your entire investment in the Notes.

Prosper is not obligated to repurchase any Note except in limited circumstances, such as material default on a Note resulting from verifiable theft of a borrower’s identity, or resulting from the failure of the corresponding borrower loan to comply at origination in material respects with applicable federal and state law.  Additionally, the Lender Registration Agreement provides that, in the event of a material breach of our representations and warranties, we must either cure the defect, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the defect in the Note.  However, we are not obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing, or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the Notes.  Even if we are obligated to repurchase a Note, there can be no assurance that we will be able to meet our repurchase obligation.  If we are unable to meet our repurchase obligations with respect to such Note you may lose all of your investment in such Note.  See “About the Platform—Description of the Notes—Repurchase of the Notes by Prosper” for more information.

Risks Inherent in Investing in the Notes

If you decide to invest through our platform and concentrate your investment in a single Note, you may increase your risk of borrower defaults.

Your expected return on your investment in the Notes depends on the performance of the borrowers on their respective obligations under the corresponding borrower loan.  There are a wide range of credit grades and borrower listings on our platform and we expect some borrowers to default on their loans.  If you decide to invest through our platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single borrower loan.  For example, if you plan to purchase $200 of Notes, and choose to invest the entire $200 in a single Note instead of in four $50 Notes corresponding to the borrower loans of four different borrowers, your entire $200 investment will depend on the performance of a single borrower loan.  It may be desirable to diversify your portfolio in order to reduce the risk that you could lose your entire investment due to a single default, or a small number of defaults.  However, diversification does not eliminate the risk that you may lose some, or all, of your investment in the Notes.

Our platform allows a borrower member to prepay a borrower loan at any time without penalty.  Borrower loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Borrower loan prepayment occurs when a borrower member decides to pay some or all of the principal amount on a borrower loan earlier than originally scheduled.  A borrower member may decide to prepay all or a portion of the remaining principal amount at any time without penalty.  In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan on which your Notes are dependent for payment, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made.  If a borrower member prepays a portion of the remaining unpaid principal balance on a borrower loan on which your Notes are dependent for payment, the term of the borrower loan will not change, but interest will cease to accrue on the prepaid portion.  If a borrower member prepays a borrower loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent for payment on payments we receive on the corresponding borrower loan, and you may not be able to find a similar rate of return on another investment at the time at which the borrower loan is prepaid.  Prepayments are subject to our 1.0% servicing fee, even if the prepayment occurs immediately after issuance of your Note.  See “About the Platform—Description of the Notes—Prepayments” for more information.

Prevailing interest rates may change during the term of the borrower loan on which your Note is dependent for payment.  If this occurs, you may receive less value from your purchase of the Note in comparison to other ways you may invest your money.  Additionally, borrower members may prepay their borrower loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The borrower loans on which the Notes are dependent for payment have terms ranging from three months to seven years and bear fixed, not floating, rates of interest.  If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested the purchase price in a different investment.

While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower member’s payments on the corresponding borrower loan, if prevailing interest rates exceed the rate of interest payable on the borrower loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

There is no prepayment penalty for borrower members who prepay their borrower loans.  If prevailing interest rates on consumer loans decrease, borrower members may choose to prepay their borrower loans with money they borrow from other sources or other resources, and you may not receive the interest payments on Notes dependent for payment on payments we receive on those corresponding borrower loans that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

The Notes will not be listed on any securities exchange, will not be transferable except through the Note trading platform, and can be held only by our lender members.  You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through our Note trading platform.  There can be no assurance that a market for Notes will develop on the trading platform, or that the trading platform will continue operation .  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Trading Platform” for more information.

If the Note trading platform fails to develop, or if the Note trading platform develops but you cannot find a purchaser for the Notes that you wish to resell, you will be forced to hold the Notes for their remaining term.

Prior to the date of this prospectus, the Notes have been non-transferable except by assignment to a debt purchaser upon default.  As soon as practicable after the date of this prospectus, Prosper intends to establish the Note trading platform on which the Notes may be resold to lender members.  We cannot guarantee that a resale market will develop for the Notes.

A Note for resale must be purchased in its entirety by a single lender member.  If your original investment was for a large principal amount or for any of the other relevant reasons discussed in this prospectus, you may find it difficult or impossible to find lender members willing to buy the Note from you.

In either of the above situations, you will be forced to hold the Note for its remaining term.  After the date of this prospectus, except for sales on the note trading platform, the Notes will continue to be non-transferable.

If you choose to post your Notes for resale on the Note trading platform, you may not realize the expected return on your investment due to changes in the creditworthiness of the borrower under the corresponding borrower loan.

The ability to resell your Note on the Note trading platform (should the Note trading platform be successfully developed) does not guarantee that you will be able to find a lender member willing to buy the Note at a price acceptable to you, or at all.  If the borrower becomes delinquent in payments under the corresponding borrower loan upon which your Note is dependent for payment, your ability to resell the Note on our trading platform will be substantially impaired.  You may have to offer the Note for sale at a substantial discount, and there is no guarantee that you will receive the expected value of the Note or any value at all.  Additionally, lender members may be less willing to bid for and purchase your Note if prevailing interest rates have changed or other investing activities have proven more attractive while you have held the Note.

You do not earn interest on funds held in you lender member account with Prosper.

Your Prosper funding account represents an interest in a pooled bank account that does not earn interest.  See “About the Platform—How the Platform Operates” for more information.

The U.S.  federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S.  federal income tax purposes.  Although the matter is not free from doubt, Prosper intends to treat the Notes as debt instruments of Prosper that have original issue discount (OID) for U.S.  federal income tax purposes.  Accordingly, a holder of a Note will be required to include OID in income as ordinary interest income for U.S.  federal income tax purposes as it accrues (which may be in advance of interest payments on the Note), regardless of such holder’s regular method of tax accounting.  You should be aware, however, that the U.S.  Internal Revenue Service (IRS) is not bound by Prosper’s characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding borrower loan for U.S.  federal income tax purposes, or for example, the

IRS could instead treat the Notes as a different financial instrument (including, for example, an equity interest or a derivative financial instrument).  Any different characterization could significantly affect the amount, timing, and character of income, gain, or loss recognized in respect of a Note.  For example, if the Notes are treated as equity of Prosper, (i) Prosper would be subject to U.S.  federal income tax on income, including interest, accrued on the borrower loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S.  federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S.  federal income taxation or the dividends-received deduction) to the extent of Prosper’s earnings and profits as computed for U.S.  federal income tax purposes.  Such a characterization may significantly reduce the amount available to pay interest on the Notes.  Accordingly, prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S.  federal, state, local and non-U.S.  tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

Risks Related to Prosper, Our Platform and Our Ability to Service the Notes

We face a contingent liability for potential securities law violations in respect of loans sold to our lender members from inception until October 16, 2008.  This contingent liability may impair our ability to operate our platform and service the borrower loans that correspond to your Notes.

Loans sold to lender members through our platform from our inception until October 16, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws.  To date, the following litigation has resulted from our prior operations.

•                  In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against us.  In connection with such proceedings, we made an offer of settlement and consented to the entry of a cease and desist order, in which we neither admitted nor denied liability, which was approved by the SEC on November 20, 2008.  The cease and desist order included a finding that we violated the registration requirements of the Securities Act, and required that we cease and desist from committing or causing any violations and any future violations in the future.

•                  On November 25, 2008, we entered into a settlement agreement with state securities regulators, to resolve matters relating to the sale and offer of unregistered securities and the omission of material facts in connection with the offer, sale or purchase of a security in various states.  Under terms of the settlement, we agreed not to offer or sell any securities in any jurisdiction until we are in compliance with that jurisdiction’s securities registration laws.  We also agreed to pay a fine of up to $1 million to the states.  The $1 million penalty is to be allocated among the states where we conduct business, based on the loan sale transaction volume in each state.  However, we will not be required to pay any portion of the fine to those states which elect not to participate in the settlement.  We have accrued approximately $425,000 in connection with this contingent liability in accordance with SFAS No. 5, Accounting for Contingencies.  In consideration of the settlement, the states will terminate their investigation of our activities related to the sale of securities before November 24, 2008.

•                  On November 26, 2008, a class action lawsuit was filed against us the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008 and alleges that we offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against us.

As a result of our prior operations, our lender members who hold these loans may be entitled to rescind their purchase and be paid their unpaid principal amount of the borrower loans plus statutory interest.  In addition, As of September 30, 2008, the aggregate principal balance of loans purchased through our platform by purchasers not affiliated with Prosper was $178.6 million.  We have not recorded an accrued loss contingency in respect of this contingent liability, although we intend to continue to monitor the situation.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation; however, the statute of limitations periods under state laws may extend for a longer period of time.  If a significant number of our lender members sought rescission, or if the class action securities lawsuit is successful, our ability to maintain our platform and service the borrower loans to which the Notes correspond may be adversely affected.

We have a limited operating history.  As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

As the number of borrowers, lender members and borrower loans originated on our platform increases, we will need to increase our facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands on our platform.  Additionally, as soon as practicable after the date of this prospectus, we intend to establish a Note trading platform on which the Notes may be resold to our lender members.  Although we cannot guarantee that a resale market will develop for the Notes, we expect that such addition to our platform may significantly increase the amount of borrower loan originations and sale activity on our platform.  Our platform is dependent upon our website in order to maintain current listings and transactions in the Notes.  We must constantly add new hardware and update our software and website, expand our customer support services, and add new employees to maintain the operations of our platform as well as to satisfy our servicing obligations on the borrower loans and the Notes.  If we are unable to increase the capacity of our platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on your Notes and periodic downtime of our systems.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing.  With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume on our platform.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other person-to-person lending platforms, including Lending Club and Virgin Money.  Competition could result in reduced volumes, reduced fees or the failure of our person-to-person lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business.  In addition, in the future we may experience new competition from more established Internet companies, such as eBay Inc., Google Inc., or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels.  If any of these companies or any major financial institution decided to enter the person-to-person lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels.  Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have.  These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns.  Our industry is driven by constant innovation.  If we are unable to compete with such companies and meet the need for innovation, the use of our platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of the Prosper brand in a cost-effective manner is critical to achieving widespread acceptance of person-to-person lending through Prosper and attracting new borrower and lender members.  Furthermore, we believe that the importance of brand recognition will increase as competition in the person-to-person lending industry increases.  Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on our platform.  Historically, our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses.  These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand.  If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain our platform.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on our platform by attracting a large number of borrowers and lender members in a cost-effective manner, many of whom have not previously participated in person-to-person lending.  If we are not able to attract qualified borrowers and sufficient lender members purchase commitments, we will not be able to increase our transaction volumes.  Additionally, we rely on a variety of methods to drive traffic to our website.  If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new borrowers and lender members in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain our platform.

We are subject to extensive federal, state and local regulation.  There can be no guarantee that we will be able to continue our servicing obligations.

We are subject to extensive federal, state and local regulation, non-compliance with which may expose us to adverse consequences.  Additionally, new laws and regulations could be enacted that could have a negative impact on our ability to service the Notes, provide a resale market for the Notes, or maintain our platform.  We could suffer adverse consequences if we were to fail to comply, even inadvertently, with these laws and regulations.

Additionally, we are licensed as a finance lender under the California Finance Lender Law and are regulated and examined by the California Department of Corporations.  We hold similar lending licenses or authorizations in 24 other states, which also supervise and examine our activities.  If we do not comply with applicable laws, we could lose one or more of our licenses or authorizations, which may have an adverse effect on our ability to continue to perform our servicing obligations or to maintain our platform.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

The Federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.  For example, debt collectors are prohibited from contacting debtors at unreasonable times, revealing or discussing the nature of the debt with third parties, making false representations in association with efforts to collect the debt, seeking collection fees or other charges not permitted under contract or by state law, making threats of arrest or legal action without actual intention of action on the threat, and using abusive or profane language in the course of collection on the debt.  While Prosper obligates its collection agencies to comply with applicable law in their efforts to collect borrower loans made on our platform, it is possible that improper collection practices may occur which could adversely impact the collectibility of particular borrower loans originated through our platform.

Our arrangements for back-up servicing are limited.  If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on your Notes, and we may be unable to collect and process repayments from borrowers.

We currently do not have any arrangement for backup servicing, however, we are in ongoing negotiations with a loan servicing company willing and able to undertake our servicing responsibilities in the event we can no longer do so.  Contract negotiations are ongoing and we expect our service contract to be finalized by December 31, 2008.  If our platform fails or we became insolvent, we would attempt to transfer our loan servicing obligations to this third party back-up servicer.  There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding borrower loans.  If this back-up servicer assumes the servicing of the borrower loans, the back-up servicer may impose additional servicing fees, reducing the amounts available for payments on the Notes.  Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the borrower loans or, if our platform becomes inoperable, may prevent us from servicing the borrower loans and making principal and interest payments on the Notes.  If our back-up servicer is not able to service the borrower loans effectively, your ability to receive principal and interest payments on your Notes may be substantially impaired.

We do not have patent protection for all of our proprietary technology.  It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain our platform and perform our servicing obligations depends, in part, upon our proprietary technology.  We have applied for a patent covering various aspects of the operation of our platform; however, there can be no assurance that it will be granted, or if a patent were issued, that a third party may not be successful in challenging it.  Additionally, we may not protect our proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete with them.  A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent.  In addition, our platform may infringe upon claims of third-party patents and we may face intellectual property challenges from such other parties.  We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes.  Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our platform to compete with other person-to-person lending platforms, should they develop.  If we cannot protect the proprietary technology embodied in and used by our platform from intellectual property challenges, or if our platform becomes obsolete, our ability to maintain our platform and our ability to perform our servicing obligations on the borrower loans and Notes could be adversely affected.

We rely on a third-party commercial bank to process transactions.  If we are unable to continue utilizing these services, our business and ability to service the Notes may be adversely affected.

Because we are not a bank, we cannot belong to and directly access the Automated Clearing House (ACH) payment network.  As a result, we currently rely on an FDIC-insured depository institution to process our transactions.  If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited and suspended or stopped.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note.  Even funds held by Prosper in trust for the holders of Notes may potentially be at risk.

If we were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note.  Specifically, the following consequences may occur:

A bankruptcy or similar proceeding of Prosper may cause delays in borrower payments.  Borrowers may delay payments to Prosper on account of borrower loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of Prosper, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those borrower loans.

A bankruptcy or similar proceeding of Prosper may cause delays in payments on Notes.  The commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent Prosper from making regular payments on the Notes, even if the funds to make such payments are available.  Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of Prosper may not be paid.  In bankruptcy or similar proceeding of Prosper, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note.  If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter.  Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding borrower loan.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  Accordingly, the holder of a Note may be required to share the proceeds of the corresponding borrower loan with Prosper’s other creditors.  If such sharing of proceeds is deemed appropriate, those proceeds that are either held by Prosper in the clearing account at the time of the bankruptcy or similar proceeding of Prosper, or not yet received by Prosper from borrowers at the time of the commencement of the bankruptcy or similar proceeding, may be at greater risk than those proceeds that are already held by Prosper in the funding account at the time of the bankruptcy or similar proceeding.  To the extent that proceeds of the corresponding borrower loan would be shared with other creditors of Prosper, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note.  See “About the Platform—How the Platform Operates” for more information.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding whether a holder of a Note has any right of payment from assets of Prosper other than the corresponding borrower loan.  In a bankruptcy or similar proceeding of Prosper, it is possible that a Note could be deemed to have a right of payment only from proceeds of the corresponding borrower loan and not from any other assets of Prosper, in which case the holder of the Note may not be entitled to share the proceeds of such other assets of Prosper with other creditors of Prosper, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the borrower loan corresponding to the Note.  Alternatively, it is possible that a Note could be deemed to have a right of payment from both the borrower loan corresponding to the Note and from some or all other assets of Prosper, for example, based upon the automatic acceleration of the principal obligations on the Note upon the commencement of a bankruptcy or similar proceeding, in which case the holder of the Note may be entitled to share the proceeds of such other assets of Prosper with other creditors of Prosper, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the borrower loan corresponding to the Note.  To the extent that proceeds of such other assets would be shared with other creditors of Prosper, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the master servicing account.  If a borrower has paid Prosper on a borrower loan corresponding to a Note before a bankruptcy or similar proceeding of Prosper is commenced, and those funds are held in the master servicing account and have not been used by Prosper to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that Prosper will or will be able to use such funds to make payments on the Note.  Other creditors of Prosper may be deemed to have rights to such funds that are equal to or greater than the rights of the holder of the Note.  See “About the Platform—How the Platform Operates” for more information.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the funding account.  If a lender member has funds in the funding account at the time a bankruptcy or similar proceeding of Prosper is commenced, there can be no assurance that the owner of the funds will have immediate access to the funds or that the funds will ultimately be released to the holder of the Note.  Similarly, if a borrower has paid Prosper on a borrower loan corresponding to a Note before a bankruptcy or similar proceeding of Prosper is commenced, and those funds have been used by Prosper to make payments on the Note prior to the date the bankruptcy or similar proceeding is commenced, but the payments on the Note continue to be held by Prosper in the lender member’s funding account, there can be no assurance that the holder of the Note will have immediate access to the funds constituting the payment or that the funds constituting the payment will ultimately be released to the holder of the Note.  There can be no assurance that, if the matter were to be litigated, such litigation would not delay or prevent the holder of a Note from accessing the portion of those funds in which the holder has an interest.  See “About the Platform—How the Platform Operates—Post-Funding Loan Servicing and Collections” for more information.

In a bankruptcy or similar proceeding of Prosper, the holder of a Note may be delayed or prevented from enforcing Prosper’s repurchase obligations in cases of confirmed identity fraud.  In a bankruptcy or similar proceeding of Prosper, any right of a holder of Note to require Prosper to repurchase the Note as a result of a confirmed identity fraud incident may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of Prosper.

In a bankruptcy or similar proceeding of Prosper, the implementation of back-up servicing arrangements may be delayed or prevented.  In a bankruptcy or similar proceeding of Prosper, our ability to transfer servicing obligations to a back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority.  The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of borrower loans to the detriment of the Notes.

If the security of our lender members’ and borrowers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our platform stores our lender members’ and borrowers’ bank information and other personally-identifiable sensitive data.  Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes.  Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity.  If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our lender members’ or borrowers’ data, our relationships with our members will be severely damaged, and we could incur significant liability.  Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures.  In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data.  These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures.  Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Any significant disruption in service on our website or in our computer systems could reduce the attractiveness of our platform and result in a loss of members.

Our ability to perform our servicing obligations could be materially and adversely affected by events outside of our control.  The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members.  Our system hardware is hosted in a hosting facility located in San Francisco, California, owned and operated by Rincon 365 Borrower, LLC.  We also maintain an off-site backup system located in Las Vegas, Nevada.  Rincon 365 Borrower, LLC does not guarantee that access to our website will be uninterrupted, error-free or secure.  Our operations depend on Rincon 365 Borrower, LLC’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events.  If our arrangement with Rincon 365 Borrower, LLC is terminated, or there is a lapse of service or damage to Rincon 365 Borrower, LLC’s facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.  Any interruptions or delays in our service, whether as a result of Rincon 365 Borrower, LLC or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation.  Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur.  Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at the Rincon 365 Borrower, LLC facility.  These factors could prevent us from processing or posting payments on the borrower loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause members to abandon our platform, any of which could adversely affect our business, financial condition and results of operations.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense.  We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure.  Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them.  If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers and lender members could diminish, resulting in a material adverse effect on our business.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our growth in headcount and operations since our inception has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively.  To do so, we must continue to hire, train and manage new employees as needed.  If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed.  To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems.  The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term.  If we fail to successfully manage our growth, we will be unable to execute our business plan.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel.  Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace.  In particular, Christian Larsen is critical to the management of our business and operations and the development of our strategic direction.  The loss of the services of Mr. Larsen or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Purchasers of Notes will have no control over Prosper and will not be able to influence Prosper corporate matters.

We are not offering any equity in this offering.  Lender members who purchasers of Notes offered through our platform will have no equity interest in Prosper and no ability to vote on or influence our corporate decisions.  As a result, our stockholders will continue to exercise 100% voting control over all of our corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

We may not realize enough fees from our services to offset the cost of maintaining our platform.  In the event that we should fail to maintain operations, you may experience a delay in realizing your investment or an inability to resell the Notes or borrowers may default on their loans.

If we are unable to generate sufficient revenues from the fees we receive from borrowers and lender members as a result of the borrower loans originated and Notes issued on our platform and proposed to be resold on the Note trading platform (should it develop), our ability to maintain operations may be adversely affected.  If we were to fail or become insolvent, there would be no resale market for your Notes, and we would attempt to transfer our servicing obligations on the borrower loans and Notes to a third party pursuant to our contractual agreements with lender members.  Prosper is in ongoing negotiations with a loan servicing company willing and able to undertake servicing responsibilities on the outstanding borrower loans and Notes in the event Prosper can no longer do so.  Contract negotiations are ongoing and we expect our service contract to be finalized by December 31, 2008.  There can be no assurance that such company will be able to adequately perform the servicing of the outstanding borrower loans and Notes or maintain the operation of the trading platform in such event.  Additionally, transferring these servicing obligations to a third-party may result in delays in the processing and recovery of information with respect to amounts owed on the borrower loans and Notes or, if our platform becomes inoperable, may directly result in many borrowers defaulting on their loans.  If a third party servicer is not able to effectively service the Notes, lender members’ ability to receive principal and interest payments on the Notes may be substantially impaired.

Our ability to service the borrower loans and Notes may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

Our platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.  If a “hacker” were able to infiltrate our platform, you would be subject to the increased risk of fraud or borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note.  Additionally, if a hacker were able to access our secure files, he or she might be able to gain access to your personal information.  While we have taken steps to prevent such activity from affecting our platform, if we are unable to prevent such activity, the value of your investment in the Notes and our ability to fulfill our servicing obligations and to maintain our platform would be adversely affected.

Risks Relating to Compliance and Regulation

Our platform is a novel approach to borrowing that may fail to comply with borrower protection laws such as state lending laws, or federal and state consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act and their state counterparts.  Borrowers may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws.  Compliance with such regimes is also costly and burdensome.

Our platform operates a novel program that must comply with regulatory regimes applicable to consumer credit transactions.  The novelty of our platform means compliance with various aspects of such laws is untested.  Certain state laws generally regulate interest rates and other charges and require certain disclosures, and require licensing for certain activities.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the borrower loans.  Our platform is also subject to other federal and state laws, such as:

•                  the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms of their borrower loans;

•                  the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•                  the Federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower member’s credit history; and

•                  the Federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws.  Compliance with these requirements is also costly, time-consuming and limits our operational flexibility.  See “Government Regulation—Regulation of Consumer Protection Laws” for more information.

Noncompliance with laws and regulations may impair our ability to facilitate the origination of or service borrower loans.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the borrower loans on which the Notes are dependent and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain our platform and may result in borrowers rescinding their borrower loans.

Where applicable, we seek to comply with state lending, servicing and similar statutes.  In all U.S.  jurisdictions with licensing or other requirements we believe may be applicable to the platform, we have obtained any necessary licenses or comply with the relevant requirements.  Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to facilitate the origination of borrower loans through our platform, perform our servicing obligations or make our platform available to borrowers in particular states, which may impair your ability to receive the payments of principal and interest on your Notes that you expect to receive.  See “Government Regulation—Licensing and Consumer Protection Laws” for more information.

We rely on our agreement with WebBank to originate loans to qualified borrower members on a uniform basis throughout the United States.  If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to originate borrower loans.

Borrower loan requests take the form of an application to WebBank, which currently makes all loans to our borrower members who request loans through our platform, and allows our platform to be available to borrowers on a uniform basis throughout the United States.  If our relationship with WebBank were to end or if WebBank were to cease operations, we may need to rely on individual state lending licenses to originate borrower loans.  Because we do not currently possess state lending licenses in every U.S.  state, we may be required to discontinue lending or limit the rates of interest charged on borrower loans in some states.  We may face increased costs and compliance burdens if our agreement with WebBank terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders.  If litigation on similar theories were successful against us, borrower loans originated through the Prosper platform could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks.  These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business.  Such litigation has sought to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions.  Similar civil actions have been brought in the context of gift cards.  We believe that our activities are distinguishable from the activities involved in these cases.

Additional state consumer protection laws would be applicable to the borrower loans originated through our platform if we were recharacterized as a lender, and the borrower loans could be voidable or unenforceable.  In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators.  Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.  To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending.  However, such actions could have a material adverse effect on our business.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely.  Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to person-to-person lending.  The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees.  In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet.  These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of our platform.

Our legal compliance burdens and costs will significantly increase as a result of operating as a public company following the date of this prospectus.  Our management will be required to devote substantial time to compliance matters.

After the date of this prospectus, we will become an SEC reporting company and will incur significant legal, accounting and other expenses that we did not incur previously.  Our management and other personnel will need to devote a substantial amount of time to SEC reporting compliance requirements.  Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, these rules and regulations may make it more expensive for us to obtain director and officer liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures.  In particular, for the year ending December 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.  In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional accounting and financial staff with appropriate experience and technical accounting knowledge.  Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities.  We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company.  If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.  If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

Events beyond our control may damage our ability to maintain adequate records, maintain our platform or perform our servicing obligations.  If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in our platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected.  Such events include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures.  We store back-up records in offsite facilities located in San Francisco, California and Las Vegas, Nevada.  If our electronic data storage and back-up data storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in this prospectus regarding Prosper borrowers, credit scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements include, among other things, statements about:

•	the status of borrowers, the ability of borrowers to repay borrower loans and the plans of borrowers;

•	expected rates of return and interest rates;

•	the attractiveness of our platform;

•	our financial performance;

•	the impact of our new structure on our financial condition and results of operations;

•	the availability and functionality of our trading platform;

•	our ability to retain and hire necessary employees and appropriately staff our operations;

•	regulatory developments;

•	our intellectual property; and

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements.  We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus.  Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect.  We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE PLATFORM

Overview

Prosper provides a person-to-person online credit auction platform, or “platform,” that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which provide an indirect source of funding of specific loans made to individual borrowers.

Through our online platform, borrower members can request and obtain personal, unsecured loans by posting anonymous “listings” on the platform indicating the principal amount requested, the maximum interest rate the borrower is willing to pay and the term of the desired loan.  We also provide our lender members with the opportunity to facilitate the funding of specific borrower loans with credit characteristics, interest rates and other terms the lender members find attractive by purchasing Notes that in turn are dependent for payment on payments we receive on the corresponding borrower loan.  When a borrower registers on our platform, we request the borrower member’s social security number, state driver’s license or state identification card number and bank account information to verify the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  We also assign one of seven letter credit grades (AA, A, B, C, D, E and HR (High Risk)), based on the borrower’s credit score, to each registered borrower who posts a listing.  The borrower members’ credit grades, debt-to-income ratios and other credit data are displayed with their listings and are available for viewing by lender members on an anonymous basis.  We also service the borrower loans on an ongoing basis.

Our platform operates online only.  Our registration, processing and payment systems are automated and electronic.  We have no physical branches, no deposit-taking and interest payment activities and extremely limited loan underwriting activities.

We generate revenue by charging borrowers loan origination fees and by charging lender members ongoing servicing fees on the Notes they have purchased.  For the fiscal year ended December 31, 2007, we originated $80.8 million dollars of loans, a 187% increase from the prior year.  For the three months ended September 30, 2008, we originated $19.9 million in loans, an 8% increase from the same period in the prior year.

To borrow on our platform, borrowers must have:

•                  a minimum credit score of 520; and

•                  no prior charge-offs on borrower loans through our platform.

There are additional requirements for borrowers who have an existing loan through the platform, and want a second loan.  See “About the Platform—How the Platform Operates—Borrower Loan Requests” for more information.

We preserve the anonymity of our borrower and lender members, in that lender members and borrowers do not know, and are not able to obtain, each other’s actual names and addresses.  Our lender members and borrowers conduct transactions using Prosper screen names.  During our registration process, we verify the identity of borrowers by comparing supplied information against the records of a consumer reporting agency.  We also currently require verification of bank accounts.  Information presented in loan listings that is provided by the borrowers, however, is generally unverified.  Lender members should not rely on unverified information provided by borrowers.  In instances where Prosper chooses to verify the income, employment and occupation or other information provided by borrowers in listings, the verification is normally done at the pre-funding stage, after the listing has been already been created and bidding has ended.  In such cases, the results of our verification are not reflected in the listings themselves.  See “About the Platform—How the Platform Operates—Registration” for more information.

We offer loans through our platform to borrowers throughout the United States.  Because we collect small fees and other revenue from thousands of borrowers, no single borrower has accounted for more than 0.1% of our revenue during our fiscal year ended December 31, 2007 or any subsequent fiscal quarter.

Borrowers who use our platform must identify their intended use of borrower loan proceeds in their initial loan listing.  As of October 16, 2008, among funded borrower loans, borrowers identified their intended use of loan proceeds as follows (most frequent to least frequent):

•                  debt consolidation;

•                  personal use;

•                  business use;

•                  home improvement;

•                  student use;

•                  auto financing; and

•                  other miscellaneous uses.

We do not verify or monitor a borrower’s actual use of funds following the funding of a borrower loan.

We attract lender members and borrowers to our website, www.prosper.com, through a variety of sources.  We drive traffic through referrals from other parties (which include online communities, social networks and marketers), through search engine results and through online and offline advertising.  We are not dependent on any one source of traffic to our website.  As of October 31, 2008, our website was receiving an average of approximately 288,000 unique visitors per month.

The Online Person-to Person Lending Industry

Online person-to-person lending is a new approach to consumer finance.  Person-to-person lending uses an Internet-based network to connect borrower and lender members.  Our platform generally provides transactional services for the online network, including screening borrowers for borrowing eligibility and facilitating payments.  Our platform allows borrower and lender members to connect with each other using a combination of financial and social criteria.  Online person-to-person lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure, no deposit-taking and interest payment activities and extremely limited third party loan underwriting activities.

As an early participant in the development of online person-to-person lending, Prosper views consumer finance delivered through an online person-to-person platform as an important new market opportunity.  Key drivers of person-to-person lending include the following:

•                  the possibility of lower interest rates for borrowers;

•                  the possibility of attractive interest rates for lender members;

•                  the possibility for all lender members and borrowers to help each other by participating in our platform to their mutual benefit;

•                  tightening consumer credit markets, particularly among traditional banking institutions; and

•                  growing acceptance of the Internet as an efficient and convenient forum for consumer transactions.

How the Platform Operates

Our online platform allows borrower members to request and obtain personal, unsecured loans by posting anonymous “listings” on the platform indicating the principal amount requested, maximum interest rate the borrower is willing to pay and the term of the desired loan.  We also provide our lender members with the opportunity to facilitate the funding of specific borrower loans with credit characteristics, interest rates and other terms the lender members find attractive by purchasing Notes that in turn are dependent for payment on payments we receive on the corresponding borrower loans.

The platform also allows for the formation of community groups and allows borrowers to participate on our platform as a member of a group.  Although borrowers do not need to join a group in order to request borrower loans on our platform, group affiliation may provide lender members additional information about a borrower and may motivate borrower payment performance.

If a borrower’s listing is matched with bids by lender members committing to purchase Notes sufficient to facilitate the funding of the amount of the requested borrower loan and certain borrower information can be verified, the borrower receives an unsecured, fully-amortizing borrower loan from WebBank, with a term ranging from three months to seven years, as designated by the borrower.  The loan is sold and assigned to Prosper, and Prosper performs certain administrative, clerical, recordkeeping, identity verification, payment processing, collection and other obligations related to the borrower loans and the Notes.

Borrowers are charged a transaction fee of 2.0% or 3.0%, depending on the borrower’s credit grade, of the borrower loan amount at the time the loan is funded, subject to a minimum fee of $75.  The transaction fee is payable from the proceeds of the borrower loan.  We may also assess additional failed payment charges.  We also receive from the lender members who own the Notes a servicing fee on the outstanding principal balance of the Notes, which we deduct from the payments we receive on the corresponding borrower loan.

If we are successful in establishing the Note trading platform, we intend to charge all selling lender members a nonrefundable resale listing fee of $0.25 per Note being listed for auction resale to cover administrative expenses.

Platform Participants

Borrowers.  A borrower may be any natural person at least 18 years of age who is a U.S.  resident in a state where loans through the platform are available, with a bank account and a social security number.  After passing Prosper’s anti-fraud and identity verification process, borrowers can request unsecured borrower loans at interest rates which are determined by an auction process.  We allow borrowers to post listings on our platform regardless of their income.  We reserve the right to restrict access to our platform by setting minimum credit or other guidelines for borrowers.  Currently, a borrower must have a credit score of at least 520 in order to post a listing on our platform.

Lender members.  Our lender members are individuals and organizations that have the opportunity to buy our Notes.  Lender members must register on our website.  Prior to bidding on a listing, lender members must transfer funds to an account maintained on our platform, which we refer to as a “funding account.” The funding account holds all funds supporting a lender member’s bids and all Note payments payable to the lender member are deposited in the funding account.

Group Leaders.  Group leaders are individuals who serve as the head of a group of borrowers or prospective borrowers on our platform.  Group leaders are able to condition membership on personal facts and characteristics that may not be available to lender members generally.  Group leaders are notified of any delinquent payments by borrowers in their group, but are not allowed to take any collection actions.  Group leaders may only act as a leader of one group.  Group leaders may also participate in the marketplace as lender members and bid on listings of borrowers within or outside of their group.  Group leaders may also act as borrowers and request borrower loans as an “ungrouped” individual or as a member of a group other than their own.

WebBank.  WebBank is an FDIC-insured Utah-chartered industrial bank and direct lender that makes loans to borrowers and sells and assigns the promissory notes evidencing those loans to Prosper.

Financial Institution Borrower Members.  Certain commercial banks, savings banks and consumer finance companies may register with Prosper to become financial institution members who may offer previously-funded loans for sale to our lender members through the platform.

Registration

All platform participants must register with Prosper and agree to our platform rules and terms of use, including consent to receipt of disclosures electronically.  At the time of registration, individuals or authorized institutional agents must provide their name, address and an email address.  After responding to an email verification, registrants must agree to the terms and conditions (including the applicable registration agreement) for the specific role for which they are registering.

Borrowers.  Borrowers must provide their social security number, state driver’s license or state identification number and bank account information so that Prosper can verify the borrower’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  Those who pass authentication are assigned one of seven “credit grade” credit score bands (AA, A, B, C, D, E, and HR (High Risk)) based on the credit score obtained by Prosper from an independent consumer reporting agency.

We also allow individuals to post listings on our platform as a member of a group.  Borrowers who are not already members of a group may request membership in a group in order to be eligible to post listings on our platform as part of a group.  Borrowers’ group membership requests are forwarded by Prosper to the applicable group leader, who determines and communicates whether the borrower has been accepted into the group.  A borrower may only belong to one group at a time.  Once accepted into a group, borrowers are eligible to post listings on our platform as part of the group.

Lender members.  During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of our website.  Lender members must also enter into a Lender Registration Agreement with us, which agreement governs all sales of our Notes to the lender members.  Lender members are not required to give credit information to the same extent as borrowers, but they are required to provide, in the case of individuals, their social security number and state driver’s license or state identification card number, or, in the case of institutions, their taxpayer identification number, to us.  At the time a lender member registers with Prosper, the lender member must agree to the rules, limitations, processes and procedures established by Prosper for originating, servicing, collecting and transferring borrower loans through our platform.

Lender members must deposit funds into a funding account prior to bidding on any listing on our platform.  No funds in the lender member’s funding account are ever commingled with Prosper’s own funds.

Group Leaders.  An individual must be registered as a borrower or a lender member on our platform in order to register as a group leader.  Groups can be any formal or informal collection of people with common interests, including social, cultural, ethnic, professional, education-based, geographical, athletic, religious or any other official or unofficial affiliation.  Group leaders also have the ability, if they so choose, to review and approve their group members’ listings before they are posted on our platform for bidding.  Prior to September 2007, group leaders could receive compensation from Prosper based on the payment performance of borrower loans obtained on our platform by their group’s members.  Group leaders will continue to receive compensation related to borrower loans that resulted from their members’ listings posted before September 13, 2007 (the date as of which Prosper discontinued the payment of compensation to group leaders for borrower loans originated on or after this date).

Borrower Loan Requests

Once registered, borrowers may use our platform to request borrower loans in amounts ranging from $1,000 to $25,000.  In addition to the amount of the requested borrower loan, borrowers indicate the maximum interest rate they are willing to pay and the term of the loan, ranging from three months to seven years.  Borrowers’ requests for borrower loans – referred to as “listings” – are displayed and offered for auction on our platform by credit grade, debt-to-income ratio, borrower location and other characteristics drawn from the borrower’s credit report.  Borrowers may also provide a picture and a narrative describing personal characteristics or motivations which they believe may persuade lender members to bid on their listing.  All listings will be posted for seven days or a borrower can designate their listing for “automatic funding,” whereby the bidding period for the listing will end automatically as soon as lender commitments to purchase Notes totaling the amount of the borrower’s requested loan are received.  Borrowers may withdraw their listing without charge at any time prior to expiration of the listing.

Borrowers supply a variety of unverified information that is included in the borrowers’ loan listings on our website.  This information includes a borrower’s income, employment status, and occupation.  Employment and income information provided by the borrowers is not verified at the time listings are posted on the platform, and is verified in some cases at the pre-funding stage, after the listing has already been created and bidding has ended.  On the majority of loans originated on the platform, employment and income information is not verified.  Lender members have no ability to verify borrowers’ information.

Borrowers’ credit grades are posted with their listings, along with additional summary credit data from the borrower’s credit report as described under “—Borrower Loan Listings and Borrower Member Information Available on Our Website.”  If a new listing is posted more than 30 days after the borrower’s credit grade was last determined from the borrower’s credit report, we will initiate an inquiry to obtain another credit report in order to update the borrower’s credit grade and other credit data.

Borrower listings also display an estimate of the borrower’s non-housing debt-to-income ratio, or DTI, that would result if the borrower loan is funded.  In calculating a borrower’s DTI, we include as debt the borrower loan requested through our platform and use existing non-housing debt as shown on the borrower’s credit report, but we rely, without verification, on the borrower’s statement of income.  Listings also display the borrower’s self-reported occupation, employment status and range of income, and indicate whether the borrower is a homeowner.  In most instances, homeownership status is derived from the borrower’s credit report; if the report reflects an active mortgage loan, the borrower is presumed to be a homeowner (although borrowers may also provide proof of homeownership to establish homeownership status).  Listings also display the borrower’s group affiliation, if any, and the group’s rating and other characteristics.

Borrowers may have up to two borrower loans outstanding at any one time, provided that the aggregate outstanding principal balance of both borrower loans does not exceed the $25,000.  Currently, to be eligible to obtain a second borrower loan while an existing loan is outstanding:

•                  the existing loan must be current;

•                  AA and A rated borrowers must have an existing loan for 6 months, must not have been delinquent more than fifteen days in making their payments for the most recent 6 months of payments, and must not have decreased in credit grade more than one level since inception of the previous loan;

•                  B and C rated borrowers must have an existing loan for 9 months, must not have been delinquent more than fifteen days in making their payments for the most recent 9 months of payments, and must not have decreased in credit grade more than one level since inception of the previous loan; and

•                  D, E, and HR rated borrowers must have an existing loan for 12 months, must not have been delinquent more than fifteen days in making their payments for the most recent 12 months of payments, and must not have decreased in credit grade at all since inception of the previous loan.

Borrower eligibility requirements for second loans are subject to change from time to time.

Minimum Credit Criteria and Underwriting

After we receive a loan listing, we evaluate whether the prospective borrowers meets the underwriting criteria we established with WebBank with respect to the borrower loans.  The underwriting criteria applies for all loans originated through our platform and may not be changed without WebBank’s consent.  The underwriting criteria requires borrowers to have:

•                  a minimum credit score of 520;

•                  no prior charge-offs on borrower loans originated through our platform.

There are additional requirements for borrowers who have an existing loan through the platform, and want a second loan.  See “How the Platform Operates—Borrower Loan Requests” for more information.

We assign one of seven letter credit grades (AA, A, B, C, D, E and HR (High Risk)), based on the borrower’s credit score, to each registered borrower who posts a listing.  We currently use Experian Scorex PLUSSM credit scores, but may from time to time change the type or source of the credit scores it uses to determine credit grades.  Experian is one of the three leading consumer reporting agencies in the United States.  The Experian Scorex PLUSSM model we use is proprietary to Experian and was built to predict the risk of new accounts.  Experian’s databases hold information about the credit status of more than 300 million consumers and about 30 million businesses around the world.  Experian collects this information from publicly available sources and from lending organizations.

A credit score is a number that attempts to forecast the likelihood of a prospective borrower’s performance of its obligations with respect to extensions of credit.  Scoring algorithms analyze historical data, such as a prospective borrower’s past credit history and payment records, and assign a numerical score of the prospective borrower.  A higher number is generally indicative of greater likelihood that the prospective borrower will pay his or her credit obligations.  Our seven letter credit grades correspond to seven credit score tiers, with more favorable credit grades assigned to the higher scores.  Therefore, a prospective borrower with a credit grade of AA is the most likely to make timely payments on his or her borrower loan and a prospective borrower with a credit grade of HR is the most likely to become delinquent or default on his or her payment obligations.

The following table shows the equivalent borrower Experian Scorex PLUSSM credit scores for our letter credit grades:

Credit Grade	AA	A	B	C	D	E	HR
Experian Scorex PLUSSM	760 and up	720-759	680-719	640-679	600-639	560-599	520-559

We do not allow individuals with an Experian Scorex PLUSSM credit score below 520 to post listings on our platform.

When a borrower initiates the process of posting a listing for a borrower loan on our platform, we check to see if we already have a credit grade on file for that person.  Currently, if credit grade on file for such borrower is not less than 30 days old, we initiate an inquiry to retrieve a credit score on the borrower and then assign the corresponding credit grade.  Borrowers’ credit grades are displayed with their listings and are available for viewing by lender members.  The numerical credit score is not displayed or disclosed to anyone (including the borrower).

Part of a borrower’s credit profile is a DTI ratio.  DTI is a measurement of the borrower’s ability to take on additional debt.  This number takes into consideration how much debt the borrower had prior to requesting a borrower loan, in addition to what the borrower’s debt will be if the requested borrower loan is made.  The DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly income (before taxes) into his or her monthly non-housing debt payments as shown on the borrower’s credit report taking into account the borrower loan amount being requested.  Borrower income is self-reported, and on the majority of loans originated on the platform we do not verify the borrower’s income.

Borrower Financial Information is Generally Unverified

As discussed above, information presented in loan listings that is provided by the borrowers is generally unverified.  Lender members should not rely on unverified information provided by borrowers.  In instances where we choose to verify the income, employment and occupation or other information provided by borrowers in listings, the verification is normally done at the pre-funding stage, after the listing has been already been created and bidding has ended.  In such cases, the results of Prosper’s verification are not reflected in the listings themselves.

We reserve the right in our member agreements to verify the accuracy of all statements and information provided by borrowers, lender members and group leaders in connection with listings, bids and borrower loans.  We may conduct our review at any time—before, during or after the posting of a listing, or before or after the funding of a borrower loan.  If we are unable to verify material information with respect to a borrower, listing or bid, we may cancel or refuse to post a listing, or cancel any or all bids against a listing.  We may also delay funding of a borrower loan in order to enable us to verify the accuracy of information provided by a borrower, a lender member or a group leader in connection with the listing or bids, and to determine whether there are any irregularities with respect to the listing or bids.  We may also cancel the funding of a borrower loan, even if the listing garners a sufficient amount of purchase commitments for Notes to otherwise support the funding of the corresponding borrower loan, if material misstatements or inaccuracies are found in the listing or in other information provided by the borrower.

In most instances, we do not verify the income, employment and occupation or other information provided by borrowers in listings.  The borrower’s income, employment and occupation is self-reported, and we derive the borrower’s DTI from a combination of the borrower’s self-reported income and information from the borrower’s credit report.  The credit data that appears in listings is taken directly from a credit report obtained on the borrower from a consumer reporting agency, without any review or verification by Prosper.  We do not verify any statements by borrowers as to how borrower loan proceeds are to be used and does not confirm after borrower loan funding how borrower loan proceeds were used.  Although borrowers may provide proof of homeownership to establish homeownership status, in most instances homeownership status is derived from the borrower’s credit report, however, we do not verify this information; if the credit report reflects an active mortgage loan, the borrower is presumed to be a homeowner.

In connection with our identity and anti-fraud verification of borrowers, we verify the deposit account from which the borrower will make payments, to determine that the borrower is a holder of record of the account.  Even if a listing receives bids in the total amount requested, Prosper will cancel the listing without funding the requested borrower loan if we are unable to verify the borrower’s account.  While we attempt to authenticate each platform participant’s identity, our fraud checks could fail to detect identity theft, fraud and inaccuracies.  See “Risk Factors—Risks Related to Borrower Default” for more information.

For example between September 1, 2007 and August 31, 2008, we verified employment and income for only approximately 22.6% of borrowers.  When we perform these verifications, we contact borrowers by email or telephone to request additional information.

If the borrowers fail to provide satisfactory information in response to an income or employment verification inquiry, we may request additional information from the borrowers or cancel the borrower’s listing or refuse to proceed with the funding of the borrower loan.

Of the borrowers undergoing income verification for the period from September 1, 2007 to August 31, 2008:

•                  approximately 56.7% provided us with satisfactory responses and received a borrower loan;

•                  approximately 37.7% did not provide satisfactory responses, or did not respond, and their listings were cancelled; and

•                  approximately 5.9% either withdrew their listings, or failed to receive bids totaling the amount of their requested loan.

We conduct income and employment verification entirely in our discretion as an additional credit and fraud screening mechanism.  We believe that our ability to verify a borrower’s income may be useful in certain circumstances in screening our platform against exaggerated income and employment representations from borrowers.  Lender members, however, should not rely on a borrower’s stated employment or income or on our ability to perform income and employment verifications.  We cannot assure lender members that we will continue performing income and employment verifications.  We expect that the percentage of listings for which we conduct income and employment verifications, and the percentage of borrowers who ultimately have their income and employment verified, will decline as our volumes increase.  See “Risk Factors—Risk Related to Borrower Default—Information supplied by borrowers may be inaccurate or intentionally false” for more information.

Transaction Fees

Borrowers are charged a transaction fee by WebBank equal to the greater of $75 or a percentage of the principal amount of the borrower loan at the time of funding.  The applicable transaction fee percentage is based on the credit grade of the borrower as shown in the table below:

Credit Grade	AA	A	B	C	D	E	HR
Transaction Fee	2%	2%	2%	3%	3%	3%	3%

Standard Terms of the Borrower Loans

All Prosper borrower loans are closed-end, unsecured obligations of individual borrowers with a fixed interest rate and loan terms ranging from three months to seven years.  Borrower loans have an amortizing, monthly repayment schedule and may be repaid in whole or in part at any time without prepayment penalty.  See “About the Platform—Description of the Notes” for more information.

Borrower Loan Listings and Borrower Member Information Available on the Our Website

Once a loan listing is completed by the borrower, the listing is posted on our website and then becomes available for viewing by lender members.  Lender members are also then able to bid to buy Notes that will be dependent for payments on that borrower loan.  Borrower loan requests appear under Prosper screen names, not actual names.  Lender members are able to view:

•                  the requested loan amount;

•                  the borrower’s credit grade (determined using the process described above), current interest rate, DTI percentage and the annual percentage rate for the borrower loan;

•                  total amount of bids that have been made to date toward Notes that will be dependent on the loan;

•                  whether the borrower owns a home;

•                  the number of accounts on which the borrower is currently late on a payment, including unpaid derogatory accounts;

•                  the total past-due amount the borrower owes on all delinquent and derogatory accounts;

•                  the number of 90+ days past due delinquencies on the borrower’s credit report in the last 7 years;

•                  the number of negative public records (e.g., bankruptcies, liens, and judgments) on the borrower’s credit report over the last 12 months, and over the last 10 years;

•                  the month and year the borrower’s first recorded credit line (e.g., revolving, installment, or mortgage credit) was opened;

•                  the total number of credit lines appearing on the borrower’s credit report, along with the number that are open and current;

•                  the total balance on all of the borrower’s open revolving credit lines;

•                  the borrower’s bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of the borrower’s open bankcards;

•                  the number of inquiries made by creditors to the borrower’s credit report in the last six months;

•                  friends and family of the borrower who have committed to purchase Notes dependent for payment on that borrower loan;

•                  questions posted by lender members that are answered by the borrower;

•                  the borrower’s group affiliations;

•                  the number of lender members committed to purchasing Notes that will be dependent for payment on the borrower loan; and

•                  the borrower’s self-reported income range, occupation, employment status, intended use of funds.

Borrowers who use our platform must identify their intended use of the loan proceeds.  For borrower loans funded between January 1, 2008 and September 30, 2008, borrowers identified their intended use of loan proceeds as follows:

•                  debt consolidation (approximately 42%);

•                  personal use, such as weddings or medical expenses (approximately 21%);

•                  business use, such as financing their home-based or small businesses (approximately 16%);

•                  home improvement (approximately 5%);

•                  tuition or other education expenses (approximately 4%);

•                  financing the purchase of an automobile (approximately 3%); and

•                  other (approximately 9%)

Potential borrowers typically state the use of funds in a short sentence or clause, such as “Consolidate my credit card debt and be rid of it.” We historically have not verified, and do not plan in the future to verify or monitor, a borrower’s actual use of funds.

Although borrowers and lender members are anonymous to each other, lender members may ask borrowers questions about the loan listing and borrowers may, but are not required to, respond to such questions.  Borrowers who respond to a lender member’s question may respond privately, or they may elect to have the question and answer posted publicly in the listing.  Lender members’ questions are not posted in the listing or displayed elsewhere on our website unless the borrower elects to answer the question and elects to make the question and answer publicly available, in which case the question and answer appears in the listing.  We do not verify any borrowers’ responses to lender members’ questions.

Borrower loan posting and borrower information available on our website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Exchange Act.  Borrower loan posting and borrower information filed in prospectus supplements will be subject to the liability provisions of the Securities Act.  In this prospectus, we advise potential investors in the Notes as to the limitations on the reliability of borrower-supplied information.  A lender member’s recourse in the event this information is false will be extremely limited.

Borrower loan requests remain open for seven days, during which time lender members may make commitments, in the form of bids, to purchase Notes that will be dependent on the borrower loans.

Borrower and lender members may choose to belong to certain groups of people with common interests, including social, cultural, ethnic, professional, educational, athletic, religious, or any other official or unofficial affiliation.  Groups may consist of borrowers, lender members or registered Prosper users who have not taken a role, or any combination of the above.  Groups allow people to join together for the common goal of borrowing money at desirable interest rates and give borrowers an additional incentive—the group’s reputation—to meet their obligation to repay a borrower loan.

Borrower listings identify the group, if any, to which the borrower belongs.  Groups are rated according to the collective repayment performance of the group’s members on borrower loans, and the group ratings are displayed on our platform.  We believe that highly-rated groups (i.e., those with members who reliably repay their borrower loans) may draw more favorable bids from lender members, resulting in borrower loans with lower interest rates for the group’s borrowers.  We also believe that the group structure may positively influence borrowers’ borrower loan repayment performance, in that borrowers in groups may be less likely to default since default would negatively affect the group to which they belong.

Some groups are headed by group leaders who may invite prospective borrowers to our platform and display their groups on the Prosper website.  Group leaders do not guarantee payments on any borrower loan or Note.

How to Bid to Purchase Notes

A bid on a borrower listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids totaling the full amount of the requested loan.  Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we received on a borrower loan described in the listing, and the minimum interest rate they are willing to receive.  A borrower loan will be not made unless the listing has received bids totaling the full amount of the requested borrower loan.

We provide for two types of lender member bids.  Lender members can bid (i) selectively, by browsing through and bidding on one or more borrower listings or (ii) bid by making a “portfolio plan” by indicating the amount the lender member is willing to commit toward the purchase of Notes that will be dependent for payment on the corresponding borrower loans, the interest rate and borrower criteria and other characteristics of the Notes or borrower listing that the lender member would bid on if available.  Lender members can employ either or both methods of bidding.  Currently, the minimum amount a lender member may bid is $50, and the maximum amount a lender member may bid on a listing is the amount of the requested borrower loan.  The maximum aggregate amount an individual lender member may bid on our platform is currently $5,000,000 for individuals and $50,000,000 for institutions.

To bid selectively, lender members may browse online through available borrower listings displayed on our platform by desired borrower loan amount, current auction interest rate, borrower credit grade, non-housing debt-to-income ratio, and group and other borrower characteristics.  A lender member can bid on as many Notes as the lender member desires, subject to the aggregate bidding limit.

To bid using a portfolio plan, the lender member enters an aggregate amount the lender member desires to bid, the maximum amount that may be bid on one Note that will be dependent for payment on a borrower loan issued pursuant to that borrower listing, the minimum interest rate the lender member is willing to receive, the acceptable borrower credit grade or grades or other credit criteria, as well as any other listing criteria.  When a lender member makes a portfolio plan, bids will automatically be placed on any then-active borrower listings meeting the criteria selected.  Lender members can pause or cancel a portfolio plan, and can direct that, as new funds are deposited into the lender member’s funding account from Note payments or transfers of new funds, they be applied to the portfolio plan and automatically bid on listings that meet the criteria of the portfolio plan.  Lender members may have one or more portfolio plans bidding concurrently.

Both the selective and portfolio plan bidding methods enable lender members to diversify the risk of default of the corresponding borrower loans if they elect to do so.  It is solely up to the individual lender members to select their bidding method and the credit characteristics which are acceptable to the lender member and to determine a diversification strategy.

At the time a lender member makes a bid (whether selectively or through a portfolio plan) the lender member must have funds on deposit in the lender member’s funding account in at least the amount of the lender member’s outstanding bids.  Lender members may not withdraw bids once they are posted on a listing.  Bids expire automatically when they are no longer “winning” – i.e., when the bidding lender member is outbid – or when a listing expires without having received bids in the amount of the requested borrower loan or is withdrawn by a borrower or cancelled by Prosper.

In order to make Note purchase commitments by bidding on borrower listings, lender members must have funds in their Prosper accounts in at least the amount of the lender member’s bid or bids.  Once a bid is placed, it is irrevocable, and during the time a bid is a “winning” bid on the listing, the amount of the bid is not permitted to be withdrawn from the lender member’s Prosper account.  Lender member bids become “winning” bids if such bids are in the group of bids for Notes that, in an aggregate, correspond to the amount of the requested borrower loan and are in the lowest interest rate among all bids placed against the listing.

It is expected that a single borrower loan that gets funded will receive Note purchase commitments from many different lender members.  For example, as of October 16, 2008, during the period in which our lender members purchased loans directly instead of Notes dependent for payment on the corresponding borrower loan, the average aggregate loan size was approximately $6,172 and the average loan purchase commitment per lender per loan was approximately $91.  If by the end of the seven-day listing period a borrower’s loan listing does not receive bids totaling the amount of the requested borrower loan, the listing expires and no loan is funded to the borrower.  Borrowers whose listings expire due to an insufficient amount of bids may post a new loan listing on our platform.

Treatment of Lender Member Balances

In order to make Note purchase commitments by bidding on borrower listings, lender members must have sufficient funds in their funding account at Prosper.  This is accomplished by having each lender member authorize an electronic transfer using the Automated Clearing House, or ACH, network from the lender member’s designated and verified bank account to the account we currently maintain at Wells Fargo Bank, N.A.  “for the benefit of” our lender members.  This so-called “FBO account” is a pooled account titled in our name “for the benefit of” our lender members.

Funds in the FBO account will always be maintained at an FDIC member financial institution.  Our individual members have no direct relationship with Wells Fargo Bank, N.A. by virtue of participating on our platform as a borrower or lender member.  We maintain and administer the FBO account.  No Prosper monies are ever commingled with the assets of lender members in the FBO account.

Under the FBO account, we maintain sub-accounts for each of our lender members on our platform to track and report funds committed by lender members to purchase Notes dependent on borrower loans, as well as payments received from borrower members.  These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the FBO account.

The FBO account is FDIC-insured on a “pass through” basis to the individual lender members, subject to applicable limits.  This means that each individual lender member’s balance is protected by FDIC insurance, up to the aggregate amounts established by the FDIC.  Other funds the lender member has on deposit with Wells Fargo Bank, N.A., for example, may count against the FDIC insurance limits.

Funds of a lender member may stay in the FBO account indefinitely.  Such funds may include funds in the lender member’s sub-account never committed to the purchase of Notes or committed to the purchase of Notes for which the corresponding borrower loan did not fund, and may also include payments received from Prosper related to Notes previously purchased.  Upon request by the lender member, we will transfer lender member funds in the FBO account to the lender member’s designated and verified bank account by ACH transfer, provided such funds are not already committed to the future purchase of Notes.

Loan Funding and Purchases of Notes

Once a lender member has committed to purchase a Note that is dependent for payment on the corresponding borrower loans and the listings for such borrower loan receives bids from lender members totaling the loan amount requested, we proceed with the funding of the corresponding borrower loan and with the sale of the Notes to the lender members.

Borrower members execute an electronic Borrower Registration Agreement at the time they post a listing on the platform.  After expiration of the bidding period for the listing and satisfactory completion of our pre-funding review, the borrower executes an electronic promissory note in favor of WebBank in the amount of the requested borrower loan.  Loan proceeds are then disbursed to the borrower’s account by ACH transfer.  WebBank then electronically endorses the promissory note to Prosper and sells and assigns the promissory note to Prosper without recourse to WebBank.  Borrower loans are sold and assigned by WebBank to Prosper on the first business day following loan disbursement.

We are obligated to maintain sufficient funds in a funding account maintained by WebBank to satisfy the daily projected borrower loan fundings.  WebBank funds all loans originated on the platform, and we disburse the loan proceeds on WebBank’s behalf to the borrower member who is receiving the borrower loan.

The promissory note and the Borrower Registration Agreement contain customary agreements and covenants requiring the borrower members to repay their borrower loans and describing the process of posting listings and obtaining loans through our platform.  Borrowers authorize the loan proceeds to be disbursed by ACH transfer into the borrower’s designated bank account.

Borrowers pay an origination fee upon successful funding of the borrower loan.  The origination fee is paid by the borrower out of the proceeds of the borrower loan at the time of funding.  The transaction fees are charged by WebBank, and we receive amounts equal to the transaction fees as compensation for loan origination activities.  The amount of the transaction fee is determined by the credit grade of the borrower and currently ranges from 2.0% to 3.0% of the principal amount of the borrower loan, subject to a $75 minimum transaction fee, as set forth in the chart above under “—Transaction Fees.”

Lender members know only the screen names, and do not know the actual names, of borrower members.  The actual names and mailing addresses of the borrower members are known only to us and WebBank.  We maintain custody of the electronically-executed promissory notes evidencing borrower loans and the Notes sold to lender members in electronic form on our platform.

After the funding of a borrower loan we issue a Note to a lender member and register the Note on our books and records.  We transfer the principal amount of the Note from such lender member’s sub-account under the FBO account to a funding account maintained by WebBank for our benefit.  This transfer represents the payment by the lender member of the purchase price for the Note.  These proceeds are paid to Prosper to reimburse us for our purchase from WebBank of the particular borrower loan selected by the lender member.  WebBank is the lender for all borrower loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States.  The Lender Registration Agreement provides that, in the event of a material breach of our representations and warranties, we must either cure the defect, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the defect in the Note.

Identity Fraud Reimbursement

We may repurchase Notes from our lender members if the corresponding borrower loan was obtained through identity fraud.  We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud.  This remedy for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower’s creditworthiness.  We expect the incidence of identity fraud on our platform to be low because of our identity verification process.  As of November 20, 2008, we had experienced 18 cases of confirmed identity fraud affecting 31 loans since our inception.  In these cases, we received a police report from the victim of the identity fraud, evidencing that identity fraud had occurred.  Following our receipt of those police reports, we repurchased from the lender members the promissory notes evidencing the affected borrower loans for the outstanding principal amount of those promissory notes.

Post-Funding Loan Servicing and Collection

Following the purchase of Notes and the funding of the corresponding borrower loans, we begin servicing the borrower loans.

We assess lender members a servicing fee in respect of their Notes.  Our servicing fee is equal to an amount corresponding to an annualized rate of 1.0% of the outstanding principal balance on the corresponding borrower loan.

Our procedures for collecting borrowers’ loan payments generally involve the automatic debiting of borrower bank accounts by ACH transfer.  Such funds are transferred to a master servicing account in our name.  Thereafter, we make payments on the Notes by transferring the appropriate funds from the master servicing account to the FBO account and allocating amounts received on specific borrower loans to the appropriate lender member’s sub-account.  We transfer amounts due to us for servicing from the master servicing account to another operating account of ours.  A lender member may transfer uncommitted funds out of its FBO sub-account by ACH to the lender member’s designated bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

We disclose on our website to the relevant lender members and report to consumer reporting agencies regarding borrower members’ payment performance on the borrower loans.  We have also made arrangements for collection procedures in the event of borrower member default.  When a borrower loan is past due and payment has not been received, we contact the borrower member to request payment.  After a 15-day grace period we assess a late payment fee.  The amount of the late payment fee is the greater of 5% of the unpaid installment amount or $15, or such lesser amount as may be provided by applicable law.  This fee may be charged only once per late payment.  Amounts equal to any late payment fees we receive are paid to holders of the Notes dependent for payment on that corresponding borrower loan.  We may also work with the borrower member to structure a new payment plan in respect of the borrower loan without the consent of any holder of the Notes corresponding to that borrower loan.

On the first failed payment of each billing period, we assess a non-sufficient funds fee in the amount of $15.  We retain 100% of this non-sufficient funds fee to cover our administrative expenses for processing failed payments.

If a borrower loan becomes more than thirty days past due, we identify the loan on our website as “1 month late,” and we refer the borrower loan to an outside collection agency.  Amounts equal to any recoveries we receive from the collection process are payable to lender members on a pro rata basis, subject to servicing fees and an additional collection fee between 15% and 30% of any amounts that are obtained.  The lender member is only charged the additional collection fee if we or the collection agency is able to collect a payment.

We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.” Loans that become more than 120 days overdue are charged off and designated as such on our website.  Lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a borrower member dies while a borrower loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us.  Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan.  If the estate does not include sufficient assets to repay the outstanding borrower loan in full, we will treat the unsatisfied portion of that borrower loan as charged off with zero value.  In addition, if a borrower member dies near the end of the term of a borrower loan, it is unlikely that any further payments will be made on the Notes corresponding to such borrower loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our normal collection process changes in the event of a borrower member bankruptcy filing.  When we receive notice of the bankruptcy filing, as required by law, we cease all automatic monthly payments on the borrower loan.  We also defer any other collection activity.  The status of the borrower loan, which the relevant lender members may view, switches to “bankruptcy.”  We next determine what we believe to be an appropriate approach to the member’s bankruptcy.  We first determine whether we have a basis to object to the inclusion of the debt in any bankruptcy action (e.g., based on the time between loan origination and bankruptcy filing).  If the proceeding is a Chapter 7 bankruptcy filing, seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court.  If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the borrower loan.

In all other cases, we will file a proof of claim involving the borrower member.  The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower member will be entirely within our discretion and will depend upon certain factors including:

•                  if the borrower member used the proceeds of the borrower loan in a way other than that which was described in the borrower listing;

•                  if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower member’s behalf; and

•                  our view of the costs and benefits to us of any proposed action.

Borrower Payment Dependent Notes based on Previously-funded Loans

In addition to loans requested by borrowers and originated through our website, our platform also enables certain financial institution members to offer previously-funded loans for sale by posting listings on our platform indicating the remaining principal balance of the loan and the interest rate the borrower is obligated to pay on the loan.  Previously-funded loans offered for sale by our financial institution members are made by the financial institution offering the loan for sale, and have a fixed interest rate and maturities of between three months and seven years.  These previously-funded loans may be unsecured or secured by real property or personal property.

Lender members access our platform and make purchase commitments for Notes that are dependent for payment on payments we receive on the corresponding previously-funded loan.  Lender members bid the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding previously-funded loan, and the minimum interest rate they are willing to receive.  At the close of the auction bidding period if bids totaling the sale price are received, the financial institution sells and assigns the loan to Prosper, without recourse to the financial institution, in exchange for the proceeds from the sale of the Notes to the lender members who were the winning bidders.  We in turn issue Notes that are dependent for payment on payments we receive on that previously-funded borrower loan.  We use all proceeds from the sale of the Notes to purchase the corresponding previously-funded loan from the financial institution member that posted the loan for sale.

Financial institution members offering previously-funded loans for sale on the platform have no obligation to purchasers of the Notes.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding previously-funded loan or the proceeds of such previously-funded loan, even though the corresponding loan upon which the Notes are dependent for payment may be secured by real property or personal property.

Although Prosper obtains the borrower’s social security number, name and address from financial institution members offering previously-funded loans for sale, we do not obtain any documentation of the borrower’s ability to afford the loan.

Participation in the Funding of Borrower Loans by Prosper

Prosper does not participate on the platform as a lender.  Some of our executive officers, directors and shareholders have bid on and purchased loans originated through the platform from time to time in the past, and may purchase Notes in the future.  As of October 31, 2008, these individuals had purchased $936,625 in loans.

Trading Platform

Lender members may not transfer their Notes except through the resale trading platform operated by a registered broker-dealer yet to be determined.  See “About the Platform—Description of the Notes” for more information.  This trading platform is an internet-based trading platform on which our lender members may offer their Notes for sale or bid on and purchase Notes offered for sale.  Lender members must first establish a brokerage relationship with the registered broker-dealer operating the trading platform before using the trading platform.  In this section, we refer to lender members who have established such brokerage relationships as “subscribers.” Only transactions involving resales of previously issued Notes will be affected through the trading platform; the trading platform will not handle any aspect of transactions involving the initial offer and sale of Notes by Prosper.  Subscribers may post orders to sell their Notes on the trading platform at prices established by the subscriber.  Other subscribers will have the opportunity to view these prices, along with historical information from the original loan posting for the borrower loan corresponding to the Note and the payment history for the Note.

To cover administrative costs, Prosper intends to charge subscribers who post resale listings a nonrefundable resale listing fee of $0.25 per Note being listed for resale.  Resale listing fees will be deducted from the subscriber’s funding account at the time the resale listing is posted on the trading platform.  In addition, all Notes traded through the trading platform will continue to be subject to Prosper’s 1.0% fee for servicing the Note payments.

Subscribers who sell Notes on the trading platform, will be subject to fees charged by the registered broker-dealer.  This fee is expected to equal 1.0% of the resale price of the Note sold.

We are not a registered national securities exchange, securities information processor, clearing agency, broker, dealer or investment adviser.  All securities services relating to the trading platform are provided by the registered broker-dealer.  Neither Prosper nor the registered broker-dealer will make any recommendations with respect to transactions on the trading platform.  There is no assurance that subscribers will be able to establish a brokerage relationship with the registered broker-dealer.  Furthermore, we cannot assure subscribers that they will be able to sell Notes they offer for resale through the trading platform at the offered price or any other price nor can we offer any assurance that the trading platform will continue to be available to subscribers.

Resale of the Notes

The Notes may be resold to other subscribers through the trading platform.  If a selling subscriber desires to sell a Note prior to the end of the Note’s term, the selling subscriber may post the Note for sale on the trading platform for resale in an auction format.  If a subscriber purchases the Note, then the Note will be transferred through the trading platform to the subscriber.  A Note resold through the trading platform must be purchased in its entirety by a single subscriber.  Once a Note has been resold through the trading platform to a subsequent subscriber, the Note may again be resold through the trading platform.  After the date of this prospectus, the Notes will not be non-transferable except through the trading platform.

Notes Subject to Resale by Subscribers.  The Note trading platform will enable subscribers to resell Notes originated on our platform as well as Notes purchased from other subscribers through the trading platform.  Notes on which borrowers have become delinquent will be eligible for resale on the trading platform.  There is no limit on the number of times Notes may be resold on the trading platform, so long as they are outstanding.

Creation of Resale Listings.  Subscribers who want to sell one or more of their Notes may offer them for resale on the trading platform by creating and posting a “resale listing.”  Subscribers may offer to sell any or all of the Notes they own and may offer to resell more than one Note at the same time.

The subscriber will designate a minimum sale price the subscriber is willing to receive for the Note.  The lowest minimum sale price subscribers may offer in a resale listing will be $0.50.

Resale listings will have a listing duration of seven days.  Selling subscribers may also add an “automatic sale” feature to their resale listing, which would allow the selling subscriber to set an automatic sale price, would end the bidding period on a resale listing immediately after the listing receives an initial bid equal to the price, and the Note would be immediately sold to the subscriber who placed the bid.

The selling subscriber may withdraw resale listings without charge at any time prior to expiration of the auction bidding period, before any bids are received.  Resale listings with at least one bid cannot be withdrawn by the selling lender.

Display of Resale Listings.  Resale listings will be displayed for auction on the trading platform, and include the selling subscriber’s screen name, the offered sale price of the Note, the interest rate on the Note and the remaining term of the Note, and the yield to maturity that corresponds to the offered sale price.  Resale listings will also include the repayment status on the Note (i.e., current or delinquent), the borrower’s payment history and the next scheduled payment on the Note.  Resale listings will also include the remaining duration of the resale listing, the number of bids, and whether the resale listing has an automatic sale feature.

Resale listings will include a link to the original borrower listing (including the listing title, description, credit data, recommendations, questions and answers, and original bidding history) that corresponds to the Note being offered for resale.  Although resale listings will be displayed publicly on the trading platform, the borrower’s payment history and corresponding borrower listings will be viewable only by registered subscribers.

Bidding on Resale Listings.  Only registered subscribers are eligible to bid for and purchase Notes listed for resale on the trading platform.  Subscribers may bid for and purchase one or more Notes from selling subscribers.  As with bidding on borrower listings, subscribers who bid on resale listings must have funds on deposit in the subscriber’s funding account in at least the amount of the subscriber’s bid or bids; subscriber withdrawals from the subscriber’s funding account are prohibited to the extent any such withdrawal would reduce the balance below the aggregate amount of the subscriber’s pending bids on borrower listings and resale listings.  Subscribers are not eligible to bid on their own resale listings.

Subscribers bidding on resale listings must bid for the full amount of the Note being sold, and there may be only one winning bidder for a Note offered for resale by a selling subscriber.

Subscribers bidding on resale listings can only bid selectively, by browsing through and choosing one or more resale listings that appeal to the subscriber.

Bids may be made by subscribers until the end of the auction period specified in the resale listing.  The selling subscriber may, however, end the auction bidding period early at any time after a winning bid is made.  The winning bidder is the subscriber who has bid the highest price as of the end of the auction bidding period (or the automatic sale price with respect to a resale listing with such a feature).

Proxy Bidding.  The trading platform will employ an automated proxy bidding system that enables bidding subscribers to place a bid higher than the then current minimum bid, and have bids continually applied against a resale listing, up to a specified maximum bid amount.  The maximum bid amount is hidden from view until competing bids push the current sale price higher than the bidder’s maximum bid.

Close of Bidding and Resale of Borrower Loans.  When a resale listing ends with a winning bidder, the final sale price is immediately withdrawn from the winning subscriber’s funding account to pay the selling subscriber.

Upon the selling subscriber’s receipt of the final net sale proceeds, the Note is sold, transferred and assigned by the selling subscriber to the winning bidder without recourse.  All further payments made on the Note will be credited to the account of the subscriber who purchased the Note from the previous subscriber.  The purchasing subscriber may retain ownership of the Note for the remainder of its term, or list the Note for resale on the trading platform.  The electronic original Note is kept in the possession and control of Prosper, as servicer of the Note, for the remaining term of the Note.

Customer Support

We provide customer support to our borrowers and lender members.  For most of our members, their experience is entirely web-based.  We include detailed information about our platform on our website.  We also post detailed fee information and the full text of our member legal agreements.

We make additional customer support available to members by email and phone.  Our customer support team is currently located at our headquarters in San Francisco, California.

Historical Information About Our Borrowers and Outstanding Borrower Loans

The performance of borrower loans is a function of the credit quality of the borrowers and the risk and return preferences of the lender members.  Lender members can choose to pursue a variety of bidding strategies including strategies that may or may not maximize the return on their investment.  When making bidding decisions, lender members consider borrowers’ credit grades, debt-to-income ratios and other credit data and information displayed with listings.  The performance of loans to date has been consistent with the credit information presented to lender members.

Since our inception in November 2005 through October 16, 2008, we have facilitated 28,941 borrower loans with an average original principal amount of $6,172 and an aggregate original principal amount of $178,626,522.  As of November 20, 2008, 64.4% of outstanding borrower loans were current, 15.4% had been paid in full, 1.4% were 15 to 30 days late, 4.2% were more than 30 days late, and 14.6% had been charged off.  A borrower loan is charged off when it is more than 120 days past due or when it has been discharged in bankruptcy.

As of November 20, 2008, the charged off loans were comprised of 4,216 borrower loans, equaling a total charged off amount of $21,844,881.  Of these 4,216 charged off loans, 602 loans with an aggregate charged off amount of $3,676,360 were subject to bankruptcy of the borrower.

The following table presents additional aggregated information for the period from our inception to October 16, 2008 about delinquencies, default and borrower prepayments, grouped by the credit grade.  With respect to late borrower loans, the following table shows the entire amount of the principal remaining due (not just that particular payment.)

Total Loan Originations

November 2005 - October 16th, 2008

(as of November 20, 2008)

	Total Loan Originations		Current Loans			15-30 Days Past Due
Credit Grade	Number	Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Outstanding Principal
AA	3513	$32,152,227	2331	$22,587,188	$16,597,872.46	24	$391,082	$300,653.63
A	3312	$30,798,523	2326	$21,541,238	$15,626,964.27	30	$410,601	$312,608.26
B	4387	$36,485,414	3164	$25,559,096	$18,625,398.80	56	$632,198	$459,131.77
C	5643	$34,450,048	3917	$22,042,839	$15,646,624.99	90	$623,073	$451,236.01
D	5151	$24,655,323	3431	$15,213,947	$10,589,028.01	71	$387,930	$271,898.21
E	3289	$11,156,095	1799	$5,354,788	$3,403,163.47	59	$162,681	$117,638.18
HR	3505	$8,602,274	1635	$3,799,571	$2,458,311.74	64	$149,126	$101,941.58
NC	141	$326,618	46	$97,577	$36,700.71	0	$—	$—

	28941	$178,626,522	18649	$116,196,244	$82,984,064	394	$2,756,691	$2,015,108

percent of total			64.4%	65.0%		1.4%	1.5%
	avg loan size:	$6,172.09

	Paid In Full (1)		31+ Days Past Due			Defaulted (2)
Credit Grade	Number	Origination Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	ChargedOffPrincipal
AA	1012	$6,847,941	56	$905,315	$671,706.43	90	$1,420,701	$1,142,117.24
A	670	$4,891,127	108	$1,433,671	$1,028,914.39	178	$2,521,886	$2,097,747.20
B	658	$4,425,631	158	$1,706,242	$1,308,301.87	351	$4,162,247	$3,530,696.55
C	732	$4,226,057	235	$1,692,272	$1,298,356.35	669	$5,865,807	$4,957,453.76
D	651	$2,918,338	270	$1,408,602	$1,047,318.88	728	$4,726,506	$4,003,413.50
E	413	$1,477,941	189	$707,520	$488,555.23	829	$3,453,165	$2,971,712.83
HR	311	$745,227	207	$545,771	$397,910.21	1288	$3,362,579	$2,967,363.42
NC	8	$21,650	4	$8,251	$4,500.34	83	$199,140	$174,376.60

	4455	$25,553,912	1227	$8,407,644	$6,245,564	4216	$25,712,031	$21,844,881

percent of total	15.4%	14.3%	4.2%	4.7%		14.6%	14.4%

						Default due to Delinquency:
							3614	85.7%
							$18,168,521.18	83.2%

						Default due to Bankruptcy:
							602	14.3%
							$3,676,359.92	16.8%

(1) includes loans with Final Payment in Progress

(2) includes all loans >120 days past due

Because of our limited operating history, the data in the foregoing table regarding loss experience may not be representative of the loss experience that will develop over time as additional borrower loans are originated through our platform and the borrower loans already originated through our platform have longer payment histories.

The following table presents aggregated information about borrowers for loans originated over the period from our inception to October 16, 2008, grouped by credit grade:

Credit Grade	Number of Borrowers	Average Interest Rate	Average APR
AA	3513	11.5%	12.2%
A	3312	14.2%	15.2%
B	4387	16.5%	17.5%
C	5643	18.8%	20.0%
D	5151	21.2%	22.4%
E	3289	25.5%	26.8%
HR	3505	25.5%	26.9%
NC	141	23.3%	24.2%

The following table presents aggregated information for loans originated during the period from March 1, 2007 through October 16, 2008.  Income and employment is self-reported by borrowers at the time their loan listings are posted for bidding on the platform and is verified in a limited number of instances at the pre-funding stage.  Homeownership information is obtained from credit bureau reporting and Prosper does not independently verify this information except in limited instances where the information is provided by borrowers and verified.

	Percent of Borrowers	Average Job Tenure	Average Annual	Average Debt To Income
Credit Grade	Reporting Home Ownership	Months	Gross Income	(excludes DTI>200%)
AA	77.3%	76.0	72,040	19.96%
A	57.1%	67.4	58,811	24.29%
B	54.6%	71.3	56,419	27.52%
C	49.9%	70.0	53,029	25.20%
D	29.7%	63.5	46,814	25.54%
E	27.9%	65.5	48,205	23.97%
HR	18.6%	49.1	38,829	19.47%

The following table presents aggregated information for loans originated from the period from March 1, 2007 to October 16, 2008 reported by a consumer reporting agency about Prosper borrowers at the time of their loan applications, grouped by credit grade.  Prosper has not independently verified this information:

	Average Experian	Average Number	Average Number	Average Number
Credit Grade	ScoreXPlus	Current Delinquencies	Total Open Lines	Total Credit Lines
AA	792.3	0.12	9.72	26.59
A	737.5	0.27	9.01	24.65
B	697.6	0.38	8.78	25.15
C	656.8	0.70	8.12	25.07
D	619.5	1.05	7.89	23.77
E	578.3	2.20	7.62	26.63
HR	536.7	3.82	5.08	19.24

Use of Proceeds

We will use the proceeds of each series of Notes to facilitate the funding of a borrower loan through our platform designated by the lender members purchasing such series of Notes.  Proceeds of the sale of Notes are paid to WebBank for the purchase of borrower loans by Prosper from WebBank.  See “About the Platform” for more information.

Plan of Distribution

We will offer the Notes to our lender members at 100% of their principal amount.  The Notes will be offered only by Prosper through the Prosper website, and there will be no underwriters or underwriting discounts.  See “About the Platform” for more information.

Financial Suitability Requirements

The Notes are highly risky and speculative.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.

Description of the Notes

General

The Notes will be issued in series under an indenture to be entered into between Prosper and a commercial bank yet to be determined.

Each series of Notes will correspond to one borrower loan.  All Notes will be U.S.  dollar denominated, fully amortizing and have a fixed rate of interest.  The Notes of each series will have a stated interest rate that is the same as the interest rate for the corresponding borrower loan and an aggregate stated principal amount equal to the principal amount of the corresponding borrower loan.

Notwithstanding the foregoing, we have no obligation to make any payments on the Notes unless, and then only to the extent that, we have received payments on the corresponding borrower loan.  The Notes will also be subject to full or partial prepayment without penalty.

Notes of each series will have an initial term of between three months and seven years.  If there are amounts owing to Prosper in respect of the corresponding borrower loan at the initial maturity of a Note, the term of the Note will be automatically extended by one year, which we refer to as the “final maturity,” to allow the holder to receive any payments that we receive on the corresponding borrower loan after the maturity of the corresponding borrower loan.  Following the final maturity of a Note, the holder of that Note will have no rights to receive any further payments from Prosper.

The indenture will not limit the aggregate principal amount of Notes that Prosper can issue under the indenture, but each series of Notes will be effectively limited to a maximum principal amount of $25,000, which is the largest possible principal amount of a borrower loan.  If in the future we change the maximum amount of a permitted borrower loan request, then the maximum aggregate principal amount of Notes per series would also increase.  The aggregate principal amount of Notes of each series will equal the principal amount of the corresponding borrower loan.

We will use all proceeds we receive from purchases of the Notes to purchase the corresponding borrower loans from WebBank or, if a previously-funded loan, from the financial institution member.

Ranking

The Notes will be unsecured special, limited obligations of Prosper.  Prosper will be obligated to make payments on each Note in a series only if and to the extent that Prosper receives principal, interest or late fee payments from the borrower on the corresponding borrower loan or previously-funded loan purchased by Prosper with the proceeds of that series, and such borrower loan payments will be shared ratably among all Notes of the series after deduction of Prosper’s servicing fee.  In the event of a bankruptcy or similar proceeding of Prosper, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Prosper with respect to payment from the proceeds of the borrower loan corresponding to that Note or other assets of Prosper is uncertain.  If Prosper were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Prosper that may or may not be limited in recovery to the corresponding borrower loan payments.

The indenture will not contain any provisions that would limit Prosper’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described below under “Limitations on Payments,” we will make payments of principal and interest on the Notes upon receiving Borrower Loan Payments (as defined below) in respect of the corresponding borrower loan, in accordance with the payment schedule for each Note.  Each Note will have a payment schedule providing for monthly payments over a term of between three months and seven years, on payment dates that fall on the due date for each installment of principal and interest on the corresponding borrower loan.

The stated interest rate on each Note will be the same as the interest rate on the corresponding borrower loan and interest will be computed on the Note in the same manner as the interest on the corresponding borrower loan is computed.  The Servicing Fee described below will reduce the effective yield on the Notes below their stated interest rate.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S.  Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Each holder of a Note’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the Borrower Loan Net Payments, if any.  For each series of Notes, “Borrower Loan Net Payments” means the amounts, if any, equal to the Borrower Loan Payments from the corresponding borrower loan minus the applicable Servicing Fee.

“Borrower Loan Payments” for each series of Notes means all amounts received by Prosper in connection with the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, any late fees and any amounts received by Prosper upon collection efforts with respect to the corresponding borrower loan, but excluding the non-sufficient funds fee, any collection fees imposed by Prosper or a third-party collection agency.

The “Servicing Fee” is an amount equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan prior to the application of the payment.

The “Non-sufficient Funds Fee” is a $15.00 fee or such lesser amount permitted by law charged by Prosper when our payment request is denied for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.

To the extent we do not receive the anticipated Borrower Loan Payments from a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against Prosper or the borrower member in respect of the Note or the borrower loan corresponding to such holder’s Note.

Prepayments

To the extent that a borrower member prepays a corresponding borrower loan, such prepayment amount will be a Borrower loan Payment and holders of Notes related to that corresponding borrower loan will be entitled to receive their pro rata shares of the prepayment net of the applicable servicing fee.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a borrower loan, Prosper will redeem all of the Notes of the series corresponding to such borrower loan for 100% of the remaining outstanding principal amount of such Notes.  An “identity fraud incident” means that the corresponding borrower loan has been obtained as a result of verifiable identity theft or fraud on the part of the purported borrower member.  We may, in our discretion, require proof of the identity theft or fraud, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the corresponding borrower loan.

Servicing Covenant

We are obligated to use commercially reasonable efforts to service and collect the borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans.  If we refer a delinquent borrower loan to a collection agency on or after the 31st day of its delinquency, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts.  Furthermore, we may, at any time and from time to time, amend or waive any term of a borrower loan, and may transfer, sell or cancel any borrower loan that is more than 120 days delinquent without the consent of any holder of any Notes of the series corresponding to such borrower loan.  We will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the borrower loans.

The indenture contains no financial covenants or other covenants limiting our operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The indenture prohibits us from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•                  the surviving or acquiring entity is a U.S.  corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•                  immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•                  we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

We will issue the Notes only in registered form and only in electronic form.  This means that each Note will be stored on our website.  You can view your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website.  We will not issue certificates for the Notes.  Lender members will be required to hold their Notes through our electronic Note register.

The laws of some states in the United States may require that certain persons take physical delivery in definitive, certificated form, of securities that they own.  This may limit or curtail the ability of such persons to purchase Notes.  We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the trustee will treat the lender members in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through the Note trading platform by a registered broker-dealer yet to be determined.  Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a resale trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer.  The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order.  There can be no assurance, however, that a market for Notes will develop on the trading system, or that the system will continue to operate.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Trading Platform” for more information.

No Sinking Fund

The Notes are fully amortizing and will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•                  our failure to make required payments on the Notes for thirty days past the applicable due date;

•                  our failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the debt securities of all series for which such default exists as provided in the indenture, subject to an additional 90 day cure period; or

•                  specified events relating to our bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a borrower member does not make payments to us on the borrower loan corresponding with the particular series of Notes.  In that case, we are not required to make payments on the Notes, so no default occurs.  See “Risk Factors—Risks Related to Borrower Default—Payments on the Notes depend entirely on payments we receive on corresponding borrower loans” for more information.  An event of default with respect to one series of Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all Notes of the series waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver.  When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•                  the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•                  the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•                  such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•                  the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•                  the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•                  all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation;

•                  or all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes;

if in either case, we also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Prosper will select a commercial bank to serve as the trustee under the indenture.  From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.  If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us.  The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Note Purchase Agreement

When a lender member registers on the platform, the lender member enters into a note purchase agreement with us that governs the lender member’s purchases of Notes from time to time from us.  Under the agreement, we provide the lender member the opportunity through the platform to review loan requests, purchase Notes and instruct us to apply the proceeds from the sale of each Note to facilitate the funding of, and our purchase of, a specific borrower loan the lender member has designated.

Under the agreement, the lender member must commit to purchase a Note prior to the origination of the borrower loan to which the Note corresponds.  At the time the lender member commits to purchase a Note the lender member must have sufficient funds in the lender member’s account with us to complete the purchase, and the lender member will not have access to those funds after making the purchase commitment unless and until we notify the lender member that the borrower loan will not be funded.  Once the lender member makes a purchase commitment, it is irrevocable.  If the borrower loan does not receive purchase commitments for Notes totaling the amount of the requested loan, then we will inform the lender member and release him or her from the purchase commitment.

The agreement describes our limited obligation to redeem Notes in the case of identity fraud, which is described above.  The lender member agrees that in such circumstances the lender member will have no rights with respect to any such Notes except the crediting of the remaining principal balance of the Note to the lender member’s account.

The lender member agrees that the lender member has no right to make any attempt, directly or through any third party, to take any action to collect from the borrower members on the lender member’s Notes or the corresponding borrower loans.

The lender member acknowledges that the Notes are intended to be debt instruments issued by Prosper that have original issue discount (OID) for U.S.  federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law.  The lender member also acknowledges that the Notes will be subject to the OID rules of the Internal Revenue Code of 1986, as amended, as described below under “About the Platform—Material U.S.  Federal Income Tax Considerations—Taxation of Payments on the Notes.”

The agreement describes the limitations on payments on the Notes, which are described above.  We expressly disclaim any representations as to a borrower member’s ability to pay the corresponding borrower loan and do not act as a guarantor of any corresponding borrower loan payments by any borrower member.

The parties make customary representations and warranties to each other, and the lender member represents and warrants that the lender member has not made a decision in connection with any loan requests on the Prosper platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.

The lender member acknowledges and agrees that we assume no advisory or fiduciary responsibility in the lender member’s favor in connection with the purchase and sale of the Notes and we have not provided the lender member with any legal, accounting, regulatory or tax advice with respect to the Notes.

The lender member represents and warrants that the lender member meets minimum financial suitability standards and maximum investment limits.

The agreement provides that neither party is liable to the other party for any lost profits, or special, exemplary, consequential or punitive damages.

The agreement provides that it is subject to binding arbitration.  It also provides that the parties waive a jury trial in any litigation related to the agreement and any borrower loans or other agreements related to the note purchase agreement.  The agreement will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Repurchase of the Notes by Prosper

We are obligated to repurchase any Note except in limited circumstances, such as material default under a Note resulting from verifiable theft of a borrower’s identity, or in the event a borrower loan fails to comply at origination in material respects with applicable federal and state law and such failure results in the Note being charged off.  Additionally, the Lender Registration Agreement provides that, in the event of a material breach of Prosper’s representations and warranties regarding any Note, Prosper must either cure the defect, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the defect in the Note.

We are obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the Notes.  If we repurchase a Note, the remaining outstanding principal balance will be returned to the lender member.

Material U.S.  Federal Income Tax Considerations

The following discussion sets forth the material U.S.  federal income tax considerations generally applicable to our lender members who purchase Notes.  This discussion is based on the U.S.  Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S.  Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations.  Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S.  federal income tax consequences described below.

This discussion does not address all of the U.S.  federal income tax considerations that may be relevant to a particular lender member’s circumstances, and does not discuss any aspect of U.S.  federal tax law other than income taxation or any state, local or non-U.S.  tax consequences of the purchase, ownership and disposition of the Notes.  This discussion applies only to lender members who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment).  This discussion does not address U.S.  federal income tax considerations applicable to lender members that may be subject to special tax rules, such as:

•                  securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•                  banks, thrifts, or other financial institutions;

•                  insurance companies;

•                  regulated investment companies or real estate investment trusts;

•                  tax-exempt organizations;

•                  persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S.  federal income tax purposes, or as part of some other integrated investment;

•                  partnerships or other pass-through entities;

•                  persons subject to the alternative minimum tax;

•                  certain former citizens or residents of the United States;

•                  non-U.S.  Holders (as defined below); or

•                  “U.S.  Holders” (as defined below) whose functional currency is not the U.S.  dollar.

As used herein, a “U.S.  Holder” is a beneficial owner of Notes that is, for U.S.  federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S.  federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S.  federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S.  persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S.  person.  A “Non-U.S.  Holder” is any beneficial owner of a Note that, for U.S.  federal income tax purposes, is not a U.S.  Holder and that is not a partnership (or other entity treated as a partnership for U.S.  federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S.  federal income tax purposes) holds Notes, the U.S.  federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S.  federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S.  FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON.  ACCORDINGLY, ALL PROSPECTIVE LENDER MEMBERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S.  FEDERAL, STATE, LOCAL AND NON-U.S.  TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Tax Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S.  federal income tax purposes.  However, although the matter is not free from doubt, Prosper intends to treat the Notes as debt instruments of Prosper that have original issue discount (OID) for U.S.  federal income tax purposes.  Where required, Prosper intends to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.  You should be aware, however, that the U.S.  Internal Revenue Service (IRS) is not bound by Prosper’s characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding borrower loan for U.S.  federal income tax purposes, or for example, the IRS could instead treat the Notes as a different financial instrument (including, for example, an equity interest or a derivative financial instrument).  Any different characterization could significantly affect the amount, timing, and character of income, gain, or loss recognized in respect of a Note.  For example, if the Notes are treated as equity of Prosper, (i) Prosper would be subject to U.S.  federal income tax on income, including interest, accrued on the borrower loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S.  federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S.  federal income taxation or the dividends-received deduction) to the extent of Prosper’s earnings and profits as computed for U.S.  federal income tax purposes.  Such a characterization may significantly reduce the amount available to pay interest on the Notes.  Accordingly, prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S.  federal, state, local and non-U.S.  tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

The following discussion assumes that each Note will be treated as a debt instrument of Prosper that will have original issue discount (OID) for U.S.  federal income tax purposes.

Taxation of Payments on the Notes

A U.S.  Holder of a Note will be required to include original issue discount (OID) in income as ordinary interest income for U.S.  federal income tax purposes as it accrues under a constant yield method, regardless of such U.S.  Holder’s regular method of tax accounting.  If a Note is paid in accordance with its payment schedule, the amount of OID includible in income by a U.S.  Holder is anticipated to be based on the yield of the Note determined net of the 1.0% service charge, as described below, which yield will be lower than the stated interest rate on the Note.  As a result, the holder will generally be required to include an amount of OID in income that is less than the amount of stated interest paid on the Note.  On the other hand, if a payment on a Note is not made in accordance with such payment schedule, for example because the borrower member did not make timely payment in respect of the corresponding borrower loan, a U.S.  Holder will be required to include such amount of OID in taxable income as interest even though such interest has not been paid.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies.  If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule.  In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies generally may be ignored.  A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument.  A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.

The Notes provide for one or more alternative payment schedules because Prosper is obligated to make payments on a Note only to the extent that Prosper receives payments on the corresponding borrower loan.  The payment schedule for each Note provides for payments of principal and interest (net of the 1.0% service charge) on the Note in accordance with the payment schedule for the corresponding borrower loan.  In addition to scheduled payments, Prosper will prepay a Note to the extent that a borrower member prepays the borrower loan corresponding to the Note, and late fees collected on the borrower loan corresponding to a Note will be paid to the holders of the Note.  Notwithstanding such contingencies, Prosper has determined to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because Prosper believes that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment, or late payment by the borrower member on the borrower loan corresponding to such Note will be remote or incidental.  If in the future Prosper determines that the previous sentence does not apply to a Note, Prosper anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and shall so notify U.S.  Holders of the Note.

Prosper’s determination is not binding on the IRS.  If the IRS determines that the Notes are “contingent payment debt instruments” due to the contingencies described above (or in the future, if Prosper so concludes with respect to a particular series of Notes), the Notes will be subject to special rules applicable to contingent payment debt instruments.  Such rules generally require a holder (i) to accrue interest income based on a projected payment schedule and comparable yield, which may be higher or lower than the stated interest rate on the Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, or retirement of the debt instrument.  This discussion assumes that the Notes are not subject to the contingent payment debt instrument rules.

The OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the

Note (net of the 1.0% service charge) under the payment schedule of the Note.  The issue price of the Notes will equal the principal amount of the Notes.

The amount of OID includible in a U.S.  Holder’s income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note.  The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period).  Prosper intends to use 30-day accrual periods.  The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note (net of the 1.0% service charge).  A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note (net of the 1.0% service charge) under the payment schedule of the Note, produces an amount equal to the issue price of such note.

Cash payments of interest and principal (net of the 1.0% service charge) under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, a U.S.  Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and the U.S.  Holder’s adjusted tax basis in the Note.  In general, the U.S.  Holder’s adjusted tax basis of the Note will equal the U.S.  Holder’s cost for the Note, increased by the OID and market discount previously included in gross income by the holder, as discussed below, and reduced by any payments previously received by the holder in respect of the Note.

Except as described below with respect to any Note acquired at a market discount or, as discussed above, treated as a contingent payment debt instrument, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition, such Note has been held for more than one year.  Under current U.S.  federal income tax law, certain non-corporate U.S.  Holders, including individuals, are eligible for preferential rates of U.S.  federal income taxation in respect of long-term capital gains.  The deductibility of capital losses is subject to limitations under the Code.

Prepayments

As discussed above, Prosper will prepay a Note to the extent that a borrower member prepays the borrower loan corresponding to the Note.  If Prosper prepays a note in full, the Note will be treated as retired, and, as described above, a U.S.  Holder generally will have gain or loss equal to the difference, if any, between the amount realized upon the retirement and the U.S.  Holder’s adjusted tax basis in the Note.  If Prosper prepays a Note in part, a portion of the Note will be treated as retired.  Generally, for purposes of determining (i) the gain or loss attributable to the portion of the Note retired and (ii) the OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, holder’s adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired.  The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If a U.S.  Holder purchases a Note on the trading platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S.  federal income tax purposes, unless that difference is less than a specified de minimis amount.  Under the market discount rules, a U.S.  Holder generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by the U.S.  Holder.  Such market discount will accrue on the Note on a ratable basis over the remaining term of the

Note unless the U.S.  Holder elects to accrue market discount on a constant yield basis.  In addition, a U.S.  Holder may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred or continued to purchase or carry such Note.

A U.S.  Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply.  An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S.  Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.  Lender members should consult their own tax advisors before making this election.

Acquisition Premium

If a U.S.  Holder purchases a Note on the trading platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium.  For a Note acquired with an acquisition premium, the amount of OID that the U.S.  Holder must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If a U.S.  Holder purchases a Note on the trading platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, the U.S.  Holder will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on the borrower loan corresponding to the Notes will be paid to the holders of the Notes.  Prosper anticipates that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note.  In such case, any late fees paid to a U.S.  Holder of Notes should be taxable as ordinary income at the time such fees are paid or accrued in accordance with the U.S.  Holder’s regular method of accounting for U.S.  federal income tax purposes.

Nonpayment of Borrower Loans Corresponding to Note — Automatic Extension

In the event that Prosper does not make scheduled payments on a Note as a result of nonpayment by a borrower member on the borrower loan corresponding to the Note, a U.S.  Holder must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below.  Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date.  As a result of such reissuance, the amount and accrual of OID on the Note may change.  At the time of the deemed reissuance, due to nonpayment by the borrower member, Prosper may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the borrower loan corresponding to such Note will be remote or incidental.  Accordingly, the Note may become subject to the contingent payment debt instrument rules.  In addition, in the event that a Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower member on the borrower loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules.  As discussed above, contingent payment debt instruments are subject to special rules.  If Prosper determines that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, it will notify the U.S.  Holders and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, a U.S.  Holder may be able to stop accruing OID on the Note.  Under current IRS guidance, it is not clear whether a U.S.  Holder may stop accruing OID if scheduled payments on a Note are not made.  U.S.  Holders should consult their own tax advisors regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes wholly worthless, a non-corporate U.S.  Holder who did not acquire the Note as part of the holder’s trade or business generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a short-term capital loss in the taxable year the Note becomes wholly worthless.  The portion of the U.S.  Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt.  Under Section 166 of the Code, corporate U.S.  Holders and other U.S.  Holders that acquired Notes as part of a trade or business generally are entitled to deduct as an ordinary loss any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless.  U.S.  Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

Backup Withholding and Reporting

Generally, payments of principal and interest, and the accrual of OID, with respect to the Notes will be subject to information reporting and possibly to backup withholding.  Information reporting means that the payment is required to be reported to the holder of the Notes and the IRS.  Backup withholding means that we are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf.  Backup withholding will be imposed at a rate of 28%.

Payments of principal and interest, and the accrual of OID, with respect to Notes held by a U.S.  Holder, other than certain exempt recipients such as corporations, and proceeds from the sale of Notes through the U.S.  office of a broker will be subject to backup withholding unless that U.S.  Holder supplies us with a taxpayer identification number and certifies that its taxpayer identification number is correct or otherwise establishes an exemption.  In addition, backup withholding will be imposed on any payment of principal and interest, and the accrual of OID, with respect to a Note held by a U.S.  Holder that is informed by the U.S.  Secretary of the Treasury that it has not reported all dividend and interest income required to be shown on its U.S.  federal income tax return or that fails to certify that it has not underreported its interest and dividend income.

A U.S.  Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.  In addition, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S.  federal income tax liability, provided that certain required information is furnished to the IRS.

BUSINESS

Overview

Prosper Marketplace, Inc. is the operator of an Internet credit auction platform.  The platform is described in more detail in this prospectus under the caption “About the Platform.” Our platform provides a number of benefits to our borrowers.  We believe the key features of the Prosper experience are the following:

•      better interest rates than those available from traditional banks;

•      24-hour online availability to initiate a loan listing;

•      convenient, electronic payment processing; and

•      amortizing, fixed rate loans, which represent a more responsible way for consumers to borrow than revolving credit facilities.

Business Strengths

We believe that the following business strengths differentiate us from competitors and are key to our success:

•                  Interest rates set by the marketplace.  We believe that our auction bidding process provides an efficient method of setting interest rates for both borrowers and lenders, in a way that is fair and transparent to all parties.

•                  Open access.  We allow individuals with a wide range of credit characteristics to apply for loans, and enable them to leverage their social capital and receive loans from the lender community at large.

•                  Transparency and data availability.  By making all site transactions visible to our customers and available electronically for analysis, we allow our customers to better understand our marketplace and make better decisions about their activity.

Corporate History

We were incorporated in the State of Delaware in March 2005, and our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Prosper’s telephone number at that location is (415) 593-5400.  Prosper’s website address is www.prosper.com.  Information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in February 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly as described under “—Prior Operations of Our Platform.”

Marketing

Our marketing efforts are designed to attract members to our website, to enroll them as members and to have them understand and utilize our services for borrowing or investing in Notes on our platform.  We believe there are significant opportunities to increase the number of members who use our platform through additional marketing initiatives.  We employ a combination of paid and unpaid sources to market our platform.  We also invest in public relations to build our brand and visibility.  We are constantly seeking new methods to reach more potential Prosper members.

We attract members in a variety of ways, including advertising, search engine results and word-of-mouth referrals.  We frequently hear from new borrowers that they heard about us from current borrowers.  In addition, we have been featured in a variety of media outlets, including television and print media.  We have also participated in interviews to promote Prosper.

We continuously measure website visitor-to-member conversion.  We test graphics and layout alternatives in order to improve website conversion.  We also seek to customize the website to our members’ needs whenever possible.  We carefully analyze visitor website usage to understand and overcome barriers to conversion.

For the year ended December 31, 2007, we spent approximately $2.9 million on marketing, and for the nine months ended September 30, 2008 we spent approximately $2.3 million on marketing.

Technology

Our system hardware is located in a hosting facility located in San Francisco, California, owned and operated by Rincon 365 Borrower, LLC under an agreement that expires in August 2011.  Generally, unless either party delivers a termination notice the agreement is automatically renewable for three year terms.  The facility provides around-the-clock security personnel, video surveillance and biometric access screening and is serviced by onsite electrical generators, fire detection and suppression systems.  The facility has multiple interconnects to the Internet, and we use Internap Network Services Corporation as our service provider.  We also maintain off-site backups in Las Vegas, Nevada.

We own all of the hardware deployed in support of our platform.  We continuously monitor the performance and availability of our platform.  We have a scalable infrastructure that utilizes standard techniques such as load-balancing and redundancies.

We have written our own accounting software to process electronic cash movements, record book entries and calculate cash balances in our members’ funding accounts.  We process electronic deposits and payments by originating ACH transactions.  Our software puts these transactions in the correct ACH transaction data formats and makes book entries between individual members’ accounts using a Write-Once-Read-Many (WORM) ledger system.

We are also in ongoing negotiations with a loan servicing company who is willing and able to transition servicing responsibilities in the event we can no longer do so.  The third party is a financial services company who has extensive experience and knowledge entering into successor loan servicing agreements.  The third party is expected to provide monthly investor reports on our loan servicing activity that will be available to all registered users.  Contract negotiations are ongoing and we expect our service contract to be finalized by December 31, 2008.

Scalability

Our platform is designed and built as a highly scalable, multi-tier, redundant system.  Our platform incorporates technologies designed to prevent any single point of failure within the data center from taking the entire system offline.  This is achieved by utilizing load-balancing technologies at the front-end and business layer tiers and clustering technologies in the backend tiers to allow us to scale both horizontally and vertically depending on platform utilization.  In addition, the core network load-balancing, routing and switching infrastructure is built with fully redundant hardware and sub-second failover between those devices.

Data integrity and security

All sensitive data that is transmitted to and from our customers and service providers is transacted using a secure transport protocol.  Communication of sensitive data via the web site to our customers is secured utilizing SSL 128-bit enabled encryption certificates provided by VeriSign.  Communication of sensitive data with our service providers is secured utilizing authenticated VPN, SSL 128-bit encryption and SSH protocols depending on the service providers’ requirements.  Storage of sensitive data is encrypted utilizing AES 256-bit and 3DES 168-bit cryptographic ciphers depending upon our service providers’ requirements and internal storage policies.  Access to the data by our employees is restricted based upon a least-privilege principle such that employees have access only to the information and systems needed to perform their function.  In the event of disaster, data is repeatedly stored securely at an offsite data center.

We protect the security of our platform using a multilayered defense strategy incorporating several different security technologies and points of monitoring.  At the perimeter of the network, multi-function security technologies implement firewall, intrusion prevention, anti-virus and anti-spam threat management techniques.  Internally, the network and hosts are segmented by function with another layer of firewalls and traffic inspection devices.  At the host level, our platform utilizes host based intrusion prevention, antivirus, antispyware, and application control systems.  Logging and monitoring for network security devices is done in real-time with notifications to the appropriate staff upon any suspicious event or action that requires attention.  Logging and monitoring of host systems is done in real-time to a centralized database with web based reporting and additional notification to the appropriate staff for any remediation.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business.  We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud.  We employ techniques such as knowledge based authentication, or KBA, out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud.  We use services from third-party vendors for user identification, credit checks and OFAC compliance.  In addition, we use specialized third-party software to augment our identity fraud detection systems.  In addition to our identity fraud detection system, we have a dedicated team which conducts additional investigations of cases flagged for high fraud risk.  See “About the Platform—How the Platform Operates—Borrower Financial Information is Generally Unverified” for more information.  We also enable our lender members to report suspicious activity to us, which we may then decide to evaluate further.

Engineering

We have made substantial investment in software and website development and we expect to continue or increase the level of this investment as part of our strategy to continually improve our platform.  In addition to developing new products and maintaining an active online deployment, the engineering department also performs technical competitive analysis as well as systematic product usability testing.  As of September 30, 2008, our engineering team consisted of seven developers, one quality assurance manager, four quality assurance contractors, two product managers, one director of database systems, one database administrator, one director of network operations, one network engineer and the Chief Technology Officer.  Our engineering expense totaled $2.0 million for the fiscal year ended December 31, 2007 and approximately $1.7 million for the nine months ended September 30, 2008.

Competition

The market for person-to-person lending is competitive and rapidly evolving.  We believe the following are the principal competitive factors in the person-to-person lending market:

•                  fee structure;

•                  website attractiveness;

•                  member experience, including borrower loan funding rates and lender returns;

•                  acceptance as a social network;

•                  branding; and

•                  ease of use.

The primary competitors of our platform are major credit card companies such as JPMorgan Chase Bank, Bank of America, Citibank, other commercial banks, savings banks and consumer finance companies.  We also face competition from other peer-to-peer platforms such as Lending Club and Virgin Money and other peer-to-peer platforms appear to be preparing to commence operations.

We may also face future competition from new companies entering our market, which may include large, established companies, such as eBay Inc., Google Inc. or Yahoo! Inc.  These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer platforms.  These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns.  These potential competitors may have more extensive potential borrower bases than we do.  In addition, these potential competitors may have longer operating histories and greater name recognition than we do.  Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Intellectual Property

Our intellectual property rights are important to our business.  We rely on a combination of copyright, trade secret, trademark, patent and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property.  We have filed a patent application in respect of our system.

Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•                  the technological skills of our software and website development personnel;

•                  frequent enhancements to our platform; and

•                  high levels of member satisfaction.

Our competitors may develop products that are similar to our technology.  For example, our legal agreements may be copied directly from our website by others.  We enter into confidentiality and other written agreements with our employees, consultants and service providers, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information.  Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as ours.  Policing all unauthorized use of our intellectual property rights is nearly impossible.  Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

We have developed our own software, and do not use software licensed to us by third parties, for processing electronic cash movements, recording book entries and calculating cash balances in our members’ Prosper accounts.

Employees

As of September 30, 2008, we employed forty-one full-time employees.  Of these employees:

•                  15 were in network and engineering;

•                  11 were in customer services, which includes the employees who conduct our collection activities;

•                  7 were in legal and finance;

•                  4 were in marketing; and

•                  4 were in general and administration.

None of our employees are represented by labor unions.  We have not experienced any work stoppages and believe that our relations with our employees are good.

Facilities

Our corporate headquarters, including our principal administrative, marketing, technical support and engineering functions, is located in San Francisco, California, where we lease workstations and conference rooms under a five year lease agreement that expires in July 2011.  We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against Prosper.  In anticipation of the institution of these proceedings, we submitted an offer of settlement, in which Prosper neither admitted nor denied liability, which was accepted by the SEC.  Pursuant to the offer, we consented to the entry of a cease and desist order, approved by the SEC on November 20, 2008, which included findings that we violated Sections 5(a) and (c) of the Securities Act and required us to cease and desist from committing or causing any violations and any future violations of Sections 5(a) and (c) of the Securities Act.

On November 25, 2008, we entered into a settlement agreement with state securities regulators, to resolve matters relating to the sale and offer of unregistered securities and the omission of material facts in connection with the offer, sale or purchase of a security in various states.  Under terms of the settlement, we agreed not to offer or sell any securities in any jurisdiction until we are in compliance with that jurisdiction’s securities registration laws.  We also agreed to pay a fine of up to $1 million to the states.  The $1 million penalty is to be allocated among the states where we conduct business, based on the loan sale transaction volume in each state.  However, we will not be required to pay any portion of the fine to those states which elect not to participate in the settlement.  We have accrued approximately $425,000 in connection with this contingent liability in accordance with SFAS No. 5, Accounting for Contingencies.  In consideration of the settlement, the states will terminate their investigation of our activities related to the sale of securities before November 24, 2008.

On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against Prosper and the other named defendants.  We intend to vigorously defend this lawsuit, however, the final outcome of this lawsuit is not presently determinable or estimable and there can be no assurance that the matter will be finally resolved in our favor.  If the lawsuit is not resolved in our favor, we might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.

We are not currently subject to any other material legal proceedings.  Except for the above matters, we are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us.

Prior Operation of Our Platform

Our Prior Operating Structure

From the launch of our platform in February 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly.  Under that structure, the borrower loans were evidenced by individual promissory notes in the amount of each lender member’s winning bid, which notes were thereafter sold and assigned to each lender member with a winning bid, subject to our right to service the borrower loans.  Borrower loans resulting from listings posted prior to April 15, 2008 were made by Prosper and sold and assigned to the lender members who were winning bidders for the loans; loans resulting from listings posted on or after April 15, 2008 were made by WebBank and then subsequently sold and assigned by WebBank to Prosper, which in turn sold and assigned such loans to the lender members who were winning bidders for the loans.

From October 17, 2008 until the date of this prospectus, we did not offer lender members the opportunity to purchase loans on our platform.  During this time, we also did not accept new lender registrations or allow new loan purchase commitments from existing lender members.  We continued to service all previously funded borrower loans, and lender members had the ability to access their accounts, monitor their borrower loans and withdraw available funds.  During this period, borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with Prosper that could make or facilitate a loan to the borrower.  We have made significant changes to the operation of our lending platform that will become effective as of the date of this prospectus.  Our historical financial results and much of the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the structure of our lending platform and our operations prior to the date of this prospectus.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

Securities Law Compliance

Since our commencement of operation in February 2006 through October 16, 2008, we sold approximately $178.6 million of loans to our lender members through an operating structure that involved our sale and assignment of promissory notes directly to lender members.  We did not register the offer and sale of the promissory notes offered and sold through our platform under the Securities Act or under the registration or qualification provisions of state securities laws.  In our view, analyzing whether or not the operation of our platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain.  If the sales of promissory notes offered through our platform were viewed as a securities offering, we would have failed to comply with the registration and qualification requirements of federal and state law and our lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation, although the statute of limitations period under various state laws may be for a longer period of time.  Due to the legal uncertainty regarding the sales of promissory notes offered through our platform under our prior operating structure, and as a result of discussions with the SEC and various state securities law administrators, we decided to restructure our operations to resolve such uncertainty.  We began our implementation of this decision on October 16, 2008, when we ceased offering lender members the opportunity to make loan purchases on our platform, ceased accepting new lender members registrations and ceased allowing new loan purchase commitments from existing lender members.  Furthermore, pursuant to this decision, we filed this prospectus, and the registration statement of which it forms a part, with the SEC, in which we describe the restructuring of our operations and our new operating structure.  We will resume transactions with lender members starting on the date of this prospectus.  Our decision to restructure our operations and cease sales of promissory notes offered through our platform effective October 16, 2008 limited this contingent liability, under federal law, so that it only related to the period from February 2006 until October 16, 2008 in which sales occurred under our prior operating structure.  We have, however, accrued approximately $425,000 in connection with the $1 million contingent liability arising from the settlement agreement we entered into with various states on November 25, 2008 in accordance with SFAS No. 5, Accounting for Contingencies.  See “—Legal Proceedings” for more information.

The change in the operation of our platform, the resulting litigation, as well as our adoption of new accounting pronouncements, will have a significant impact on our financial statements and results of operations for periods following the effective date of the registration statement. Because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.  See “Management’s Discussion and Analysis—Impact of New Lending Platform Structure” for more information.

GOVERNMENT REGULATION

Overview

The consumer loan industry is highly regulated.  Prosper, and the borrower loans made through our platform, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities.  These authorities impose obligations and restrictions on our activities and the borrower loans made through our platform.  In particular, these rules limit the fees that may be assessed on the borrower loans, require extensive disclosure to, and consents from, our participants, prohibit discrimination and impose multiple qualification and licensing obligations on Prosper.  Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, indemnification liability to contract counterparties, class action lawsuits, administrative enforcement actions and civil and criminal liability.  While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations.  These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

Regulation and Consumer Protection Laws

State and Federal Laws and Regulations

Borrower loan origination activities on our platform and the servicing of Notes are subject to state and federal regulation.  WebBank and the borrower loans it makes must comply with applicable state usury and lending laws, including interest rate and fee limitations, and licensing and disclosure requirements.  In addition, Prosper and WebBank must comply with the federal Consumer Credit Protection Act, including, without limitation, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  Prosper and WebBank are subject to examination, supervision, and potential regulatory investigations and enforcement actions by state and federal agencies that regulate their activities, and federal agencies, including but not limited to the Utah Department of Financial Institutions and the FDIC with respect to WebBank and various state consumer credit regulatory agencies and the Federal Trade Commission with respect to Prosper.

State Licensing Requirements.  We hold consumer lending licenses or similar authorizations in 24 states and the District of Columbia.  We are subject to supervision and examination by the state regulatory authorities that administer the state lending laws.  The licensing statutes vary from state to state and variously prescribe or impose recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review.

WebBank is a Utah-chartered industrial bank organized under Title 7, Chapter 8 of the Utah Code and has its deposits insured by the FDIC.  WebBank is subject to supervision and examination by the Utah Department of Financial Institutions and the FDIC.  Applicable federal law preempts state usury limitations and permits FDIC-insured depository institutions, such as WebBank, to “export” the interest rates permitted under the laws of the state where the bank is located when making loans to borrowers who reside in other states, regardless of the usury limitations imposed by the state law of the borrower’s residence.  WebBank is located in Utah, and Utah law does not limit the amount of interest that may be charged on loans of the type offered through our platform.  A few jurisdictions have elected to opt out of the federal usury preemption available to state-chartered, FDIC-insured banks.  To the extent that a WebBank borrower loan is deemed to be “made” in such a jurisdiction, the loan would be subject to the maximum interest rate limit of such jurisdiction.

Disclosure Requirements and Other Lending Regulations.  We are is also subject to and seeks to comply with state and federal laws and regulations applicable to consumer lending, including requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices.  These laws and regulations may be enforced by state consumer credit regulatory agencies, state attorneys general, the Federal Trade Commission, and private litigants, among others.  Given our novel business model and the subjective nature of some of these laws and regulations, particularly laws regulating unfair or deceptive business practices, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.

Truth-in-Lending Act.  The Truth-in-Lending Act (TILA), and the regulation issued by the Federal Reserve Board implementing TILA, Regulation Z, requires disclosure of, among other things, the annual percentage rate, the finance charge, the amount financed, the number of payments, and the amount of the monthly payment on consumer loans.  WebBank provides borrowers with a TILA disclosure form when borrower loans are originated and seeks to comply with TILA’s disclosure requirements relating to credit advertising.

Equal Credit Opportunity Act.  The Federal Equal Credit Opportunity Act (ECOA) and the regulation issued by the Federal Reserve Board implementing ECOA, Regulation B, prohibit discrimination in any aspect of a credit transaction, on the basis of race, color, religion, national origin, sex, marital status, age (with certain limited exceptions); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act.  Prosper and WebBank comply with ECOA’s nondiscrimination requirements, and the Lender Registration Agreement requires lender members to comply with ECOA in their bidding practices.  We also require individual group leaders who form groups on Prosper to comply with ECOA in that they are prohibited from excluding individuals from membership in a group on a prohibited basis.

ECOA also requires creditors to provide consumers with notice of adverse action taken on credit applications, giving the consumer the principal reasons why adverse action was taken.  We and/or WebBank also provide prospective borrowers who attempt but fail to obtain a borrower loan through our platform with an adverse action notice in compliance with the ECOA’s requirements.

Fair Credit Reporting Act.  The Federal Fair Credit Reporting Act (FCRA), administered by the Federal Trade Commission, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies.  In addition to requirements on credit bureaus, the FCRA requires that users of consumer credit reports have a permissible purpose to obtain a credit report on a consumer and that persons who furnish loan payment information to credit bureaus report such information accurately.  The FCRA also has disclosure requirements for creditors who take adverse action on credit applications based on information contained in a credit report.  Prosper and WebBank have a permissible purpose for obtaining credit reports on borrower members and Prosper reports loan payment and delinquency information to the credit bureaus in compliance with the FCRA.  Prosper’s and WebBank's adverse action notices contain the disclosures required by the FCRA.

Fair Debt Collection Practices Act.  The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third party debt collectors in connection with the collection of consumer debts.  The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection.  While the FDCPA applies to third party debt collectors, debt collection laws of certain states, including California, impose similar requirements on creditors who collect their own debts.  In order to ensure compliance with the FDCPA, Prosper has contracted with professional third party debt collection agencies from which lender members may select at the time they register with Prosper.  Prosper’s agreements with lender members and group leaders prohibit registered lender members and group leaders from attempting to directly collect on the Notes, and Prosper has established procedures to ensure that lender members and group leaders do not attempt to collect on the Notes themselves.

Servicemembers Civil Relief Act.  The Federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties.  In accordance with the SCRA, Prosper must adjust the interest rate of borrowers on active duty and other military personnel who qualify for and request relief.  If a borrower with an outstanding borrower loan is called to active military duty and can show that such military service has materially affected his or her ability to make payments on the borrower loan, Prosper will reduce the interest rate on the borrower loan to 6% for the duration of the borrower’s active duty.  During this period, the lender members on the borrower loan will not receive the difference between 6% and the interest rate that was established for the borrower loan by the auction bidding system on our platform.  If the borrower is a member of a group that receives group leader rewards, the group leader will not receive any rewards during the period in which the borrower is on active duty.  For borrowers to obtain an interest rate reduction on a borrower loan due to military service, we require the borrowers to send us a written request and a copy of the borrower’s mobilization orders.

We do not take military service into account in assigning credit grades to borrowers’ loan listings.

Electronic Funds Transfer Act.  The Federal Electronic Funds Transfer Act (EFTA) and the regulation issued by the Federal Reserve Board implementing the EFTA, Regulation E, place guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including preauthorized electronic fund transfers from consumers’ accounts to make loan payments.  Most transfers of funds in connection with the origination and repayment of Notes and bidding on our platform are done by Automated Clearing House (ACH) electronic transfers of funds subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA).  Transfers of funds on our platform are done in conformity with the EFTA and its regulations, as well as NACHA guidelines.

Electronic Signatures in Global and National Commerce Act.  The Federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws authorize the creation of legally binding and enforceable agreements, including electronic loan agreements, utilizing electronic records and electronic signatures.  ESIGN imposes special requirements on businesses that want to use electronic records or signatures in consumer transactions and requires businesses to obtain from consumers electronic consent or confirmation to receive information electronically that a law requires to be in writing.  When a platform participant registers on our platform, we obtain his or her consent to transact business electronically with Prosper and WebBank and maintains electronic records in compliance with ESIGN requirements.

Privacy and Data Security Laws.  The Federal Gramm-Leach-Bliley Act (GLBA) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to its information sharing with both affiliates and nonaffiliated third parties.  A number of states have enacted privacy and data security laws requiring safeguards on the privacy and security of consumers’ personally identifiable information.  Our privacy policy conforms to GLBA requirements, and we have policies and procedures intended to maintain platform participants’ personal information securely, and we do not sell, rent or share such information with third parties for marketing purposes.

Bank Secrecy Act.  We check customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC) pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (BSA), and its implementing regulation.  We have also has instituted procedures to comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as members on our platform and does not operate outside the United States.  We are not, therefore, subject to foreign laws or regulations.

MANAGEMENT

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)

Christian A. Larsen	47	Chief Executive Officer, President and Director

Christopher Denend	41	Chief Technology Officer

Douglas Neal Fuller	49	Vice President of Operations

Edward A. Giedgowd	52	Corporate Secretary, Chief Compliance Officer and General Counsel

Kirk T. Inglis	42	Chief Financial Officer

S. Catherine Muriel	54	Chief Marketing Officer

James W. Breyer	47	Director

Lawrence W. Cheng	33	Director

Paul M. Hazen	67	Director

Robert C. Kagle	52	Director

Christian A. Larsen co-founded Prosper and has served as our Chief Executive Officer and President, and one of its directors since inception.  Prior to joining Prosper, Mr. Larsen co-founded E-LOAN, Inc.  in 1996, and served as one of its directors from 1996 until its acquisition in October 2005, and as its Chairman from March 2001 until October 2005.  From 1999 to February 2005, Mr. Larsen served as Chief Executive Officer of E-LOAN, and from 1996 to 1998 and from January 2004 to June 2004, Mr. Larsen served as President of E-LOAN.  From 1992 to 1996, Mr. Larsen was the President of Palo Alto Funding Group, a mortgage brokerage he co-founded in 1992 and E-LOAN’s predecessor company.  Prior to attending business school, Mr. Larsen held positions at Chevron Corporation and NASA Ames Research Center.  Mr. Larsen holds an M.B.A. from Stanford University and a B.S. from San Francisco State University.

Christopher Denend has served as our Chief Technology Officer since July 2008 and served as our Vice President of Engineering from May 2005 to June 2008.  Prior to joining Prosper, Mr. Denend spent seven years in executive engineering roles at Macromedia, a multimedia authoring and website development software company, where he managed the engineering team for Contribute, a web site editing tool for the consumer market.  Mr. Denend earned a B.A. in Electrical Engineering from Stanford University.

Douglas Neal Fuller has served as our Vice President of Operations since August 2007.  Prior to joining Prosper, Mr. Fuller served as the Chief Research Officer at Credigy, a provider of receivables managements services focused on purchasing distressed receivables, from July 2005 to July 2007.  Prior to Credigy, Mr. Fuller served as the principal consultant for Priority Perspective from September 2002 to June 2005, and as the Senior Vice President

at First Select Corporation/Providian Financial from September 1999 to September 2002.  Mr. Fuller holds a Ph.D. in Systems Engineering from the University of Virginia and a B.I.E. with highest honors from the Georgia Institute of Technology.

Edward A. Giedgowd has served as our Chief Compliance Officer, Secretary and General Counsel of since June of 2005.  Prior to joining Prosper, Mr. Giedgowd served as General Counsel at E-LOAN from October 1999 until June of 2005.  Prior to October 1999, Mr. Giedgowd was the head of the consumer finance practice group at the San Francisco law firm of Severson & Werson P.C., where he practiced for 17 years specializing in all aspects of consumer finance law, including regulatory compliance, mortgage and auto finance, licensing, the development of multistate direct and indirect lending programs.  Mr. Giedgowd earned a J.D. from Boston College in 1982 and a B.A. from the University of Massachusetts at Amherst in 1978.

Kirk T. Inglis has served as our Chief Financial Officer since November 2006.  Prior to joining Prosper, from June to November 2006, Mr. Inglis worked as a consultant for Wells Fargo Bank, N.A., consulting on the effectiveness of their online marketing programs.  From 1994 to 2003, Mr. Inglis served in various positions with Providian Financial Corporation.  At Providian, Mr. Inglis served as President of First Select Corporation, the largest purchaser of charged-off credit card debt in the United States, from 2000 to 2001.  In addition, he served as Chief Financial Officer of GetSmart.com following its acquisition by Providian in 1999.  Mr. Inglis also developed the financial planning and control infrastructure for Providian Financial Corporation following the spin-off from its parent company in 1996.  Mr. Inglis holds an M.B.A. from Memphis State University and a B.A. from the University of Texas at Austin.

S. Catherine Muriel has served as our Chief Marketing Officer since July 2007.  Prior to joining Prosper, Ms. Muriel served as the Chief Marketing Officer of PayByTouch, a biometric payment transaction company, from January 2007 to June 2007.  Prior to PayByTouch, Ms. Muriel served as the Chief Marketing Officer of E-LOAN form May 2004 to October 2006 and as the Chief Marketing Officer of Upromise, the country’s largest private college savings loyalty service, from October 2002 to May 2004.  Ms. Muriel also served in executive level positions with AXA Financial, Prudential Financial and Citigroup’s credit card division.  Ms. Muriel holds a law degree from the London School of Economics and Political Science.

James W. Breyer has served as one of our directors since April, 2005.  Mr. Breyer has been a partner of Accel Partners, a venture capital firm, since 1990.  Mr. Breyer has served on the board of Wal-Mart Stores, Inc., a world-wide operator of retail stores, since 2001 and on the board of Marvel Entertainment, Inc., a character-based entertainment company, since June 2006.  He also serves on the boards of other privately held companies.  Mr. Breyer is a member of the Board of Associates of the Harvard Business School and is Chairman of the Stanford Engineering Venture Fund.  Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar.

Lawrence W. Cheng has served as one of our directors since July 2006.  Mr. Cheng has been a Partner at Fidelity Ventures, a venture capital firm, since June 2007, and a Principal since February 2005.   From February 2000 to January 2005, Mr. Cheng was a senior associate at Battery Ventures and from 1998 to 2000, he was an associate of Bessemer Ventures.  Mr. Cheng currently serves on the boards of Mindshift Technologies, Inc., Cortera, Primatech (aka Stylesight) and MFG.com.  Mr. Cheng holds a B.A. from Harvard College.

Paul M. Hazen has served as one of our directors since July 2006.  Mr. Hazen has served as the Chairman of the Board of Directors of KKR Financial Holdings LLC since July 2004.  Mr. Hazen joined Wells Fargo & Company in 1970, serving as Chairman of Wells Fargo from February 1997 to May 2001, Chairman and Chief Executive Officer from February 1997 to November 1998, Chief Executive Officer from January 1995 to February 1997, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984.  Mr. Hazen retired after he left his post as Chairman of Wells Fargo in May 2001.  During his retirement, Mr. Hazen acted as Chairman of Accel-KKR Company, Deputy Chairman and Lead Independent Director of Vodafone PLC and Lead Independent Director of Safeway, Inc.  Mr. Hazen is currently the Lead Independent Director of Safeway, Inc., the Chairman of Accel-KKR Company and KKR Financial Corp., and a director of Xstrata plc.  Mr. Hazen attended Amherst College and holds a B.S. in Finance from the University of Arizona and an M.B.A. from the University of California at Berkeley.

Robert C. Kagle has served as one of our directors since April 2005.  Mr. Kagle has been the general partner of Benchmark Capital since its founding in May 1995.  He has served on the board of Jamba, Inc., and its predecessor, the Jamba Juice Company, a retailer of blended beverages and healthy snacks, since 1994.  Since 1999, he has served as a director of ZipRealty, Inc., a residential real estate brokerage firm.  Mr. Kagle also serves on the boards of other privately held companies.  Mr. Kagle holds a B.S. in Electrical and Mechanical Engineering from General Motors Institute (renamed Kettering University) where he was named a Sobey Scholar, and an M.B.A. from Stanford University.  Mr. Kagle is currently the Chairman of the Board of Trustees of Kettering University.

Board Composition and Election of Directors

Our board of directors currently consists of five members, all of whom were elected as directors pursuant to the terms of a voting rights agreement entered into among certain of our stockholders.  The board composition provisions of our voting rights agreement will continue following the date of this prospectus.  Holders of the Notes offered through our platform will have no ability to elect or influence our directors or approve significant corporate transactions, such as a merger or other sale of our company or its assets.

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors.  Our board of directors has not analyzed the independence of our directors under any applicable stock exchange listing standards.  Holders of the Notes have no ability to elect or influence our directors.

Board Committees

Nominating Committee and Compensation Committee

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act.  We are, therefore, not required to have a nominating or compensation committee comprised of independent directors.  We currently do not have a standing nominating or compensation committee and accordingly, there are no charters for such committees.  We believe that standing committees are not necessary and the directors collectively have the requisite background, experience, and knowledge to fulfill any limited duties and obligations that a nominating committee and a compensation committee may have.

Audit Committee and Audit Committee Financial Expert

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act.  We are, therefore, not required to have an audit committee comprised of independent directors.  We currently do not have an audit committee and accordingly, there is no charter for such committee.  Our board of directors performs the functions of an audit committee.  We believe that our directors collectively have the requisite financial background, experience, and knowledge to fulfill the duties and obligations that an audit committee would have, including overseeing our accounting and financial reporting practices.

Director Compensation

During the year ended December 31, 2007, none of our directors received any compensation for service as a member of our board of directors.  Non-employee directors have not been reimbursed their travel and other expenses incurred in connection with attending our board meetings.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation.  Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted under Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•                  any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission.  As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•                  we will indemnify our directors and officers to the fullest extent permitted by law;

•                  we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•                  we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and s bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors.  The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Prosper) actually and reasonably incurred by such person in connection with the investigation, defense or appeal of:

•                  any proceeding to which such person may be made a party by reason of,

•                  such person’s service as a director or officer of Prosper,

•                  any action taken by such person while acting as director, officer, employee or agent of Prosper, or

•                  such person’s actions while serving at the request of Prosper as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or

•                  establishing or enforcing a right to indemnification under the agreement.

Under the indemnification agreements, we are not obligated to provide indemnification on account of any proceeding unless such person acted in good faith and in a manner reasonably believed to be in the best interests of Prosper, and with respect to criminal proceedings, such person had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding by judgment, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, by itself, create the presumption that such person did not satisfy the above standards.  Moreover, with respect to third party proceedings, we are not obligated to provide indemnification if such person has been adjudged to be liable to Prosper, unless a court of competent jurisdiction determines such person is entitled to indemnification in view of all the circumstances of the case.  In addition, under the indemnification agreements, we are not obligated to provide indemnification:

•                  for any proceedings or claims initiated or brought voluntarily by such person and not by way of defense, other that a proceeding to establish such person’s right to indemnification;

•                  for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce and interpret the terms of his indemnification agreement, unless a court of competent jurisdiction determines that each of the material assertions made by such person in that proceeding was not made in good faith or was frivolous;

•                  for any expenses and liabilities that have been paid directly to such person under a directors’ and officers’ liability insurance policy maintained by Prosper; and

•                  for expenses and payment of profits arising from the purchase and sale by such person of securities in violation of Section 16(b) of the Exchange Act.

The indemnification agreements also provide that we agree to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or our amended and restated certificate of incorporation or bylaws.  Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements and that, to the extent permitted by law, any future changes under Delaware law that would limit the ability of a Delaware corporation to indemnify its officers and directors shall have no effect on our indemnification obligations as set forth in such agreements.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.  To the extent these provisions permit us to indemnify our officers and directors for liabilities arising under the Securities Act, however, we have been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2007 by each person serving during the fiscal year ended December 31, 2007 as our principal executive officer or other executive officer, who we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation	Totals ($)

Christian A. Larsen, Chief Executive Officer	2007	$150,000	—	—	—	$150,000

John Witchel, former Chief Technology Officer(2)	2007	$150,000	—	—	—	$150,000

Edward A. Giedgowd, Corporate Secretary, General Counsel	2007	$175,000	$25,000	$11,971	—	$211,971

Kirk T. Inglis—Chief Financial Officer	2007	$180,000	—	—	—	$180,000

(1)                                  Calculated in accordance with SFAS No.  123R.

(2)                                  Mr. Witchel resigned as our Chief Technology Officer on July 31, 2008.

We have granted equity awards primarily through our 2005 Stock Option Plan (the “2005 Plan”), which was adopted by our board of directors and stockholders to permit the grant of stock options to our officers, directors, employees and consultants.  The material terms of our 2005 Plan are further described under “Employee Benefit Plans—2005 Stock Option Plan” below.

In the fiscal year ended December 31, 2007, we granted Edward A. Giedgowd incentive stock options to purchase 40,000 shares of our common stock under our 2005 Plan, at an exercise price equal to the fair market value on the date of grant.  Our board of directors determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development efforts, financial status and market conditions.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”  The options granted to Mr. Giedgowd, have a term of ten years and vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal quarterly installments thereafter over three years.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information regarding outstanding equity awards granted to our executive officers that remain outstanding as of December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Edward A. Giedgowd	85,416	14,584	$.25	6/15/2015

Edward A. Giedgowd	17,500	22,500	$.50	2/26/2017

Kirk T. Inglis	68,058	67,059	$.50	12/11/2016

(1)          All options have a term of ten years and vest over four years, with one quarter of the shares subject to vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal quarterly installments thereafter over three years.

Employee Benefit Plans

Stock Option Plan

In 2005, our stockholders approved the adoption of the 2005 Stock Option Plan.  On January 31, 2008 our board of directors approved an increase of the total number of options under the 2005 Plan by 500,000 and our stockholders approved the amendment.  The 2005 Plan will terminate upon the earliest to occur of (i) January 31, 2018, (ii) the date on which all shares of common stock available for issuance under the 2005 Plan have been issued as fully vested shares of common stock, and (iii) the termination of all outstanding stock options granted pursuant to the 2005 Plan.  The 2005 Plan provides for the grant of the following:

•                  incentive stock options under the federal tax laws (“ISOs”), which may be granted solely to our employees, including officers; and

•                  nonstatutory stock options (“NSOs”), which may be granted to our directors, consultants or employees, including officers.

Share Reserve.  As of the date hereof, an aggregate of 2,379,468 shares of our common stock are authorized for issuance under our 2005 Plan.  Shares of our common stock subject to options that have expired or otherwise terminate under the 2005 Plan without having been exercised in full again will become available for grant under the plan.  Shares of our common stock issued under the 2005 Plan may include previously unissued shares or reacquired shares bought on the market or otherwise.

Administration.  The 2005 Plan is administered by our board of directors, which may in turn delegate authority to administer the plan to a committee (the “Administrator”).  Subject to the terms of the 2005 Plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  Subject to the limitations set forth below, our board of directors or its authorized committee will also determine the exercise price of options granted under the 2005 Plan.

Stock options will be granted pursuant to stock option agreements.  The exercise price for ISOs cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant.  The exercise price for NSOs cannot be less than 85% of the fair market value of the common stock subject to the option on the date of grant.  Options granted under the 2005 Plan will vest at the rate specified in the option agreement.  Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.  In general, the term of stock options granted under the 2005 Plan may not exceed ten years.  Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination.  If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option.

Acceptable forms of consideration for the purchase of our common stock under the 2005 Plan, to be determined at the discretion of our board of directors at the time of grant, include (i) cash or (ii) the tendering of other shares of common stock or the attestation to the ownership of shares of common stock that otherwise would be tendered to Prosper in exchange for Prosper’s reducing the number of shares necessary for payment in full of the option price for the shares so purchased (provided that the shares tendered or attested to in exchange for the shares issued under the 2005 Plan may not be shares of restricted stock at the time they are tendered or attested to), or (iii) any combination of (i) and (ii) above.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order.  However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations.  The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000.  The options or portions of options that exceed this limit are treated as NSOs.  No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

•                  the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•                  the term of any ISO award must not exceed five years from the date of grant.

Option Grants to Outside Directors and Consultants.  Options may be granted to outside directors in accordance with the policies established from time to time by the board of directors specifying the number of shares, if any, to be subject to each award and the time(s) at which such awards shall be granted.  All options granted to outside directors shall be NSOs and, except as otherwise provided, shall be subject to the terms and conditions of the 2005 Plan.  As of the date hereof, we have not granted any options to our outside directors.

Adjustments.  In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2005 Plan and the maximum number and class of shares issuable to an individual in the aggregate, and the exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Dissolution or Liquidation.  In the event of a proposed dissolution or liquidation of Prosper, the Administrator shall provide written notice to each participant at least 20 days prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.  The Administrator may specify the effect of a liquidation or dissolution on any award of restricted stock or other award at the time of grant of such award.

Reorganization.  Upon the occurrence of a Reorganization Event (as defined below), each outstanding option shall be assumed or an equivalent option substituted by the successor corporation, except in the event that the successor corporation does not assume the option or an equivalent option is not substituted, then the Administrator shall notify the optionholder that one of the following will occur:

•                  all options must be exercised as of a specified time prior to the Reorganization Event or will be terminated immediately prior to the Reorganization Event; or

•                  all outstanding options will terminate upon consummation of such Reorganization Event and each participant will receive, in exchange therefore, a cash payment per share equal to the difference between the acquisition price per share and the exercise price.

A “Reorganization Event” is defined as (i) a merger or consolidation of Prosper with or into another entity, as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

401(k) Plan

We maintain through our payroll and benefits service provider, a defined contribution employee retirement plan that covers all of our employees meeting certain eligibility requirements.  The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code.  Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service, which is $15,500 for 2008.  Participants who are at least 50 years old can also make “catch-up” contributions, which in 2008 may be up to an additional $5,000 above the statutory limit.  Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions.  Employee contributions are held and invested by the plan’s trustee.  Prosper’s contributions to the plan are discretionary and we have not made any contributions to date.

TRANSACTIONS WITH RELATED PERSONS

Since our inception, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders.  We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Participation in Our Platform

With the exception of Paul Hazen and Edward Giedgowd, our executive officers and directors and 5% shareholders have bid on and purchased loans originated through the platform from time to time in the past, and may do so in the future.  As of October 31, 2008, these parties had facilitated the funding of $909,727.75 in loans through the platform. Christian Larsen has purchased loans in an aggregate amount of $410,991.82; James Breyer has purchased loans in an aggregate amount of $223,231.09; and Robert Kagle has purchased loans in an aggregate amount of $155,072.54. The loans were obtained on terms and conditions that were not more favorable than those obtained by other lenders.

Financing Arrangements with Significant Shareholders, Directors and Officers

In March 2005, we awarded, for nominal value, an aggregate of 4,000,000 shares of common stock valued at $0.10 per share or $400,000, to our co-founders.  2,000,000 shares were issued to Christian A. Larsen, our Chief Executive Officer, and 2,000,000 shares were issued to John Witchel, our former Secretary and Chief Technology Officer.  1,000,000 shares were immediately vested and the remaining 3,000,000 shares were to vest over 3.5 years for services rendered.  The unvested shares were subject to a repurchase agreement if the founders leave Prosper, in which case we could elect to repurchase any unvested shares at the lesser price of $0.10 per share or the fair market value at the date service ceases.  As a result of Mr. Witchel’s departure on July 31, 2008, we repurchased the 75,000 unvested shares then held by Mr. Witchel for $7,500, or $0.10 per share.  All of Mr. Larsen’s shares were fully vested as of September 30, 2008.

In April 2005, we issued and sold to investors an aggregate of 4,023,999 shares of our Series A convertible preferred stock (“Series A”) at a purchase price of $1.875 per share for an aggregate consideration of $7,464,450, net of issuance costs of $80,550.  In February 2006, we issued and sold to investors an aggregate of 3,310,382 shares of our Series B convertible preferred stock (“Series B”) at a purchase price of $3.776 per share for an aggregate consideration of $12,412,301, net of issuance cost of $87,700.  In June 2007, we issued and sold to investors an aggregate of 2,063,558 shares of Series C convertible preferred stock (“Series C”) at a purchase price of $9.692 per share for an aggregate consideration of $19,919,009, net of issuance costs of $80,996.

The participants in these convertible preferred stock financings included the following holders of more than 5% of our capital stock or entities affiliated with them, as well as certain of our directors, as set forth in the following table.

Participant	Series A	Series B	Series C

James W. Breyer	266,600	42,632	20,630

Benchmark Capital Partners V, L.P.	2,000,000	317,797	30,953

Paul M. Hazen		129,767

Accel IX L.P. and its affiliates	1,733,400	275,435	134,137

Fidelity Ventures	1,853,814	257,945

Meritech Capital			773,834

Omidyar Network Fund LLC		662,076	72,225

Two of our directors, James W. Breyer and Robert C. Kagle are affiliated with Accel IX L.P. and its affiliates and with Benchmark Capital Partners V, L.P., respectively.  The notes to our beneficial ownership table describe these affiliations in greater detail.  See “Principal Stockholders.”

In connection with our Series C convertible preferred stock financing, we entered into amended and restated investor rights, voting, and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock.

Under the voting rights agreement, the investors in our convertible preferred stock, including the participants set forth above, have each agreed, subject to maintaining certain ownership levels, to exercise their voting rights so as to elect two designees of Series A preferred stock, one designee of Series B preferred stock, two common stockholder designees and one additional designee to our board of directors, as well as our chief executive officer, who shall also serve as one of the two common stockholder designees.  Under the terms of the investor rights agreement, the holders of at least a majority of the shares issuable upon conversion of our Series C convertible preferred stock have the right to demand that we file up to two registration statements so long as the aggregate amount of securities to be sold under a registration statement is at least $20 million.  These registration rights are subject to specified conditions and limitations.  In addition, if we are eligible to file a registration statement on Form S-3, holders of the shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $10 million, subject to specified exceptions and conditions and limitations.  The investor rights agreement also provides that if we register any our shares for public sale, stockholders with registration rights will have the right to include their shares in the registration statement, subject to specified conditions and limitations.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.  In addition, we have entered into separate indemnification agreements with each of our directors and executive officers.  For more information regarding these agreements, see “Management—Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” for more information.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2008, by:

•                  each beneficial owner of 5% or more of our common stock;

•                  each of our directors;

•                  each of our named executive officers;

•                  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•                  all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after November 30, 2008.  Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.  The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 13,718,094 shares of common stock outstanding as of November 30, 2008, assuming conversion of all of our outstanding shares of convertible preferred stock.  Currently, each share of our convertible preferred stock, regardless of series, is convertible into one share of common stock at any time, at the discretion of the holder.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of November 30, 2008.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.  Beneficial ownership representing less than 1.0% is denoted with an asterisk (*).  Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104.

	Total Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Beneficial Ownership Percentage

James W. Breyer(1)	2,472,564	18.02%

Lawrence W. Cheng	—	—

Paul M. Hazen(2)	129,767	*

Kirk T. Inglis	72,647	*

Robert C. Kagle(3)	2,348,750	17.12%

Christian A. Larsen(4)	2,006,621	14.63%

Edward A. Giedgowd	115,370	*

John B. Witchel and Jessica W. Wheeler, JNTN (5)	1,925,000	14.03%

All directors and executive officers as a group (11) (6)	13,464,447	98.15%

Accel IX L.P. and its affiliates (7)	2,142,972	15.62%

Benchmark Capital Partners V, L.P. (8)	2,348,750	17.12%

DAG Ventures (9)	773,834	5.64%

Fidelity Ventures (10)	2,111,759	15.39%

Meritech Capital (11)	773,834	5.64%

Omidyar Network Fund LLC (12)	734,301	5.35%

(1)

Mr. Breyer directly owns 329,592 shares of convertible preferred stock and is deemed to indirectly own or control 2,142,972 shares of convertible preferred stock, of which 1,786,168 shares are held by Accel IX, L.P., 190,296 shares are held by Accel IX Strategic Partners L.P. and 166,508 shares are held by Accel Investors 2005 L.L.C. Accel IX Associates L.L.C. (“A9A”) is the general partner of Accel IX L.P. and Accel IX Strategic Partners L.P. and has sole voting and investment power over the shares held by these limited partnerships. Mr. Breyer is one of the managing members of A9A and of Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the securities held by these entities. Mr. Breyer disclaims beneficial ownership of the shares held by Accel IX, L.P., Accel IX Strategic Partners L.P. and Accel Investors 2005 L.L.C. except to the extent of his pecuniary interest in such shares.

(2)

Represents shares of convertible stock indirectly held by Mr. Hazen through family trusts. The Brandt Hazen 2005 Gift Trust and Brooke Hazen 2005 Gift Trust each own 6,620 shares, with 116,527 shares held by the Paul and Cassandra Hazen Trust, of which Mr. Hazen is a beneficiary and trustee.

(3)

Represents 2,348,750 shares of convertible preferred stock held by Benchmark Capital Partners V, L.P. Mr. Kagle is the managing member of Benchmark Capital Management Company V, LLC, the general partner of Benchmark Capital Partners V, L.P. and, therefore, is deemed to share voting and investment power over the securities held by Benchmark Capital Partners V, L.P. Mr. Kagle disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.

(4)

Represents 6,621 shares of convertible preferred stock held directly and 2,000,000 shares of common stock held indirectly by Mr. Larsen through the Larsen-Lam Family Trust, for which Mr. Larsen and Lyna Lam serve as trustees.

(5)	Mr. Witchel resigned as the Chief Technology Officer and Secretary of Prosper on July 31, 2008. The address of Mr. Witchel is 576 Eureka Street, San Francisco, California 94114.

(6)	Includes 181,396 shares of common stock potentially issuable upon the exercise of stock options that are exercisable within 60 days after November 30, 2008.

(7)

Excludes 329,592 shares of convertible preferred stock held directly by Mr. Breyer. 1,786,168 shares are held by Accel IX L.P., 190,296 shares are held by Accel IX Strategic Partners L.P. and 166,508 shares are held by Accel Investors 2005 L.L.C. Accel IX Associates L.L.C. (“A9A”) is the general partner of Accel IX L.P. and Accel IX Strategic Partners L.P. and has sole voting and investment power over the shares held by these limited partnerships. Mr. Breyer is one of the managing members of A9A and of Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the securities held by these entities. Mr. Breyer disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. The address of A9A and its affiliated entities is 428 University Avenue, Palo Alto, California 94301.

(8)	The address of Benchmark Capital Partners V, L.P. is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(9)

Represents 583 shares of convertible preferred stock held by DAG Ventures GP Fund III, LLC, 565,308 shares of convertible preferred stock held by DAG Ventures III – QP, L.P., 53,175 shares of convertible preferred stock held by DAG Ventures III, L.P., 48,150 shares of convertible preferred stock held by DAG Ventures III-O, LLC, 10,318 shares of convertible preferred stock held by DAG Ventures III–Q, LLC and 96,300 shares of convertible preferred stock held by DAG Ventures I–N, LLC. DAG Ventures I-N, LLC is the general partner of DAG Ventures I-N, LLC and has sole voting and investment power over these shares. DAG Ventures Management III, LLC (“DAG Ventures”) is the general partner of the remaining partnerships listed above, and managing member of the remaining limited liability companies listed above and has sole voting and investment power over these shares. The address of DAG Ventures and its affiliated entities is 251 Lytton Avenue, Suite 200, Palo Alto, California 94301.

(10)

Represents 2,073,578 shares of convertible preferred stock held by Fidelity Ventures IV, Limited Partnership, and 38,181 shares of convertible preferred stock held by Fidelity Ventures Principal IV, Limited Partnership. Fidelity Ventures VII Limited Partnership, is the general partner of these limited partnerships, and has sole voting and investment power over these shares. The address of Fidelity Ventures and its affiliated entities is 82 Devonshire Street, E16B, Boston, Massachusetts 02109.

(11)

Represents 13,852 shares of convertible preferred stock held by Meritech Capital Affiliates III L.P. and 759,982 shares of convertible preferred stock held by Meritech Capital Partners III L.P. Meritech Capital is the general partner of these partnerships and has sole voting and investment power over these shares. The address of Meritech Capital and its affiliated entities is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

(12)

Represents 13,852 shares of convertible preferred stock held by Meritech Capital Affiliates III L.P. and 759,982 shares of convertible preferred stock held by Meritech Capital Partners III L.P. The general partner of each of these funds, and Paul S. Madera, the managing member of Meritech Management Associates III L.L.C., may be considered to share voting and dispositive power over these shares.  Each of Meritech Management Associates III, L.L.C., Meritech Capital Associates III, L.L.C. and Mr. Madera disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests therein.  The address of each of these funds is c/o Meritech Capital Partners, 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and the related notes elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Prosper provides a person-to-person online credit auction platform that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which provide an indirect source of funding of specific loans made to borrowers.  Our platform enables borrowers to request and obtain personal, unsecured loans by posting anonymous “listings” on the platform indicating the principal amount of the desired loan and the maximum interest rate the borrower is willing to pay.  Our platform also enables certain financial institution members to offer “previously-funded loans” for sale by posting listings on the platform indicating the sale price price for the loan, the remaining principal amount of the loan and the interest rate the borrower is obligated to pay on the loan.  We assign one of seven letter credit grades, based on the borrower’s credit score, to each registered borrower who posts a listing.  The borrowers’ credit grades, debt-to-income ratios and other credit data are displayed with their listings and are available for viewing by lender members on an anonymous basis.

Lender members access our platform and “bid” the amount they are willing to commit to purchase a Note that is dependent upon payment of the borrower loan and the minimum interest rate they are willing to receive.  By making a bid on a borrower’s listing, a lender member is committing to purchase from Prosper a Note in the principal amount of the lender’s winning bid.  The lender members who purchase the Notes will designate that the sale proceeds be applied to facilitate the funding of a corresponding borrower loan originated through our platform to an individual consumer who is one of our borrower members.  Loans originated to borrower members are made by WebBank, an FDIC-insured, Utah-chartered industrial bank, and assigned to Prosper.

All loans requested by borrowers and originated through our website are unsecured obligations of individual borrower members with a fixed interest rate and a loan term ranging from three months to seven years. With respect to loans resulting from listings posted prior to April 15, 2008, Prosper is the originating lender for licensing and regulatory purposes.  All borrower loans resulting from listings posted on or after April 15, 2008 are funded by WebBank, an FDIC-insured, Utah-chartered industrial bank.  After funding a loan, WebBank assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  WebBank does not have any obligation to purchasers of the Notes.  For all borrower loans, except for our verification of the borrower identity against data from consumer reporting agencies and other identity and anti-fraud verification databases, listings are posted without obtaining any documentation of the borrower’s ability to afford the loan.  In limited instances, we verify the income, employment, occupation or other information provided by borrowers in listings. This verification is normally done at the pre-funding stage, after the listing has already been created and bidding has ended and therefore the results of our verification are not reflected in the listings.

Borrowers are charged an agency transaction fee of 2.0% or 3.0% of the amount of the borrower loan (depending on the Borrower’s credit grade), subject to a minimum fee of $75, payable from the borrower’s loan proceeds at the time of funding of the borrower loan.  Transaction fees are charged by WebBank and Prosper receives amounts equal to the transaction fees as compensation for loan origination activities.  We also receive servicing fees at an annualized rate of 1.0% of the outstanding principal balance of the loan, which we deduct from each lender member’s share of borrower loan payments.

We incorporated in Delaware in March 2005 and launched our public website, www.prosper.com on February 13, 2006.  As of September 30, 2008, our platform has facilitated approximately 28,750 borrower loans since its launch.

We have a limited operating history and have incurred net losses since our inception. Our net loss was $2,028,240 and $8,275,562 for the three and nine months ended September 30, 2008 and $11,875,754 and $6,140,437 for the fiscal years ended December 31, 2007 and 2006.  At this stage of our development, we have funded our operations primarily with proceeds from equity financings.  Over time, we expect that the number of borrowers and lender members and the volume of borrower loans originated through our platform will increase.  Once we are able to accept new commitments from our lender members on our platform, we will generate increased revenue from borrower transaction fees and non-sufficient funds fees and lender members’ servicing fees. Our decision to temporarily stop accepting lender members commitments, effective from October 16, 2008 until the date of this prospectus, slowed the ramp up of our operations, resulting in a negative impact on our cash flow and liquidity projections for the fourth quarter of fiscal 2008 and the first quarter of fiscal 2009 due to a projected decrease in loan origination volume.

Our operating plan calls for a continuation of the current strategy of increasing transaction volume to increase revenue until we reach profitability and become cash-flow positive, which we do not expect to occur before 2010.

Subsequent Events

Subsequent to September 30, 2008, the following events have occurred:

•      In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against us.  Pursuant to the offer of settlement submitted to the SEC (in which we neither admitted nor denied liability), we consented to the entry of a cease and desist order, which the SEC approved on November 20, 2008.  The order included findings that we violated Sections 5(a) and (c) of the Securities Act and required us to cease and desist from violating these provisions in the future.

•      On November 25, 2008, we entered into a settlement agreement with state securities regulators to resolve matters relating to the sale and offer of unregistered securities in various states.  In consideration of the settlement, which included Prosper agreeing to a pay fine of up to $1 million, the states agreed to terminate their investigation of our activities related to the sale of securities that occurred prior to November 24, 2008.  The $1 million penalty is to be allocated among the states where we conduct business, based on the loan sale transaction volume in each state.  However, we will not be required to pay any portion of the fine to those states which elect not to participate in the settlement.  We have accrued approximately $425,000 in connection with this contingent liability in accordance with SFAS No. 5, Accounting for Contingencies.

•      On November 26, 2008, a class action lawsuit was filed against us, certain of our executive officers and our directors.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008 and alleges that we offered and sold unqualified and unregistered securities in violation of California and federal securities laws.  Although we intend to vigorously defend this lawsuit, the final outcome of this lawsuit is not presently determinable or estimable.

For a more detailed description of these matters see “Business—Legal Proceedings.”

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and consolidated results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles.  The preparation of financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosures. Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances. Actual results could differ from those estimates. Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

Prosper recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements.  Under SAB No. 104, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Transaction fees are charged as a percentage of the amount borrowed and currently range from 2.0% to 3.0% depending on the credit quality of the borrower, or $75, whichever is greater, and are recognized when the loan is funded to the borrower. Transaction fees are charged by WebBank and Prosper receives amounts equal to the transaction fees as compensation for loan origination activities.

Loan servicing revenue includes loan servicing fees and non-sufficient funds fees. Loan servicing fees are accrued daily based on the current outstanding loan principal balance held by third-party lenders, but are not recognized until payment is received due to uncertainty of collection of borrower loan payments. Servicing fees for a loan vary based on the credit grade of the borrower.

Prosper charges a non-sufficient funds fee to borrowers on the first failed payment of each billing period. Non-sufficient funds fees are charged to the borrower, collected and recognized immediately.

Borrower Loan Repurchase Obligation

Prosper is obligated to indemnify the lenders and repurchase certain loans sold to the lenders in the event of violation of the applicable federal, state, or local lending laws or verifiable identify theft. The loan repurchase obligation is estimated based on historical experience. Prosper accrues a provision for the repurchase obligations when the loans are funded. Repurchased loans associated with federal, state, or local lending laws or verifiable identity thefts are written off at the time of repurchase.

Servicing Rights

Prosper accounts for its servicing rights under the fair value measurement method of reporting in accordance with Statement of Financial Accounting Standards No. 156 (SFAS No. 156), Accounting for Servicing of Financial Assets – an Amendment of FAS 140. Under the fair value method, Prosper measures servicing rights at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses for valuing its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate. Prosper reviews these assumptions to ensure that they remain consistent with the market conditions.  Inaccurate assumptions in valuing servicing rights could affect Prosper’s results of operations.  The significant assumptions used in the calculation of servicing rights are discussed in detail in Note 6 to our consolidated financial statements included elsewhere in this prospectus.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with SFAS No. 123R, Share-Based Payment (SFAS No. 123R). SFAS No. 123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The stock-based compensation related to awards that is expected to vest is amortized over the vesting term of the stock-based award, which is generally four years. Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense. The forfeitures were estimated based on historical experience.  The significant assumptions used in the calculation of stock based compensation are discussed in detail in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Prosper has granted options to purchase shares of common stock to nonemployees in exchange for services performed. Prosper accounts for stock options, restricted stock, and warrants issued to nonemployees in accordance with the provisions of Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services, which requires that equity awards be recorded at their fair value.  Under SFAS No.123R and EITF No.96-18, we use the Black-Scholes model to estimate the value of options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.  The volatility of common stock was based on comparative company volatility. The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No. 00-02, Accounting for Website Development Costs. In accordance with SOP No. 98-1 and EITF No. 00-02, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development efforts.

Prosper has capitalized certain costs to develop software for Prosper’s website and other internal uses.  Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development effort.  In the years ended December 31, 2007 and

December 31, 2006, Prosper capitalized $815 thousand and $711 thousand dollars, respectively.  For the nine months ended September 30, 2008 and 2007, the company capitalized approximately $189 thousand and $0, respectively.

Results of Operations

Our results of operations for the three and nine months ended September 30, 2008 and 2007, and for the fiscal years ended December 31, 2007 and 2006, together with the percentage change between periods, are set forth below.

Prosper Marketplace, Inc.

Consolidated Statement of Operations

	Three Months Ended September 30,		Change from previous period		Nine Months Ended September 30,		Change from previous period				Change from previous year
	2008	2007	$ Increase		2008	2007	$ Increase		Years Ended December 31,		$ Increase
	(unaudited)		(Decrease)%		(unaudited)		(Decrease)%		2007	2006	(Decrease)%
Revenues
Agency fees	$406,250	$202,664	$203,586	100%	$1,330,020	$688,162	$641,858	93%	$890,445	$300,372	$590,073	196%
Loan servicing fees	211,182	108,977	102,205	94%	525,861	236,720	289,141	122%	360,003	42,209	317,794	753%
Investment income
Interest and dividends	108,360	277,915	(169,555)	(61)%	453,574	534,738	(81,164)	(15)%	908,232	668,295	239,937	36%
Realized gains (losses) on marketable securities	—	23,514	(23,514)	(100)%	—	47,307	(47,307)	(100)%	(621,560)	(54,844)	(566,716)	1033%
Other income	2,324	1,026	1,298	127%	2,939	(3,049)	5,988	(196)%	(2,324)	102,588	(104,912)	(102)%
Total net revenues	728,116	614,096	114,020	19%	2,312,394	1,503,878	808,516	54%	1,534,796	1,058,620	476,176	45%
Costs and expenses
Compensation and benefits	1,505,558	1,510,143	(4,585)	(0)%	4,801,251	4,257,997	543,254	13%	5,676,204	3,141,455	2,534,749	81%
Marketing and advertising	171,141	626,457	(455,316)	(73)%	2,283,934	2,232,019	51,915	2%	2,863,065	845,463	2,017,602	239%
Professional services	359,069	414,828	(55,759)	(13)%	1,194,862	1,070,753	124,109	12%	1,629,854	1,337,625	292,229	22%
Cost of services	215,964	154,785	61,179	40%	730,582	502,982	227,600	45%	678,018	383,785	294,233	77%
Facilities and maintenance	177,075	171,788	5,287	3%	521,164	499,376	21,788	4%	686,873	372,784	314,089	84%
Depreciation and amortization	209,472	170,737	38,735	23%	601,695	469,751	131,944	28%	650,013	404,236	245,777	61%
Loan repurchase losses	4,989	160,314	(155,325)	(97)%	33,893	259,952	(226,059)	(87)%	390,326	166,872	223,454	134%
General and administrative	113,088	85,877	27,211	32%	420,575	241,652	178,923	74%	836,197	546,837	289,360	53%
Total costs and expenses	2,756,356	3,294,929	(538,573)	(16)%	10,587,956	9,534,482	1,053,474	11%	13,410,550	7,199,057	6,211,493	86%
Loss before income taxes	(2,028,240)	(2,680,833)	652,593	(24)%	(8,275,562)	(8,030,604)	(244,958)	3%	(11,875,754)	(6,140,437)	(5,735,317)	93%
Income taxes	—	—	—	n/a	—	—	—	n/a	—	—	—	n/a
Net Loss	$(2,028,240)	$(2,680,833)	$652,593	(24)%	$(8,275,562)	$(8,030,604)	$(244,958)	3%	$(11,875,754)	$(6,140,437)	$(5,735,317)	93%

Revenues

Our business model involves the charging of transaction fees to borrowers and servicing fees to lender members. Borrowers are charged a transaction fee for loan origination services and the lender members pay a fee to us for managing the payments on the loans and maintaining account portfolios. We also charge NSF fees to our borrowers for failed payments. In addition, we generate revenue from interest earned on investments and cash and cash equivalents.

Borrower Transaction Fees

Our borrowers pay a one-time transaction fee at the time a borrower loan is funded. This fee is determined by the credit grade of the borrower loan and is 2.0% or 3.0% of the aggregate principal amount of the borrower loan, or $75, whichever is greater. Borrower transaction fees by credit grade are set forth below:

Credit Grade	Transaction Fee	Minimum
AA	2.0%	$75
A	2.0%	$75
B	2.0%	$75
C	3.0%	$75
D	3.0%	$75
E	3.0%	$75
HR	3.0%	$75

The borrower transaction fee is included in the annual percentage rate (APR) calculation provided to the borrowers and is deducted from the gross loan proceeds prior to disbursement of funds to the borrowers. Borrowers are only charged a transaction fee if a borrower loan is funded.  In the past, transaction fees on the platform have ranged from 0.5% and 3.0% depending on the credit quality of the borrower, with a minimum fee of $25.

Loan Servicing Fees

Lender members are charged a servicing fee monthly on the Notes, which is accrued daily based on the current outstanding Note principal balance. Currently the servicing fee is an annualized rate of 1.0% of the outstanding principal balance of the loan.  In the past servicing fees have been between 0% and 0.5% for some loans depending on credit grade.

Our procedures generally require the automatic debiting of borrower member bank accounts by automated clearing house (ACH) transfer, although we allow payment by check and bank draft. We charge a non-sufficient funds fee to a borrower member to cover the cost we incur if an automatic payment fails and is rejected by the borrower member’s bank, for example if there is an insufficient balance in the bank account or if the account has been closed or otherwise suspended. If an automatic payment fails we make up to two additional attempts to collect; however, there is no additional fee charged to the borrower if these attempts fail. We retain the entire amount of the non-sufficient funds fee, which is currently $15.00 per initial payment failure, or such lesser amount required by law, to cover our costs.

Investment Income

Income from cash and investments held in bank accounts is recorded as it is earned. At September 30, 2008 and at December 31, 2007, we had approximately $12.9 million and $20.3 million, respectively, in cash and cash equivalents. Investment income decreased $193 thousand, or 64% for the three months ended September 2008 and decreased by $128 thousand, or 22%, for the first nine months September 2008, compared to the corresponding periods in the prior year. The decrease in investment income quarter over quarter is primarily due to a 42% decrease in average income-earning balances and a change in the type of investments held in 2008 versus 2007. In 2008, the Company invested primarily in money market funds.  Whereas in 2007 the majority of the portfolio was invested in mutual funds which returned higher yields than the money market funds  The decrease of investment income for the nine months ended September 2008 versus the comparable period in 2007, was primarily due the change in the Company’s investments portfolio to lower yielding and lower risk investments.  For the 2007 fiscal year, investment income decreased by 53%, or $327 thousand, as compared to the 2006 fiscal year due to realized losses on sale of investments in the amount of $622 thousand and $55 thousand, respectively. These losses were partially offset by a $240 thousand increase in interest and dividends generated by a 34% higher average investment-earning balances.

Operating Expenses

Prosper Marketplace, Inc.

Consolidated Statement of Operations

	Three Months Ended		Change from previous		Nine Months Ended		Change from previous				Change from
	September 30,		period		September 30,		period				previous year
	2008	2007	$ Increase		2008	2007	$ Increase		Years Ended December 31,		$ Increase
	(unaudited)		(Decrease)%		(unaudited)		(Decrease)%		2007	2006	(Decrease)%
Costs and expenses
Compensation and benefits	$1,505,558	$1,510,143	$(4,585)	(0)%	$4,801,251	$4,257,997	$543,254	13%	$5,676,204	$3,141,455	$2,534,749	81%
Marketing and advertising	171,141	626,457	(455,316)	(73)%	2,283,934	2,232,019	51,915	2%	2,863,065	845,463	2,017,602	239%
Professional services	359,069	414,828	(55,759)	(13)%	1,194,862	1,070,753	124,109	12%	1,629,854	1,337,625	292,229	22%
Cost of services	215,964	154,785	61,179	40%	730,582	502,982	227,600	45%	678,018	383,785	294,233	77%
Facilities and maintenance	177,075	171,788	5,287	3%	521,164	499,376	21,788	4%	686,873	372,784	314,089	84%
Depreciation and amortization	209,472	170,737	38,735	23%	601,695	469,751	131,944	28%	650,013	404,236	245,777	61%
Loan repurchase losses	4,989	160,314	(155,325)	(97)%	33,893	259,952	(226,059)	(87)%	390,326	166,872	223,454	134%
General and administrative	113,088	85,877	27,211	32%	420,575	241,652	178,923	74%	836,197	546,837	289,360	53%
Total costs and expenses	$2,756,356	$3,294,929	$(538,573)	(16)%	$10,587,956	$9,534,482	$1,053,474	11%	$13,410,550	$7,199,057	$6,211,493	86%

Compensation and benefits was $1.5 million for the three months ended September 30, 2008 and $1.5 million for the same period last year.  For the nine months ended September 30, 2008, compensation and benefits was $4.8 million, a $0.5 million or 13% increase over the same period of the prior year.  Compensation expense for the year ended December 31, 2007 was $5.7 million versus $3.1 million for the year ended December 31, 2006, representing a $2.5 million or 81% increase.  This increase was primarily due to a $1.7 million increase in payroll related expenses and a $0.4 million increase in stock-based compensation. Year over year, our employee headcount increased by 15 in the areas of operations, marketing, customer service and finance.

Marketing and advertising costs declined $455 thousand or 73% to $171 thousand during the three months ended September 30, 2008 as compared to the same period last year.  The reduction in marketing and advertising expense resulted from a shift in marketing programs and management’s decision to reduce spending in this area.

For the nine months ended September 30, 2008, marketing and advertising were $2.3 million, essentially the same as for the prior year.  Marketing and advertising expenses increased over 239% or $2.0 million for the fiscal year ended December 31, 2007 over the prior fiscal year.  The increases in 2007 and the first six months of 2008 were related to an increase in both online and off-line advertising expenditures.  We expect marketing and advertising to remain at levels consistent with the quarter ending September 30, 2008.

Professional services expenses are comprised primarily of legal expenses and audit fees.  For the three months ended September 30, 2008, professional expenses were $359 thousand, a decrease of 13% or $56 thousand from the same period in the prior year.  Professional services for the nine months ended September 30, 2008 were $1.2 million, a 12% or $124 thousand increase over the comparable period in the prior year.  For the fiscal year ended December 31, 2007, professional services expenses were $1.6 million, a $292 thousand or a 22% increase over the prior year.  Overall, all of the above increases are primarily due higher levels of fees paid to outsourced service providers and consultants.  We expect that these expenses will increase in absolute terms due to the additional expenses related to becoming an SEC reporting company, including the cost of compliance and increased audit fees resulting from required SEC filings.

Cost of services expenses increased by $61 thousand or 40% for the three months ended September 30, 2008 to $216 thousand over the same period of last year primarily due to fees paid to third parties.  For the nine months ended September 30, 2008, these expenses totaled $731 thousand, a 45% or $228 thousand increase from the prior year.  For the fiscal year ended December 31, 2007, the costs of services were $678 thousand representing a $294 thousand or 77% increase over the year ended December 31, 2006.  The increases as described above were directly related to increased volume of listings and originated loans. Cost of Services expense is comprised primarily of credit bureau fees, collections expenses, referral fees and other expenses directly related to loan funding and servicing.

Loan repurchase losses totaled $5 thousand for the three months ended September 30, 2008, a 97% decrease from the same period of the previous year.  For the nine months ended September 30, 2008, total loan repurchase losses were $34 thousand, down 87% (or $226 thousand) from the same period of the prior year.  Loan repurchase losses totaled $390 thousand for the full year 2007, up 134% over the $167 thousand in 2006.  In 2007, Prosper experienced a higher loan repurchase expense due to higher incidence of identity theft. By implementing additional fraud prevention and control procedures, incidents of identity theft and operational errors leading to loan repurchases have fallen dramatically in 2008.

Facilities and maintenance expenses were virtually unchanged for the three months and nine months ended September 30, 2008 and 2007. For fiscal year ended December 31, 2007, facilities and maintenance expenses increased by $314 thousand or 84%. This increase was primarily due the Company’s new corporate office lease and data co-location space.

Depreciation and amortization increased by 23% or $39 thousand for the three months ended September 30, 2008 over 2007. For the nine months ended September 30, 2008, depreciation and amortization increased $132 thousand (or 28%) over 2007. For the fiscal year ended December 31, 2007, depreciation and amortization expense increased by 61% compared to fiscal year end 2007. The increases for all periods were primarily due to the increased capitalization of internal use software and from additional purchases of computer equipment.

General and administrative expenses increased 32% during the three months ended September 30, 2008 to $113 thousand over the same period of the prior year.  For the nine months ended September 30, 2008, general and administrative expenses totaled $421 thousand versus $242 thousand for the same period of the prior year.  For the fiscal year ended December 31, 2007, these expenses were $836 thousand, a 53% increase over the prior year.  A charge of $425 thousand was taken in the fourth quarter of 2007 related to potential penalties associated state securities law compliance.  We expect that general and administrative expenses will increase in absolute terms due to the significant planned investment in infrastructure to support our growth and additional expense related to becoming a SEC reporting company, however we expect that these expenses, as a percentage of revenues, will decline.

Liquidity and Capital Resources

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses for a number of years as we grow our business.  For the nine months ended September 30, 2008 and the fiscal years ended December 31, 2007 and 2006, we had negative cash flows from operations of $6.9 million, $9.5 million and $6.0 million, respectively. Additionally, since our inception through September 30, 2008, we have an accumulated deficit of $27.7 million.

To date, we have financed our operations with proceeds from the sale of equity securities. At September 30, 2008, we had approximately $13.0 million in cash and cash equivalents, which we believe will be sufficient to fund our operations through 2009.  The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.  Further, there can be no assurances as to the availability or terms upon which the required financing and capital might be available.  These matters raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

Net cash used in operating activities was $6.9 million, for the nine months ended September 30, 2008, as compared to $6.6 for the corresponding period last year.  For the 2007 fiscal year, net cash used in operating activities was $9.5 million as compared to $6.0 million for the 2006 fiscal year.  Net cash used in operating activities from inception through September 30, 2008 consisted mostly of headcount costs, expenses for consultants and temporary personnel, marketing and advertising, and other professional service providers to the Company.

Net cash used in investing activities was $420 thousand for the nine months ended September 30, 2008 which consisted of the purchase of office property and equipment and capitalized internal use software.  For the comparable period last year, $387 thousand was used to purchase office and computer equipment and approximately $23 million was used for the purchase of marketable securities, net of proceeds of approximately $10 million from the sale of marketable securities.  For the 2007 fiscal year, net cash of $3.8 million was provided by investing activities. This amount was comprised of $27 million proceeds received from the sale of marketable securities, partially offset by approximately $23 million used to purchase marketable securities and $0.5 million used to purchase office, property and equipment. For fiscal year ended 2006, net cash of $1.3 million was used in investing activities. This amount was comprised of $24 million in cash used to purchase marketable securities and $0.8 million used to purchase an intangible asset and property and equipment, partially offset by $24 million in proceeds received from the sale of marketable securities.

Net cash provided by financing activities was approximately $2 thousand for the nine months ended September 30, 2008, which consisted of $20 thousand used to repay long-term debt, partially offset by $18 thousand proceeds received from the issuance of common stock. For the nine months ended September 30, 2007, financing activities provided net cash of $19.9 million which consisted of approximately $19.9 million proceeds received from the issuance of convertible preferred stock net of issuance costs. For the year ended December 31, 2007, net cash provided by financing activities was $19.9 million as compared to $12.4 million for the year ended December 31, 2006.  Cash provided by financing activities consisted primarily of proceeds from the following preferred stock offerings:

•                  in February 2006, we sold 3,310,382 shares of our Series B convertible preferred stock in a private placement for net proceeds of $12,412,301; and

•                  in June 2007, we sold 2,063,558 shares of our Series C convertible preferred stock in a private placement for net proceeds of $19,919,009.

Since our inception, inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Income Taxes

Effective January 1, 2007, Prosper adopted the provisions of The Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109 (FIN 48).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Upon adoption of FIN 48, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.

Due to the book and tax net losses incurred during the three and nine months ended September 30, 2008 and 2007, Prosper has not incurred any income tax expense during those periods. For the nine months ended, the Company had federal and state net operating loss carry forwards of approximately $25 million and net capital losses of approximately $611,000. The Company also has federal and California research and development tax credits of $294,000 and $309,000, respectively. As of December 31, 2007, we had federal and state net operating loss carry forwards of approximately $17 million. As of December 31, 2007, we also had federal and state research and development tax credit carry forwards of approximately $211,000 and $222,000 respectively.

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets. We will continue to evaluate the realizability of the deferred tax assets on a quarterly basis.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Impact of New Lending Platform Structure

The historical information and accounting policies described in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in our financial statements included elsewhere in this prospectus, reflect the operations and structure of our platform prior to the date of this prospectus. Following the date of this prospectus we will implement the new structure described in “About the Platform” and begin issuing the Notes. The change in our operation of our platform, as well as our adoption of certain new accounting pronouncements, will have a significant impact on our financial statements and results of operations for periods following the date of this prospectus. Summarized below are the material changes we presently expect from the changes to our operations on the platform. Because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

In conjunction with our new operating structure effective as of the date of this prospectus, we plan to adopt the provisions of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Measurements (SFAS No. 159). SFAS No.159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We intend to apply the provisions of SFAS No. 159 to the Notes and borrower loans issued subsequent to the date of this prospectus on an instrument by instrument basis. We do not anticipate applying the provisions of SFAS No. 159 to loans issued prior to the date of this prospectus. In accordance with SFAS No. 159, we will disclose for each period for which an interim or annual income statement is presented the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributed to changes in instrument-specific credit risk were determined. We will not record an allowance account related to borrower loans in which we have elected the fair value option. The fair value of borrower loans is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the loans and the amount of loss in the event of default.

As the provisions of SFAS No.159 will not be applied to eligible items existing at the date of this prospectus, adoption of SFAS No. 159 will not result in a cumulative-effect adjustment to our opening balance accumulated deficit. In applying the provisions of SFAS No. 159, we will record assets and liabilities measured using the fair value option in a way that separates these reported fair values from the carrying values of similar assets and liabilities measured with a different measurement attribute. We will report the aggregate fair value of the Notes and borrower loans as separate line items in the assets and liabilities sections of the balance sheet using the methods described in Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No.157).

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Changes in fair value of the Notes and borrower loans subject to the provisions of SFAS No. 159 will be recognized in earnings, and fees and costs associated with the origination or acquisition of borrower loans will be recognized as incurred.

We will determine the fair value of the Notes and borrower loans in accordance with the fair value hierarchy established in SFAS No.157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. As observable market prices are not available for similar assets and liabilities, we believe the Notes and borrower loans should be considered Level 3 financial instruments under SFAS No.157. For borrower loans, the fair value is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the loans and the amount of loss in the event of default. Our obligation to pay principal and interest on any Note is equal to the loan payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee. As such, the fair value of the Note is approximately equal to the fair value of the borrower loans, adjusted for the 1.0% servicing fee. Any unrealized gains or losses on the borrower loans and Notes for which the fair value option has been elected will be reported separately in earnings. The effective interest rate associated with the Notes will be less than the interest rate earned on the borrower loans due to the 1.0% servicing fee. Accordingly, as market interest rates fluctuate, the resulting change in fair value of the fixed rate borrower loans and fixed rate Notes will not be the same.

We will also disclose the difference between the aggregate fair value and the aggregate unpaid principal balance of borrower loans for which the fair value option has been adopted. In addition, we will disclose the aggregate fair value of borrower loans past due by 121 days or more and the fair value of borrower loans in nonaccrual status as well as the difference between the aggregate fair value and aggregate unpaid principal balance for loans that are 121 days or more past due and/or in nonaccrual status. For borrower loans, we will disclose the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributable to changes in instrument-specific credit risk were determined. For Notes with fair values that have been significantly affected during the reporting period by changes in the instrument-specific credit risk, we will disclose the estimated amount of gains and losses from fair value changes included in earnings that are attributable to changes in the instrument-specific credit risk, the qualitative information about the reasons for those changes and how the gains and losses attributable to changes in instrument-specific credit risk were determined.

To the extent payments are received subsequent to the maturity of a borrower loan, they will first be used to reduce the borrower loan balance reported at fair value, if any. To the extent the reported fair value of the borrower loan is zero, any payments received subsequent to maturity will be recognized in earnings as a gain in the period received.

In accordance with the fair value option of SFAS No. 159, a borrower loan for which there is an unpaid portion at maturity and for which collection is in doubt would presumably have a zero or minimal fair value. Any change in fair value of that particular borrower loan since the last reporting period would be included in earnings in the current period with any remaining fair value balance recorded as an asset on the balance sheet.

In the footnotes to our financial statements, we will reflect all significant terms of the Notes including their lack of recourse to Prosper. As we receive scheduled payments of principal and interest on the borrower loans we will in turn make principal and interest payments on the Notes. These principal payments will reduce the carrying value of the borrower loans and Notes. If we do not receive payments on the borrower loans, we are not obligated to and will not make payments on the Notes. The fair value of the Note is approximately equal to the fair value of the borrower loan, less the 1.0% service fee. If the fair value of the borrower loan decreases due to our expectation of both the rate of default of the loan and the amount of loss in the event of default, there will also be a corresponding decrease in the fair value of the Note (an unrealized gain related to the Note and an unrealized loss related to the borrower loan).

The origination of Notes and scheduled principal payments will be shown as financing activities on the statement of cash flow. Consistent with the guidance of Emerging Issues Task Force (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we will record interest income on the borrower loans and interest expense on the Notes on the accrual method.

LEGAL MATTERS

The validity of the Notes offered by this prospectus has been passed upon by Morrison & Foerster LLP, Denver, Colorado.

EXPERTS

The financial statements as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006 are included in this prospectus have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPER MARKETPLACE INC.

Ernst & Young LLP Suite 1600 560 Mission Street San Francisco, California 94105- 2907	Phone: (415) 894-8000 www.ey.com

Report of Independent Registered Public Accounting Firms

To the Board of Directors the Stockholders of
Prosper Marketplace, Inc.

We have audited the accompanying consolidated balance sheets of Prosper Marketplace, Inc.  as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the two years in the period ended December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prosper Marketplace, Inc.  at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 2006, Prosper adopted Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment.

As discussed in Note 2 to the consolidated financial statements, in 2007, Prosper adopted Statement of Financial Accounting Standard No. 156, Accounting for Servicing of Financial Assets – an Amendment of FAS 140.

/s/ Ernst & Young LLP

December 3, 2008

Prosper Marketplace, Inc.

Consolidated Balance Sheets

	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$20,280,105	$5,969,564
Restricted cash	866,986	852,217
Marketable securities, available-for-sale	—	5,095,687
Loans receivable	355,567	117,414
Property and equipment, net of $885,665 and $356,550 accumulated depreciation as of December 31, 2007 and 2006, respectively	1,014,575	994,657
Prepaid and other assets	313,608	124,655
Intangible assets, net	412,500	533,232

Total assets	$23,243,341	$13,687,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$515,892	$223,014
Accrued liabilities	1,202,730	360,719
Servicing rights	14,086	79,000
Loan repurchase obligation	100,151	166,871
Long-term debt, net of discount of $77,132 and $98,766 as of December 31, 2007 and 2006, respectively	282,868	281,234

Total liabilities	2,115,727	1,110,838
Commitments and contingencies (see Note 13)

Stockholders’ Equity
Convertible preferred stock – Series A ($0.001 par value; 4,023,999 shares authorized, issued and outstanding in 2007 and 2006)	4,024	4,024
Convertible preferred stock – Series B ($0.001 par value; 3,310,382 shares authorized, issued and outstanding in 2007 and 2006)	3,310	3,310
Convertible preferred stock – Series C ($0.001 par value; 2,063,558 shares authorized; 2,063,558 and none issued and outstanding in 2007 and 2006, respectively)	2,064	—
Common stock ($0.001 par value; 16,000,000 shares authorized; 3,662,476 shares and 1,249,576 shares issued and outstanding in 2007 and 2006, respectively)	3,663	1,250
Additional paid-in capital	40,493,256	20,070,953
Accumulated deficit	(19,378,703)	(7,502,949)
Total stockholders’ equity	21,127,614	12,576,588

Total liabilities and stockholders’ equity	$23,243,341	$13,687,426

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2007	2006
Revenues
Agency fees	$890,445	$300,372
Loan servicing fees	360,003	42,209
Investment income
Interest and dividends	908,232	668,295
Realized losses on marketable securities	(621,560)	(54,844)
Other income (expense)	(2,324)	102,588
Total net revenues	1,534,796	1,058,620
Costs and expenses
Compensation and benefits	5,676,204	3,141,455
Marketing and advertising	2,863,065	845,463
Professional services	1,629,854	1,337,625
General and administrative	836,197	546,837
Facilities and maintenance	686,873	372,784
Cost of services	678,018	383,785
Depreciation and amortization	650,013	404,236
Loan repurchase losses	390,326	166,872
Total costs and expenses	13,410,550	7,199,057
Loss before income taxes	(11,875,754)	(6,140,437)
Income taxes	—	—
Net Loss	$(11,875,754)	$(6,140,437)

Net loss per share – basic and diluted	$(3.77)	$(5.10)

Weighted Average shares - basic and diluted net loss per share	3,152,655	1,204,824

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2007 and 2006

	Preferred Stock		Common Stock		Additional Paid	Accumulated	Accumulated Other
	Shares	Amount	Shares	Amount	In Capital	Deficit	Comprehensive Income (Loss)	Total

Balance as of December 31, 2005	4,023,999	$4,024	1,162,674	$1,163	$7,584,843	$(1,362,512)	$—	$6,227,518

Issuance of convertible preferred stock, Series B	3,310,382	3,310			12,496,692			12,500,002
Offering costs on preferred stock					(87,700)			(87,700)
Issuance of common stock			38,777	39	19,350			19,389
Exercise of stock options			48,125	48	11,983			12,031
Compensation expense					45,785			45,785
Net loss						(6,140,437)		(6,140,437)

Balance as of December 31, 2006	7,334,381	$7,334	1,249,576	$1,250	$20,070,953	$(7,502,949)	$—	$12,576,588

Issuance of convertible preferred stock, Series C	2,063,558	2,064			19,997,941			20,000,005
Offering costs on preferred stock					(80,996)			(80,996)
Issuance of common stock			2,330,500	2,331	238,765			241,096
Exercise of stock options			82,400	82	35,805			35,887
Compensation expense					230,788			230,788
Net loss						(11,875,754)		(11,875,754)
Change in unrealized loss on available-for-sale securities							(469,397)	(469,397)
Reclassification adjustment							469,397	469,397
Total comprehensive loss								(11,875,754)

Balance as of December 31, 2007	9,397,939	$9,398	3,662,476	$3,663	$40,493,256	$(19,378,703)	$—	$21,127,614

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(11,875,754)	$(6,140,437)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	650,013	404,236
Realized loss on sale of marketable securities	621,560	54,844
Stock-based compensation expense	471,884	51,932
Provision for loan repurchase obligation	100,151	166,871
Changes in fair value of servicing rights	(64,914)	79,000
Amortization of discount on long-term debt and marketable securities	(41,573)	(44,027)
Changes in operating assets and liabilities:
Restricted cash	(14,769)	(827,217)
Loans receivable	(238,153)	(108,118)
Prepaid and other assets	(42,869)	(68,649)
Accounts payable and accrued liabilities	1,134,889	400,074
Loan repurchases	(166,871)	—
Net cash used in operating activities	(9,466,406)	(6,031,491)

Cash flows from investing activities:
Proceeds from sale of available-for-sale marketable securities	26,924,288	23,573,027
Purchases of available-for-sale marketable securities	(22,533,038)	(24,037,640)
Purchases of property and equipment	(549,199)	(528,793)
Purchase of intangible asset	—	(320,000)
Net cash provided by (used in) investing activities	3,842,051	(1,313,406)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	20,000,005	12,500,002
Offering costs - convertible preferred stock	(80,996)	(87,700)
Proceeds from exercise of stock options	35,887	12,031
Principal repayment of long-term debt	(20,000)	—
Net cash provided by financing activities	19,934,896	12,424,333

Net increase in cash and cash equivalents	14,310,541	5,079,436
Cash and cash equivalents at beginning of the year	5,969,564	890,128
Cash and cash equivalents at end of the year	$20,280,105	$5,969,564

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Issuance of promisory note in acquisition of intangibile asset, net of $109,583 discount		$270,417
Issuance of 26,482 common shares in acquisition of intangibile asset		$13,242

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Notes to Financial Statements

December 31, 2007 and 2006

1.  Organization and Business

Prosper Marketplace, Inc. (Prosper, the Company, we, us, our) was incorporated in the state of Delaware on March 22, 2005. Prosper is an online marketplace for person-to-person lending. Prosper’s website provides an online auction where people list and bid on loans using Prosper’s online auction platform. Prosper’s lender members set the minimum interest rate that they are willing to earn and bid in increments of $50 to $25,000. Borrowers create loan listings from $1,000 up to $25,000 and set the maximum rate they are willing to pay on a loan. Prosper facilitates the lending and borrowing activities and acts as an agent to the lender by matching the lender and the borrower through its online auction platform. Prosper also handles all ongoing loan administration tasks, including loan servicing and collections on behalf of the lenders. Prosper generates revenue by collecting one-time fees from borrowers on funded loans and  from loan servicing fees paid by lender members.

Due to the legal uncertainty regarding the sales of promissory notes offered through the Prosper platform under the Company’s prior operating structure (See Note 13 — Commitments and Contingencies — Securities Law Compliance), the Company decided to restructure its operations to resolve such uncertainty.  The Company began its implementation of this decision on October 16, 2008, when it ceased offering lender members the opportunity to make purchases on the Prosper platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members.  Furthermore, pursuant to this decision, the Company updated its registration statement on Form S-1, with the SEC (See Note 15 — Subsequent Events), in which the Company described the restructuring of its operations and its new operating structure.  The Company will resume accepting new lender members and allowing transactions with lender members starting on the date such registration statement becomes effective.

In December 2008, the Company filed a registration statement with the Securities and Exchange Commission with respect to the offering of $500,000,000 of Borrower Payment Dependent Notes (the Notes).  The change in the operation of the Company’s platform, as well as the Company’s adoption of new accounting pronouncements, will have a significant impact on the Company’s financial statements and results of operations for periods following the effective date of that registration statement.  We will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

2.  Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements included the accounts of Prosper and its wholly-owned subsidiary, P2P Servicing, LLC, which was formed in October 2007.  All significant intercompany transactions and balances have been eliminated.  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  These include, but are not limited to, the following: valuation of marketable securities, valuation allowance on deferred tax assets, valuation and amortization periods of intangible assets, fair value of servicing liabilities, provision for loan repurchase obligation, stock-based compensation expense, and contingent liabilities.  Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances.  Actual results could differ from those estimates.

Liquidity

As reflected in the accompanying financial statements, Prosper has incurred net losses, negative cash flows from operations since inception, and has an accumulated deficit of approximately $19 million as of December 31, 2007.  Since its inception, Prosper has financed its operations primarily through equity financing from various sources.  The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2.  Significant Accounting Policies (continued)

Liquidity (continued)

Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.  Further, there can be no assurances as to the availability or terms upon which the required financing and capital might be available.  Our financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

On June 15, 2007, Prosper finalized its Series C preferred stock financing and issued 2,063,558 shares at a price per share of $9.692 for aggregate cash consideration of $20 million. In the event Prosper is unable to generate sufficient revenues, it may be required to raise additional capital or reduce certain discretionary spending. Any additional financing may not be available in amounts or on terms acceptable to Prosper, if at all.

We believe that actions being taken by management as discussed above provide the opportunity to allow us to continue as a going concern.

Cash and Cash Equivalents

Prosper invests its excess cash primarily in money market funds and in highly liquid debt instruments of U.S.  municipalities, and the U.S. government and its agencies.  All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents.  Cash equivalents are recorded at cost, which approximates fair value.  Such deposits periodically exceed amounts insured by the FDIC.

Restricted Cash

At December 31, 2007 and 2006, restricted cash consists primarily of an irrevocable letter of credit held by a financial institution in connection with the Company’s office lease and cash deposits required to support the Company’s ACH activities and secured corporate credit cards.

Marketable Securities

The Company invests in various marketable securities and accounts for such investments in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date.  Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of the Statements of Changes in Stockholders’ Equity in accumulated other comprehensive income.

In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.  The fair value of Prosper’s investments in marketable debt and equity securities, as well as bond and equity mutual funds, is based upon the quoted market price on the valuation date.

The Company periodically reviews its investments in marketable securities and impairs any securities whose decline in value is considered other-than-temporary.  The Company’s determination of whether a security is other than temporarily impaired incorporates both quantitative and qualitative information.  GAAP requires the exercise of judgment in making this assessment for qualitative information, rather than the application of fixed mathematical criteria.  The Company considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, the reason for the decline in fair value, changes in fair value subsequent to the balance sheet date, and other factors specific to the individual investment.  The Company’s assessment involves a high degree of judgment and accordingly, actual results may differ materially from the Company’s estimates and judgments.

Loans Receivable

Loans receivable primarily represent loans originated by Prosper on the last day of the year that are transferred to lenders on the next business day on a nonrecourse basis.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2.  Significant Accounting Policies (continued)

Loan Repurchase Obligation

Prosper is obligated to indemnify the lenders and repurchase certain loans sold to the lenders in the event of violation of the applicable federal, state, or local lending laws, or verifiable identify theft.  The loan repurchase obligation is estimated based on historical experience.  Prosper accrues a provision for the repurchase obligation when the loans are funded.  Repurchased loans associated with federal,  state, or local lending laws, or verifiable identity thefts are written off at the time of repurchase.

Certain Risks and Concentrations

In the normal course of its business, Prosper encounters two significant types of risk: credit and regulatory.  Financial instruments that potentially subject Prosper to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and loans receivable.  Cash equivalents and marketable securities consist primarily of money market and mutual funds of highly liquid debt instruments of corporations and the U.S.  government and its agencies.  Prosper maintains cash and cash equivalents and its investments with high-quality financial institutions.  Prosper performs periodic evaluations of the relative credit standing of these financial institutions and has not sustained any credit losses from instruments held at financial institutions.  Loans receivable are unsecured and are primarily comprised of loans originated that last day of the reporting period that are in the process of being transferred to lenders.  As of December 31, 2007 and 2006, no single borrower accounted for more than 10% of Prosper’s total loan receivables, and no single lender or borrower represented more than 10% of Prosper’s total revenues in 2007 and 2006.

Prosper is subject to various regulatory requirements.  The failure to appropriately identify and address these regulatory requirements could result in certain discretionary actions by regulators that could have a material effect on Prosper’s financial position and results of operations. (See Note 13 — Commitments and Contingencies — Securities Law Compliance).

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash and cash equivalents, restricted cash, marketable securities, loans receivable, accounts payable and accrued liabilities, approximate fair value due to their liquidity or short maturities.

Property and Equipment

Property and equipment consists of computer equipment, office furniture and equipment, and software purchased or developed for internal use.  Property and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are is computed using the straight-line method based on the estimated useful lives of the assets, which range from three to seven years.  Prosper capitalizes expenditures for replacements and betterments and expenses amounts for maintenance and repairs as they are incurred.  Depreciation and amortization commences once the asset is placed in service.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No.  98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No.  00-02, Accounting for Website Development Costs.  In accordance with SOP No.  98-1 and EITF No.  00-02, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended.  Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development efforts.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2.  Significant Accounting Policies (continued)

Internal Use Software and Website Development (continued)

Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed.  Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized.  Capitalized costs are included in Property and Equipment (see Note 4) and amortized to expense using the straight-line method over their expected lives.  The Company evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset.  If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.  No such impairment was present at December 31, 2007 and 2006 respectively.

Intangible Assets

Prosper records the purchase of intangible assets not purchased in a business combination in accordance with SFAS 142 Goodwill and Other Intangible Assets.  Prosper has an intangible asset resulting from the purchase of the “Prosper.com” domain name (see Note 5).  The intangible asset is amortized on a straight-line basis over five years.

Impairment of Long-Lived Assets Including Acquired Intangible Assets

In accordance with SFAS No.  144, Accounting for the Impairment or Disposal of Long-Lived Assets, Prosper reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable.  Recoverability of assets to be held and used is measured by comparing the carrying value of the asset to future net undiscounted cash flows that the assets are expected to generate.  If an asset is considered to be impaired, the impairment to be recognized equals the amount by which the asset’s carrying value exceeds its fair value.  Fair value is estimated using discounted net cash flows.  Long-lived assets that are to be disposed of by sale are reported at the lower of the carrying value or the fair value less the cost to sell.  Prosper observed no impairment indicators and did not recognize impairment charges in 2007 and 2006, respectively.

Revenue Recognition

Prosper recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No.  104, Revenue Recognition in Financial Statements.  Under SAB No.  104, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Agency fees are charged as a percentage of the amount borrowed ranging from 1% to 3% or $25 whichever is greater, and are recognized when the loan is funded to the borrower.

Loan servicing revenue includes monthly loan servicing fees and non-sufficient funds (NSF) fees.  Loan servicing fees are accrued daily based on the current outstanding loan principal balance held by third-party lenders but are not recognized until payment is received due to the uncertainty of collection of borrower loan payments.  Servicing fees for a loan vary based on the credit grade of the borrower.  Prosper charges a NSF fee to borrowers on the first failed payment of each billing period.  NSF fees are charged to the customer and collected and recognized immediately.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2.  Significant Accounting Policies (continued)

Servicing Rights

Prosper accounts for its servicing rights under the fair value measurement method of reporting in accordance with SFAS No.  156, Accounting for Servicing of Financial Assets – an Amendment of FAS 140.  Under the fair value method, Prosper measures servicing assets at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.  In 2007 and 2006, the Company recorded a servicing liability on its books since the fair value of fees charged were not sufficient to offset the costs.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights.  The primary assumptions Prosper uses for valuing its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate.  Prosper reviews these assumptions quarterly to ensure that they remain consistent with the market conditions.  Inaccurate assumptions in valuing the servicing right could affect Prosper’s results of operations.

Advertising and Promotional Expenses

Under the provisions of SOP 93-7, Reporting on Advertising Costs, the costs of advertising are expensed as incurred.  Advertising costs were approximately $2,863,000 and $845,000 for the years ended December 31, 2007 and 2006, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with SFAS No.  123R, Share-Based Payment (SFAS No.  123R).  SFAS No.  123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model.  The stock-based compensation related to awards that is expected to vest is amortized over the vesting term of the stock-based award, which is generally four years.  Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense.  The forfeitures were estimated based on historical experience.  The Company estimated its annual forfeiture rate to be 19.7% and 5% for the years ended December 31, 2007 and 2006, respectively.  Estimates of forfeitures are adjusted to actual over the vesting periods.  SFAS No.  123R was early adopted as of March 22, 2005 (inception date).

Prosper has granted options to purchase shares of common stock to nonemployees in exchange for services performed.  Prosper accounts for stock options and restricted stock issued to nonemployees in accordance with the provisions of Emerging Issues Task Force (EITF) Issue No.  96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services”, which requires that equity awards be recorded at their fair value.  Under SFAS No. 123R and EITF No. 96-18, Prosper uses the Black-Scholes model to estimate the value of options granted to nonemployees at each vesting date to determine the appropriate charge to stock-based compensation.  The volatility of common stock was based on comparative company volatility.

The fair value of stock option awards for 2007 and 2006 was estimated at the date of grant using the Black-Scholes model with the following average assumptions:

	2007	2006
Volatility of common stock	59.7%	51.6%
Risk-free interest rate	4.4%	4.8%
Expected life*	6.1 years	6.1 years
Dividend yield	0%	0%
Weighted-average fair value of grants	$1.93	$0.27

*For nonemployee stock option awards, the expected life is the contractual term of the award, which is generally ten years.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2.  Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility.  Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Total stock-based compensation expense for employee and nonemployee stock-based awards reflected in the Consolidated Statements of Operations for the years ended December 31, 2007 and 2006 is approximately $472,000 and $52,000, respectively.  As of December 31, 2007, the unamortized stock-based compensation expense related to unvested stock-based awards was approximately $641,000, which will be recognized over the remaining vesting period of approximately 3 years.

Net Loss Per Share

Prosper computes net loss per share in accordance with SFAS No.  128, Earnings Per Share (SFAS No. 128).  Under SFAS No.128, basic net loss per share is computed by dividing net loss per share available to common shareholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities.  Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.  At December 31, 2007, there were outstanding convertible preferred stock and options convertible into 9,397,939 and 1,608,025 common shares, respectively, which may dilute future earnings per share.  Due to the Company reporting a net loss for the years ended December 31, 2007 and 2006, there is no calculation of fully-diluted earnings per share as all common stock equivalents are anti-dilutive.

Income Taxes

Prosper uses the liability method to account for income taxes.  Under this method, deferred income tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, Prosper adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109 (FIN 48).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination.  Upon adoption of FIN 48, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.  The adoption of the provisions of FIN 48 did not have a material impact on our financial position and results of operations.

Adoption of New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No.  157, Fair Value Measurements Effect of Recent Accounting Pronouncements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  However, on December 14, 2007, the FASB issued proposed FSP FAS 157-b which would delay the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  This proposed FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP.  Effective for 2008, we will adopt SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in proposed FSP FAS 157-b.  The adoption of SFAS No. 157 as of January 1, 2008, did not have a material impact on our consolidated financial position, results of operations or cash flows.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2.  Significant Accounting Policies (continued)

Adoption of New Accounting Pronouncements (continued)

In February 2007, the FASB issued SFAS No.  159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS No.  115 (SFAS No.  159).  SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.  SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted.  (See Note 15 — Subsequent Events).  We intend to apply the provisions of SFAS No. 159 to the Notes and member loans issued on an instrument by instrument basis going forward.  We do not anticipate applying the provisions of SFAS No. 159 to member loans originated prior to the date of this prospectus.

3.  Cash and Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities consists of the following:

	December 31,
	2007	2006
Cash and cash equivalents:
Cash	$949,954	$933,117
Cash equivalents:
Money Market Mutual Funds	19,330,151	5,036,447
Total cash and cash equivalents	$20,280,105	$5,969,564
Marketable securities:
Debt and Equity Mutual Funds	—	5,095,687
Total marketable securities	$—	$5,095,687

Purchases of marketable securities in 2007 and 2006 were approximately $22.5 million and $24.0 million, respectively.  Proceeds from the sale of marketable securities were approximately $26.9 million and $23.6 million in 2007 and 2006, respectively.  Sales of marketable securities resulted in a net loss of approximately $622,000 in 2007, and approximately $55,000 in 2006.  No marketable securities were held at December 31, 2007.  The cost of securities sold is based on the specific identification method.

4.  Property and Equipment

Property and equipment consist of the following:

	December 31
	2007	2006
Property and equipment:
Computer equipment	$904,373	$502,397
Purchased software	144,607	104,563
Office equipment and furniture	36,710	33,049
Internal-use software	814,550	711,198
	1,900,240	1,351,207
Less accumulated depreciation and amortization	(885,665)	(356,550)
Total property and equipment, net	$1,014,575	$994,657

Depreciation and amortization expense for 2007 and 2006 was $529,281 and $333,808, respectively.  Prosper capitalized internal-use software costs in the amount of $103,351 and $87,699 for the years ended December 31, 2007 and 2006, respectively.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

5.  Intangible Assets and Promissory Note Payable

In 2006, Prosper paid a total of $603,659 to acquire “Prosper.com” domain name. The purchase price consisted of $320,000 cash, 26,483 shares of Prosper’s common stock valued at $0.50 per share (or $13,242) and a non-interest bearing promissory note of $380,000.  The note was discounted by $109,583 for a net payable of $270,417.  The promissory note is payable in annual installments of $20,000 due on the first, second, third, and fourth anniversary of the note and $300,000 due on the fifth anniversary of the note.  The discount on the note was calculated based on an imputed annual rate of 8% and is amortized to interest expense over the five year life of the loan.  Amortization of the discount on the note of $21,633 and $10,817 was recorded in the years ended 2007 and 2006, respectively.

	December 31,
	2007	2006
Intangible Asset:
Domain Name	$603,659	$603,659
Less amortization	(191,159)	(70,427)
Total Intangible Asset, net	$412,500	$533,232

Amortization expense related to the intangible asset was approximately $121,000 and $70,000 during the years ended December 31, 2007 and 2006, respectively.  Amortization expense related to this intangible asset is expected to be approximately $121,000 in fiscal 2008, 2009 and 2010.  In fiscal 2011, amortization expense related to this intangible asset is expected to be approximately $50,000.

6.  Servicing Rights

The servicing liability had a fair value of approximately $14,000 and $79,000 at December 31, 2007 and 2006, respectively.  Changes in the fair value of a $65,000 decrease and a $79,000 increase were recorded for the years ended December 31, 2007 and 2006.  At December 31, 2007 and 2006, key assumptions used in the valuation of servicing rights are as follow:

	December 31,
	2007	2006
Unpaid principal loan balance under service	$74,362,000	$24,336,000
Servicing fees	0.5% – 1.0%	0.5%
Projected prepayment speed	1.36%	1.44%
Discount rate	25%	25%

7.  Accrued Liabilities

As of December 31, 2007 and 2006, accrued liabilities consist of the following:

	December 31,
	2007	2006
Audit, tax and accounting	$215,474	$44,999
Payroll and benefits	184,543	87,874
Loan servicing costs	182,317	78,587
Legal accruals and fees	526,720	99,631
Deferred building lease incentive	55,061	49,628
Other	38,615	—
	$1,202,730	$360,719

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

8.  Loan Repurchase Obligation

Changes in the loan repurchase reserve are summarized below:

	Year Ended
	December 31,
	2007	2006
Beginning of year balance:	$166,871	$—
Provision for loan repurchases	100,151	166,871
Loans repurchased & charged off	(166,871)	—
End of year balance:	$100,151	$166,871

During 2007, the Company repurchased loans related to verifiable identity theft of $290,175. These loans were not previously accrued for and immediately written off upon repurchase.

9.  Net Loss Per Share

Basic and diluted loss per share was calculated as follows:

	Year Ended
	December 31,
	2007	2006
Numerator:
Net loss	$(11,875,754)	$(6,140,437)
Denominator:
Weighted average shares used in computing basic and diluted net loss per share	3,152,655	1,204,824
Basic and diluted net loss per share	$(3.77)	$(5.10)

Due to losses attributable to common shareholders for each of the periods below, the following potentially dilutive shares are excluded from the diluted net loss per share calculation because they were anti-dilutive under the treasury stock method, in accordance with the FASB’s Statement of Financial Accounting Standards No.  128, Earnings per Share.

	Year Ended
	December 31,
	2007	2006
Excluded:
Weighted-average convertible preferred stock issued and outstanding	8,459,444	9,062,366
Weighted-average stock options issued and outstanding	1,208,874	709,265
Total weighted average common stock equivalents excluded from diluted net loss per common share computation	9,688,318	9,771,631

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

10.  Stockholders’ Equity

Preferred Stock

Under Prosper’s articles of incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

In April 2005, Prosper sold 4,023,999 shares of Series A convertible preferred stock (Series A) in a private placement for $7,464,450, net of issuance costs of $80,550.  In February 2006, Prosper sold 3,310,382 shares of Series B convertible preferred stock (Series B) in a private placement for $12,412,302, net of issuance cost of $87,700.  In June 2007, Prosper sold 2,063,558 shares of Series C convertible preferred stock (Series C) in a private placement for $19,919,009, net of issuance costs of $80,996.

Dividends

The holders of the Series A, Series B and Series C preferred stock are entitled to receive dividends at an annual rate of 8% per share for the preferred stock.  Such dividends shall be payable only when, as, and if declared by the Board of Directors.  To date, no dividends have been declared, and there are no dividends in arrears at December 31, 2007.  No dividends will be paid on any common stock of Prosper until dividends on the Series A, Series B and Series C shall have been paid or declared and set apart during that fiscal year.

Conversion

Each share of Series A, Series B and Series C is automatically converted into shares of common stock at the Series A, Series B and Series C conversion price then in effect upon the earlier of (i) the date specified by vote or written consent or agreement of holders of 60% of the voting power of the shares of the Series A, Series B and Series C then outstanding, or (ii) immediately prior to the closing of the sale of Prosper’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the Securities Act), at a public offering price (before underwriters’ discounts and expenses) of at least two times the Original Series A, Series B and Series C Issue Price (as defined, per share as adjusted for any stock splits, stock dividends or other recapitalizations), and with gross proceeds to Prosper of at least $30,000,000.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Prosper, whether voluntary or involuntary, the holders of the preferred stock are entitled to receive prior and in preference to any distribution of any of the proceeds of such Liquidation Event to holders of common stock, $1.875 for each share of Series A, $3.776 for each share of Series B, and $9.692 for each share of Series C (as adjusted for any stock dividends, combinations, or splits), plus all declared but unpaid dividends (if any) on such share of preferred stock.  If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series A, Series B and Series C are insufficient to pay the preferential amount, then the entire assets and funds of Prosper legally available for distribution will be distributed ratably among the holders of the Series A, Series B and Series C in proportion to the preferential amount each such holder is otherwise entitled to receive.

Voting

Each holder of shares of the preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Prosper.  The holders of the preferred stock shall vote as one class with the holder of the common stock except with certain restrictions.

Each holder of common stock shall be entitled to one vote for each share of common stock held.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

10.  Stockholders’ Equity (continued)

Common Stock

Prosper is authorized to issue up to 16,000,000 shares of our common stock, $0.001 par value, of which 3,662,476 shares and 1,249,576 shares were issued and outstanding as of December 31, 2007 and 2006, respectively.

Common Stock Issued for Services

Employees

In March 2005, Prosper issued 4 million shares of common stock valued at $0.10 per share or $400,000 to the founders of the Company, of which 1 million shares were immediately vested and the remaining 3 million were to vest over 3.5 years for services rendered.  The unvested shares are subject to a repurchase agreement if the founders leave the Company whereby Prosper can choose to repurchase any unvested shares at the lesser price of $0.10 per share or the fair market value at the date service ceases.  At December 31, 2007, a total of 3,325,000 shares had vested.  Total compensation expense of $232,500 was recognized in 2007.  The remaining unvested balance of $67,500 was recognized in 2008.

During the years ended December 31, 2007 and 2006, the Company granted 3,000 and 1,000 fully vested common shares, respectively, to employees for services.  All shares in 2006 and 2,000 of the shares issued in 2007 were granted at $0.50 per share and 1,000 shares at $2.17 per share in 2007.  Expense of approximately $3,100 and $500 was recognized in 2007 and 2006, respectively.

Non-Employees

The Company granted 2,500 immediately vested common shares at $2.17 per share to nonemployees for services during the year ended December 31, 2007 and 12,294 immediately vested shares at $0.50 per share in 2006.  Expense of approximately $5,400 and $6,100 was recognized in 2007 and 2006, respectively

Common Stock Issued upon Exercise of Stock Options

During the year ended December 31, 2007, the Company issued 82,400 shares of common stock, upon the exercise of options for $35,887 of cash proceeds and 48,125 shares during 2006 for $12,031 of cash proceeds.

Common Stock Issued for Purchase of Intangibles

In 2006, Prosper issued 26,483 shares of common stock valued at $0.50 per share as partial payment to acquire the Prosper.com domain name (see Note 5).

11.  Stock Option Plan and Other Stock Compensation

In 2005, Prosper’s stockholders approved the adoption of the 2005 Stock Option Plan (the Plan).  Under the Plan, options to purchase up to 1,879,468 shares of common stock were reserved and may be granted to employees, directors, and consultants by the Board of Directors to promote the success of Prosper’s business.

Incentive stock options are granted to employees at an exercise price not less than 100% of the fair value of Prosper’s common stock on the date of grant.  Nonstatutory stock options are granted to consultants and directors at an exercise price not less than 85% of the fair value of Prosper’s common stock on the date of grant.  If options are granted to stockholders who hold 10% or more of Prosper’s common stock on the option grant date, then the exercise price shall not be less than 110% of the fair value of Prosper’s common stock on the date of grant.  The fair value is based on a good faith estimate by the Board of Directors at the time of each grant.  As there is no active trading market for these options, such estimate may ultimately differ from valuations completed by an independent party.  The options generally vest over four years, which is the same as the performance period.  In no event are options exercisable more than ten years after the date of grant.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

11.  Stock Option Plan and Other Stock Compensation (continued)

Option activity under the Option Plan is summarized as follows for the years below:

	Options Issued and Outstanding	Weighted- Average Exercise Price

Balance as of December 31, 2005	561,658	$0.25
Options granted (weighted average fair value of $0.29)	1,047,322	$0.50
Options exercised	(48,125)	$0.25
Options canceled	(206,875)	$0.47
Balance as of December 31, 2006	1,353,980	$0.41
Options granted (weighted average fair value of $1.93)	820,500	$1.13
Options exercised	(82,400)	$0.44
Options canceled	(484,055)	$0.58
Balance as of December 31, 2007	1,608,025	$0.72

Options outstanding and exercisable at December 31, 2007	407,307	$0.33

Other Information Regarding Stock Options

Additional information regarding common stock options outstanding as of December 31, 2007 is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Intrinsic Value	Number Exercisable	Weighted Avg. Exercise Price	Intrinsic Value
$0.5 - $0.5	647,617	8.95	$0.50	$1,185,139	136,153	$0.50	$249,160
$1.38 - $1.38	430,000	9.65	$1.38	408,500	—	—	—
$0.25 - $0.25	470,408	7.62	$0.25	978,449	271,154	$0.25	564,000
$2.17 - $2.17	60,000	9.91	$2.17	9,600	—	—	—
	1,608,025	8.78	$0.72	$2,581,688	407,307	$0.33	$813,160

The intrinsic value is calculated as the difference between the value of Prosper’s common stock at December 31, 2007, which was $2.33 per share, and the exercise price of the options.

No compensation expense is recognized for unvested shares that are forfeited upon termination of service, and the stock-based compensation expense for the years ended December 31, 2007 and 2006 reflect the expenses that Prosper expects to recognize after the consideration of estimated forfeitures.

12.  Income Taxes

The Company did not have any current or deferred federal or state income tax expense for the years ended December 31, 2007 and 2006.  The income tax expense (benefit) differed from the amount computed by applying the U.S.  federal income tax rate of 34% to pretax loss as a result of the following:

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

12.  Income Taxes (continued)

	For the Year Ended December 31, 2007		For the Year Ended December 31, 2006

Federal tax at statutory rate	$(4,038,00)	34.0%	$(2,090,000)	34.0%
State tax at statutory rate (net of federal benefit)	(713,000)	6.5%	(449,000)	3.9%
Change in valuation allowance	4,610,000	(38.8)%	2,615,000	(42.6)%

Other	171,000	(1.60)%	(76,000)	1.2%
	$—		$—

Temporary items that give rise to significant portions of deferred tax assets and liabilities (tax- effected) at December 31, 2007 and 2006 are as follows:

	December 31
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$6,791,000	$2,882,000
Research & development tax credit	374,000	267,000
Accrued liabilities and other	749,000	126,000
	7,914,000	3,275,000

Deferred tax liabilities:
Other	(64,000)	(36,000)
	$7,850,000	$3,239,000
Valuation allowance	(7,850,000)	(3,239,000)
Net deferred tax asset	$—	$—

The net deferred tax asset of $7,850,000 at December 31, 2007 consists of a net current deferred tax asset of $677,000 and a net noncurrent deferred tax asset of $7,173,000.  The net deferred tax asset of $3,239,000 at December 31, 2006 consists of a net current deferred tax asset of $98,000 and a net noncurrent deferred tax asset of $3,141,000.

Under SFAS No.  109, Accounting for Income Taxes, a valuation allowance must be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.  The amount of valuation allowance would be based upon management’s best estimate of Prosper’s ability to realize the net deferred tax assets.  A valuation allowance can subsequently be reversed when management believes that the assets are realizable on a more-likely-than-not basis.

The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in SFAS No.  109 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset.  Realization of the deferred tax assets is dependent upon future earnings, if any, the amount and timing of which are uncertain.  Accordingly, the net deferred tax assets have been fully offset by a valuation allowance of $7,841,000 and $3,239,000 for the years ended December 31, 2007 and 2006, respectively.

We file income tax returns in the United States and California.  Prosper has net operating loss carryforwards for both federal and California income tax purposes of approximately $17 million, available to reduce future income subject to income taxes.  The federal net operating loss carryforwards will begin to expire in 2025.  The California net operating loss carryforwards will begin to expire in 2015.  Prosper also has federal and California research and development tax credits of about $211,000 and $222,000.  The federal research credits will begin to expire in the year 2025, and the California research credits have no expiration date. The Company has capital loss carryforwards of $611,000 for both federal and California which will expire in 2012.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

12.  Income Taxes (continued)

The Company’s federal and California state income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service and Franchise Tax Board, respectively.  In addition, all of the net operating losses that may be used in future years are still subject to adjustment.

We do not expect our unrecognized tax benefits to change significantly over the next 12 months.  In connection with the adoption of FIN 48, Prosper will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of December 31, 2007, the Company has not accrued interest or penalties related to uncertain tax positions.

13.  Commitments and Contingencies

Future minimum lease payments

Prosper leases its corporate office and co-location facility under noncancelable operating leases that expire in July 2011 and August 2011, respectively.  Prosper’s corporate office lease has the option to renew for an additional three years.  Future minimum rental payments under these leases as of December 31, 2007 are as follows:

Year ending December 31:
2008	$335,239
2009	297,002
2010	306,164
2011	181,713
Total future operating lease obligations	$1,120,118

Rental expense under premises-operating lease arrangements was approximately $345,000 and $174,000 for the years ended December 31, 2007 and 2006, respectively.

Investment in Joint Venture

On December 21, 2007, the Company entered into a Joint Venture Agreement with SBI Holdings, Inc., a Japanese corporation for the establishment of a Japanese company (“SBI Prosper Co.  Ltd) which would emulate Prosper’s business model.  On January 23, 2008, Prosper purchased from SBI Prosper eighty shares of Common Stock representing a 40% share Company interest for an aggregate purchase price of 4,000,000 Yen or approximately $39,000.  This operating capital will be used primarily on costs associated with research of legal and regulatory costs.

Securities Law Compliance

From inception through October 16, 2008, the Company sold approximately $178.6 million of loans to unaffiliated lender members through the Prosper platform whereby the Company assigned promissory notes directly to lender members.  The Company did not register the offer and sale of the promissory notes offered and sold through the Prosper platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws.  The Company’s management believes that the question of whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain.  If the sales of promissory notes offered through the Company’s platform were viewed as a securities offering, the Company would have failed to comply with the registration and qualification requirements of federal and state law and lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation.  See also Note 15 – Subsequent Events.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

13.  Commitments and Contingencies (continued)

Securities Law Compliance (continued)

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective October 16, 2008 limited this contingent liability to the period from the launch of Prosper’s platform in February 2006 through October 16, 2008, the cessation of sales of promissory notes offered through the platform.

Except as disclosed in Note 15 – Subsequent Events, the Company has not recorded an accrued loss contingency in connection with the sale of promissory notes to lender members.  Accounting for loss contingencies involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur.  An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable.  In addition, the Company is not able to reasonably estimate the amount of loss associated with the contingent liability.  In making its assessment that the contingency is not reasonably estimable and is not probable, the Company considered its view, described above, that analyzing whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain.

14.  Postretirement Benefit Plans

Prosper has a 401(k) plan that covers all employees meeting certain eligibility requirements.  The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code.  Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service.  Prosper’s contributions to the plan are discretionary.  Prosper has not made any contributions to the plan to date.

15.  Subsequent Events

In November of 2008, the Securities and Exchange Commission (SEC) instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”), against Prosper. In anticipation of the institution of these proceedings, Prosper submitted an Offer of Settlement (the “Offer”) which was accepted by the SEC. Pursuant to the Offer, Prosper consented to the entry of an Order Instituting Cease and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Making Findings, and Imposing a Cease-and-Desist Order (“Order”).  The Order includes findings that Prosper violated Sections 5(a) and (c) of the Securities Act of 1933 (“Securities Act”), and requires that pursuant to Section 8A of the Securities Act, Prosper cease and desist from committing or causing any violations and any future violations of Sections 5(a) and (c) of the Securities Act. The Order was approved by the SEC on November 20, 2008.

On November 25, 2008, the Company signed a settlement agreement with the North American Securities Administrators Association (“NASAA”) to pay penalties not to exceed $1.0 million to the States in order resolve matters relating to Prosper’s alleged unregistered offer and sale of securities. The $1.0 million penalty would be allocated among the states where Prosper conducts business, based on the loan sale transaction volume in each state. However, Prosper will not be required to pay any portion of the fine to those states which elect not to participate in the settlement. The Company has accrued approximately $425,000 in connection with this contingent liability in accordance with SFAS No. 5, Accounting for Contingencies.

Prosper Marketplace, Inc.

Notes to Financial Statements (continued)

December 31, 2007 and 2006

15.  Subsequent Events (continued)

On November 26, 2008, a class action lawsuit was filed against the Company, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against Prosper and the other named defendants.  The final outcome of this lawsuit is not presently determinable or estimable.

In December 2008, the Company filed a registration statement with the Securities and Exchange Commission with respect to the offering of $500,000,000 of Borrower Payment Dependent Notes (the Notes). The change in the operation of the Company’s platform, as well as the Company’s adoption of new accounting pronouncements, will have a significant impact on the Company’s financial statements and results of operations for periods following the effective date of that registration statement. We will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

On April 14, 2008, the Company entered into an agreement with a Utah-chartered industrial bank whereby all loans originated through the Prosper marketplace resulting from listings posted on or after April 15, 2008 are made by WebBank under its bank charter. The arrangement allows for loans to be offered to borrowers at uniform nationwide terms. The Company is required to pay WebBank a monthly fee.

On July 21, 2008, the Company re-negotiated its co-location facility lease for additional 3 year term ending August 31, 2011 for a total monthly commitment of $10,475.

From January 1, 2008 to December 2, 2008, the Company granted 415,000 stock options to employees under the 2005 Stock Option Plan.

Interim Consolidated Financial Statements (Unaudited)

Prosper Marketplace, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS
Cash and cash equivalents	$12,975,066	$20,280,105
Restricted cash	845,542	866,986
Servicing rights	73,954	—
Loans receivable	3,460	355,567
Property and equipment, net of $1,396,812 and $885,665 accumulated depreciation and amoritization as of September 31, 2008 and December 31, 2007, respectively	923,710	1,014,575
Prepaid and other assets	357,443	313,608
Intangible assets, net	321,952	412,500

Total assets	$15,501,127	$23,243,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$867,818	$515,892
Accrued liabilities	1,035,967	1,202,730
Servicing rights	—	14,086
Loan repurchase obligation	100,067	100,151
Long-term debt, net of discount of $55,368 and $77,132 as of September 30, 2008 and December 31, 2007, respectively	279,191	282,868

Total liabilities	2,283,043	2,115,727

Commitments and contingencies (see Note 13)

Stockholders’ Equity
Convertible preferred stock – Series A ($0.001 par value; 4,023,999 shares authorized, issued and outstanding as of September 30, 2008 and December 31, 2007)	4,024	4,024
Convertible preferred stock – Series B ($0.001 par value; 3,310,382 shares authorized, issued and outstanding as of September 30, 2008 and December 31, 2007)	3,310	3,310
Convertible preferred stock – Series C ($0.001 par value; 2,063,558 shares authorized; 2,063,558 issued and outstanding as of September 30, 2008 and December 31, 2007)	2,064	2,064
Common stock ($0.001 par value; 16,000,000 shares authorized; 4,322,505 shares and 3,662,476 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively)	4,323	3,663
Additional paid-in capital	40,858,628	40,493,256
Accumulated deficit	(27,654,265)	(19,378,703)
Total stockholders’ equity	13,218,084	21,127,614

Total liabilities and stockholders’ equity	$15,501,127	$23,243,341

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Agency fees	$406,250	$202,664	$1,330,020	$688,162
Loan servicing fees	211,182	108,977	525,861	236,720
Investment income
Interest and dividends	108,360	277,915	453,574	534,738
Realized gains on marketable securities	—	23,514	—	47,307
Other income (loss)	2,324	1,026	2,939	(3,049)
Total net revenues	728,116	614,096	2,312,394	1,503,878

Costs and expenses
Compensation and benefits	1,505,558	1,510,143	4,801,251	4,257,997
Marketing and advertising	171,141	626,457	2,283,934	2,232,019
Professional services	359,069	414,828	1,194,862	1,070,753
Cost of services	215,964	154,785	730,582	502,982
Facilities and maintenance	177,075	171,788	521,164	499,376
Depreciation and amortization	209,472	170,737	601,695	469,751
Loan repurchase losses	4,989	160,314	33,893	259,952
General and administrative	113,088	85,877	420,575	241,652
Total costs and expenses	2,756,356	3,294,929	10,587,956	9,534,482
Loss before income taxes	(2,028,240)	(2,680,833)	(8,275,562)	(8,030,604)
Income taxes	—	—	—	—
Net Loss	$(2,028,240)	$(2,680,833)	$(8,275,562)	$(8,030,604)

Net loss per share – basic and diluted	$(0.48)	$(0.82)	$(2.07)	$(2.65)

Weighted Average shares - basic and diluted net loss per share	4,245,254	3,273,664	4,006,483	3,024,895

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

							Accumulated Other
	Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Income (Loss)	Total

Balance as of January 1, 2007 (Audited)	7,334,381	$7,334	1,249,576	$1,250	$20,070,953	$(7,502,949)	$—	$12,576,588

Issuance of convertible preferred stock, Series C	2,063,558	2,064			19,997,941			20,000,005
Offering costs on preferred stock					(80,996)			(80,996)
Issuance of common stock			2,102,000	2,103	208,898			211,001
Exercise of stock options			73,650	74	33,626			33,700
Compensation expense					174,827			174,827
Net loss						(8,030,604)		(8,030,604)
Change in unrealized loss on available-for-sale securities							(469,397)	(469,397)

Total comprehensive loss								(8,500,001)

Balance as of September 30, 2007 (Unaudited)	9,397,939	$9,398	3,425,226	$3,427	$40,405,249	$(15,533,553)	$(469,397)	$24,415,124

Balance as of January 1, 2008 (Audited)	9,397,939	$9,398	3,662,476	$3,663	$40,493,256	$(19,378,703)	$—	$21,127,614

Issuance of common stock			605,500	605	71,330			71,935
Exercise of stock options			54,529	55	17,980			18,035
Compensation expense					276,062			276,062
Net loss						(8,275,562)		(8,275,562)
Balance as of September 30, 2008 (Unaudited)	9,397,939	$9,398	4,322,505	$4,323	$40,858,628	$(27,654,265)	$—	$13,218,084

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(8,275,562)	$(8,030,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	601,695	469,751
Realized gain on sale of marketable securities	—	(47,307)
Stock-based compensation expense	347,997	385,827
Provision for loan repurchase obligation	33,809	195,927
Change in fair value of servicing rights	(88,040)	(54,195)
Amortization of discount on long-term debt and marketable securities	16,323	5,766
Changes in operating assets and liabilities:
Restricted cash	21,444	(5,806)
Loans receivable	352,107	(171,523)
Prepaid and other assets	(43,835)	(73,029)
Accounts payable and accrued liabilities	185,163	982,030
Loan repurchases reserve	(33,893)	(259,952)
Net cash used in operating activities	(6,882,792)	(6,603,115)

Cash flows from investing activities:
Proceeds from sale of available-for-sale marketable securities	—	9,972,870
Purchases of available-for-sale marketable securities	—	(22,533,038)
Purchases of property and equipment	(420,282)	(387,469)
Net cash used in investing activities	(420,282)	(12,947,637)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	—	20,000,005
Offering costs – convertible preferred stock	—	(80,996)
Proceeds from issuance of common stock	18,035	33,701
Principal repayment of long-term debt	(20,000)	(20,000)
Net cash provided by (used in) financing activities	(1,965)	19,932,710

Net increase (decrease) in cash and cash equivalents	(7,305,039)	381,958
Cash and cash equivalents at beginning of the year	20,280,105	5,969,564
Cash and cash equivalents at end of the year	$12,975,066	$6,351,522

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

September 30, 2008 and December 31, 2007

(Unaudited)

1.  Organization and Business

Prosper Marketplace, Inc. (Prosper, the Company, we, us, our) was incorporated in the state of Delaware on March 22, 2005. Prosper is an online marketplace for person-to-person lending. Prosper’s website provides an online auction where people list and bid on loans using Prosper’s online auction platform. Prosper’s lender members set the minimum interest rate that they are willing to earn and bid in increments of $50 to $25,000. Borrowers create loan listings from $1,000 up to $25,000 and set the maximum rate they are willing to pay on a loan. Prosper facilitates the lending and borrowing activities and acts as an agent to the lender by matching the lender and the borrower through its online auction platform. Prosper also handles all ongoing loan administration tasks, including loan servicing and collections on behalf of the lenders. Prosper generates revenue by collecting one-time fees from borrowers on funded loans and from loan servicing fees paid by lender members.

Due to the legal uncertainty regarding the sales of promissory notes offered through the Prosper platform under the Company’s prior operating structure (See Note 13 — Commitments and Contingencies — Securities Law Compliance), the Company decided to restructure its operations to resolve such uncertainty. The Company began its implementation of this decision on October 16, 2008, when it ceased offering lender members the opportunity to make purchases on the Prosper platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members. Furthermore, pursuant to this decision, in December, 2008, the Company filed a registration statement on Form S-1, with the Securities and Exchange Commission (SEC) (See Note 15-Subsequent Events), in which the Company described the restructuring of its operations and its new operating structure. The Company will resume accepting new lender members and allowing transactions with lender members starting on the date such registration statement becomes effective.

In December 2008, the Company filed a registration statement with the Securities and Exchange Commission with respect to the offering of $500,000,000 of Borrower Payment Dependent Notes (the Notes). The change in the operation of the Company’s platform, as well as the Company’s adoption of new accounting pronouncements, will have a significant impact on the Company’s financial statements and results of operations for periods following the effective date of that registration statement. We will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

2.  Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Prosper and its wholly-owned subsidiary, P2P Servicing, Inc., which was formed in October 2007.  All significant intercompany transactions and balances have been eliminated.  These interim financial statements may not include all information and notes necessary to constitute a complete set of financial statements under GAAP applicable to annual periods and accordingly should be read in conjunction with the financial information contained elsewhere in this Prospectus.  Management believes these unaudited consolidated financial statements reflect all adjustments, including those of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or any other interim period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These include but are not limited to the following: valuation of marketable securities, valuation allowance on deferred tax assets, valuation and amortization periods of intangible assets, fair value of servicing liabilities, provision for loan repurchase obligation, stock-based compensation expense, and contingent liabilities. Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

2.  Significant Accounting Policies (continued)

Liquidity

As reflected in the accompanying financial statements, Prosper has incurred net losses, negative cash flows from operations since inception, and has an accumulated deficit of approximately $28 million as of September 30, 2008.  Since its inception, Prosper has financed its operations primarily through equity financing from various sources.  The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.  Further, there can be no assurances as to the availability or terms upon which the required financing and capital might be available.  Our financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

On June 15, 2007, Prosper finalized its Series C preferred stock financing and issued 2,063,558 shares at a price per share of $9.692 for aggregate cash consideration of $20 million.  In the event Prosper is unable to generate sufficient revenues, it may be required to raise additional capital or reduce certain discretionary spending.  Any additional financing may not be available in amounts or on terms acceptable to Prosper, if at all.

We believe that actions being taken by management as discussed above provide the opportunity to allow us to continue as a going concern.

Cash and Cash Equivalents

Prosper invests its excess cash primarily in money market funds and in highly liquid debt instruments of U.S.  municipalities, and the U.S.  government and its agencies.  All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents.  Cash equivalents are recorded at cost, which approximates fair value.  Such deposits periodically exceed amounts insured by the FDIC.

Restricted Cash

At September 30, 2008 and December 31, 2007, restricted cash consists primarily of an irrevocable letter of credit held by a financial institution in connection with the Company’s office lease and cash deposits required to support the Company’s ACH activities and secured corporate credit cards.

Loans Receivable

Loans receivable primarily represent loans originated by Prosper on the last day of the reporting period that are transferred to lenders on the next business day on a nonrecourse basis.

Loan Repurchase Obligation

Prosper is obligated to indemnify the lenders and repurchase the loans sold to the lenders in the event of violation of the applicable federal, state, or local lending laws or verifiable identify theft.  The loan repurchase obligation is estimated based on historical experience.  Prosper accrues a provision for repurchase obligations when the loans are funded.  Repurchased loans associated with federal, state, or local lending laws or verifiable identity thefts are written off at the time of repurchase.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

2.  Significant Accounting Policies (continued)

Certain Risks and Concentrations

In the normal course of its business, Prosper encounters two significant types of risk: credit and regulatory.  Financial instruments that potentially subject Prosper to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, and loans receivable.  Cash equivalents and marketable securities consist primarily of money market and mutual funds of highly liquid debt instruments of corporations and the U.S.  government and its agencies.  Prosper maintains cash and cash equivalents and its investments with high-quality financial institutions.  Prosper performs periodic evaluations of the relative credit standing of these financial institutions and has not sustained any credit losses from instruments held at financial institutions.  Loans receivable are unsecured and are primarily comprised of loans originated on the last day of the reporting period that are in the process of being transferred to lenders.  As of September 30, 2008 and December 31, 2007, no single borrower accounted for more than 10% of Prosper’s total loan receivables, and no single lender or borrower represented more than 10% of Prosper’s total revenues.

Prosper is subject to various regulatory requirements.  The failure to appropriately identify and address these regulatory requirements could result in certain discretionary actions by regulators that could have a material effect on Prosper’s financial position and results of operations (See Note 13 — Commitments and Contingencies — Securities Law Compliance).

Property and Equipment

Property and equipment consists of computer equipment, office furniture and equipment, leasehold improvements and software purchased or developed for internal use. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets, which range from three to seven years. Prosper capitalizes expenditures for replacements and betterments and expenses amounts for maintenance and repairs as they are incurred.  Depreciation and amortization commences when the asset is placed in service.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No.  98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No.  00-02, Accounting for Website Development Costs.  In accordance with SOP No.  98-1 and EITF No.  00-02, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended.  Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development efforts.

Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed.  Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized.  Capitalized costs are included in Property and Equipment (see Note 4) and amortized to expense using the straight-line method over their expected lives.  The Company evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset.  If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.  No such impairment was present at September 30, 2008 and December 31, 2007.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

2.  Significant Accounting Policies (continued)

Intangible Assets

Prosper records the purchase of intangible assets not purchased in a business combination in accordance with SFAS No.  142 Goodwill and Other Intangible Assets.  Prosper has an intangible asset resulting from the purchase of the “Prosper.com” domain name (see Note 5).  The intangible asset is amortized on a straight-line basis over five years.

Impairment of Long-Lived Assets Including Acquired Intangible Assets

In accordance with SFAS No.  144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Prosper reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable.  Recoverability of assets to be held and used is measured by comparing the carrying value of the asset to future net undiscounted cash flows that the assets are expected to generate.  If an asset is considered to be impaired, the impairment to be recognized equals the amount by which the asset’s carrying value exceeds its fair value.  Fair value is estimated using discounted net cash flows.  Long-lived assets that are to be disposed of by sale are reported at the lower of the carrying value or the fair value less the cost to sell.  Prosper observed no impairment indicators and did not recognize impairment charges in the nine months ended September 30, 2008 and year ended December 31, 2007.

Revenue Recognition

Prosper recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No.  104, Revenue Recognition in Financial Statements.  Under SAB No.  104, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Agency fees are charged as a percentage of the amount borrowed ranging from 1% to 3% or $75 whichever is greater, and are recognized when the loan is funded to the borrower.

Loan servicing revenue includes monthly loan servicing fees and non-sufficient funds (NSF) fees.  Loan servicing fees are accrued daily based on the current outstanding loan principal balance held by third-party lenders but are not recognized until payment is received due to the uncertainty of collection of borrower loan payments.  Servicing fees for a loan vary based on the credit grade of the borrower.  Prosper charges a NSF fee to borrowers on the first failed payment of each billing period.  NSF fees are charged to the customer and collected and recognized immediately.

Servicing Rights

Prosper accounts for its servicing rights under the fair value measurement method of reporting in accordance with SFAS No.  156, Accounting for Servicing of Financial Assets – an Amendment of FAS 140.  Under the fair value method, Prosper measures its servicing rights at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights.  The primary assumptions Prosper uses for valuing its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate.  Prosper reviews these assumptions quarterly to ensure that they remain consistent with the market conditions.  Inaccurate assumptions in valuing the servicing rights could affect Prosper’s results of operations.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

2.  Significant Accounting Policies (continued)

Advertising and Promotional Expenses

Under the provisions of SOP 93-7, Reporting on Advertising Costs, the costs of advertising are expensed as incurred.  Advertising costs were approximately $2.3 million and $2.2 million for the nine months ended September 30, 2008 and 2007, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees in accordance with SFAS No.  123R, Share-Based Payment (SFAS No.  123R).  SFAS No.  123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model.  The stock-based compensation related to awards that is expected to vest is amortized over the vesting term of the stock-based award, which is generally four years.  Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense.  The forfeitures were estimated based on historical experience.  The Company estimated its annual forfeiture rate to be 21.3% and 19.7% for the nine months ended September 30, 2008 and 2007, respectively.  Estimates of forfeitures are adjusted to actual over the vesting periods.  SFAS No.  123R was early adopted as of March 22, 2005 (inception date).

Prosper has granted options to purchase shares of common stock to nonemployees in exchange for services performed.  Prosper accounts for stock options and restricted stock issued to nonemployees in accordance with the provisions of EITF No.  96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services, which requires that equity awards be recorded at their fair value.  Under SFAS No.  123R and EITF 96-18, Prosper uses the Black-Scholes model to estimate the value of options granted to nonemployees at each vesting date to determine the appropriate charge to stock-based compensation.  The volatility of common stock was based on comparative company volatility.

The fair value of stock option awards for the nine months ended September 30, 2008 and 2007 was estimated at the date of grant using the Black-Scholes model with the following average assumptions:

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Volatility of common stock	65.7%	59.7%	61.4%	59.7%

Risk-free interest rate	3.2%	4.4%	2.9%	4.5%

Expected life*	7.0 years	6.1 years	6.1 years	6.1 years

Dividend yield	0%	0%	0%	0%

Weighted-average fair value of grants	$1.94	$2.72	$2.19	$1.90

*For nonemployee stock option awards, the expected life is the contractual term of the award, which is generally ten years.

The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility.  Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

2.  Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

Total stock-based compensation expense for employee and nonemployee stock-based awards reflected in the Consolidated Statements of Operations for the nine months ended September 30, 2008 and 2007 is approximately $355,000 and $386,000, respectively, and $139,000 and $61,000 for the three months ended September 30, 2008 and 2007.  As of September 30, 2008, the remaining stock-based compensation expense related to stock-based awards is approximately $611,000, which will be recognized over the remaining vesting period of approximately 2.6 years.

Net Loss Per Share

Prosper computes net loss per share in accordance with SFAS No.  128, Earnings Per Share.  Under SFAS No.128, basic net loss per share is computed by dividing net loss per share available to common shareholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities.  Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods, as applicable.  At September 30, 2008, there were outstanding convertible preferred stock and options convertible into 9,397,939 and 1,760,837 common shares, respectively, which may dilute future earnings per share.  Due to the Company reporting a net loss for the three- and nine-months ended September 30, 2008 and 2007, there is no calculation of fully-diluted earnings per share, as common stock equivalents are anti-dilutive.

Income Taxes

Prosper uses the liability method to account for income taxes.  Under this method, deferred income tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, Prosper adopted the provisions of the Financial Accounting Standards Board (FASB) Interpretation No.  48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No.  109 (FIN 48).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No.  109 Accounting for Income Taxes, and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination.  Upon adoption of FIN 48, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.  The adoption of FIN 48 did not have a material impact on our financial position and results of operations.

Fair Value Measurement

Effective with the adoption of SFAS No. 157 Fair Value Measurements, the Corporation determines the fair values of its financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted price and observable inputs and to minimize the use of unobservable inputs when measuring fair value.  Various valuation techniques are utilized, depending on the nature of the financial instrument, including the use of market prices for identical instruments, market prices for similar instruments, and discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized.  Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.

Under SFAS No. 157, fair value measurements are classified among three levels based on the observability of the inputs used to determine fair value:

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

2.  Significant Accounting Policies (continued)

Fair Value Measurement (continued)

Level 1 — The valuation is based on quoted prices in active markets for identical instruments.

Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — The valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument.  Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

Prosper’s only asset or liability measured at fair value on a recurring basis are its servicing rights.  Servicing rights do not trade in an active open market with readily observable prices.  Although sales of servicing assets do occur, the precise terms and conditions typically would not be available.  Accordingly, management determines the fair value of its servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights.  The primary assumptions Prosper uses for valuing its servicing asset include prepayment speeds, default rates, cost to service, profit margin, and discount rate.  Prosper reviews these assumptions to ensure that they remain consistent with the market conditions.  Inaccurate assumptions in valuing the servicing right could affect Prosper’s results of operations.  Due to the nature of the valuation inputs, servicing assets are classified as Level 3.  See Note 6 for further discussion of the significant assumptions used to value its servicing rights.

Adoption of New Accounting Pronouncements

In February 2007, the FASB issued SFAS No.  159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No.  115.  SFAS No.  159 permits companies to choose to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.  SFAS No.  159 is effective for the Company beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted.  (See Note 15 — Subsequent Events).  We intend to apply the provisions of SFAS No.  159 to the Notes and member loans issued on an instrument by instrument basis going forward.  We do not anticipate applying the provisions of SFAS No.  159 to member loans originated prior to the date of this prospectus.

3.  Cash and Cash Equivalents

Cash, cash equivalents consists of the following:

	September 30, 2008	December 31, 2007
Cash and cash equivalents:
Cash	$773,252	$949,954
Money Market Mutual Funds	12,201,814	19,330,151
Total cash and cash equivalents	$12,975,066	$20,280,105

No marketable securities were held as of September 30, 2008 or December 31, 2007.  Realized gains of approximately $23,500 and $47,300 for the three and nine months ended September 30, 2007, respectively, were reported in the Statement of Operations.  Purchases of marketable securities for the nine months ended September 30, 2007 were approximately $23 million and proceeds from the sale of marketable securities during the same period were approximately $10 million.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

4.  Property and Equipment

Property and equipment consist of the following:

	September 30, 2008	December 31, 2007
Property and equipment:
Computer equipment	$1,058,643	$904,373
Purchased software	183,039	144,607
Office equipment and furniture	45,436	36,710
Internal-use software	1,004,174	814,550
Leasehold improvements	29,230	—
	2,320,522	1,900,240
Less accumulated depreciation and amortization	(1,396,812)	(885,665)
Total property and equipment, net	$923,710	$1,014,575

Depreciation and amortization expense for the three and nine months ended September 30, 2008, was $179,289 and $511,147, respectively.  Depreciation and amortization expense for the same periods in 2007 was $135,074 and $362,764, respectively.

5.  Intangible Assets and Promissory Note Payable

In 2006, Prosper paid a total of $603,659 to acquire the “Prosper.com” domain name.  The purchase price consisted of $320,000 cash, 26,483 shares of Prosper’s common stock valued at $0.50 per share (or $13,242) and a non-interest bearing promissory note of $380,000.  The note was discounted $109,583 for a net payable of $270,417.  The promissory note includes both principal and interest and is payable in annual installments of $20,000 due on the first, second, third, and fourth anniversary of the note and $300,000 due on the fifth anniversary of the note.  The discount on the note was calculated based an imputed annual rate of 8% and is amortized to interest expense over the five year life of the loan.  Amortization of the discount on the note of $21,764 and $21,633 was recorded for the nine months ended September 30, 2008 and 2007, respectively.

	September 30, 2008	December 31, 2007
Intangible Asset:
Domain Name	$603,659	$603,659
Less amortization	(281,707)	(191,159)
Total Intangible Asset, net	$321,952	$412,500

Amortization expense related to the intangible asset was approximately $30,200 and $90,500 for the three and nine months ended September 30, 2008, respectively.  Amortization expense for the same periods in 2007 was approximately $35,700 and $107,000, respectively.  Amortization expense related to this intangible asset is expected to be approximately $121,000 in fiscal 2008, 2009 and 2010.  In fiscal 2011, amortization expense related to this intangible asset is expected to be approximately $50,000.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

6.  Servicing Rights

The servicing liability had a fair value of $14,086 at December 31, 2007.  In 2008, a servicing asset of $73,954 was recorded since the fair value of fees charged exceeded the related costs.  Increases in the fair value of the asset resulted in a gain of approximately $32,600 and $88,000 for the three and nine months ended September 30, 2008 and a gain of approximately $16,800 and $54,200 for the comparable periods in 2007.

Prosper calculates the fair value of the servicing asset/liability based on the following assumptions:

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Unpaid principal loan balance under service	$90,059,000	$66,359,000	$90,059,000	$66,359,000

Servicing fees	1.0% & 0.5%	1.0% & 0.5%	1.0% & 0.5%	1.0% & 0.5%

Projected prepayment speed	1.20%	1.35%	1.20%	1.35%

Discount rate	25%	25%	25%	25%

7.  Accrued Liabilities

As of September 30, 2008, and December 31, 2007, accrued liabilities consist of the following:

	September 30, 2008	December 31, 2007
Audit, tax and accounting	$262,273	$215,474
Payroll and benefits	112,896	184,543
Loan servicing costs	35,604	182,317
Legal fees	520,819	526,720
Other	104,375	93,676
	$1,035,967	$1,202,730

8.  Loan Repurchase Obligation

Changes in the loan repurchase obligation are summarized below:

	Nine Months Ended
	September 30, 2008	September 30, 2007
Beginning of period balance:	$100,151	$166,871
Provision for loan repurchases	33,809	195,927
Loans repurchased and charged off	(33,893)	(259,952)

End of period balance:	$100,067	$102,846

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

9.  Net Loss Per Share

Basic and diluted loss per share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Numerator:
Net loss	$(2,028,240)	$(2,680,833)	$(8,275,562)	$(8,030,604)
Denominator:
Weighted average shares used in computing basic and diluted net loss per share	4,245,254	3,273,664	4,006,483	3,024,895

Basic and diluted net loss per share	$(0.48)	$(0.82)	$(2.07)	$(2.65)

As Prosper recorded net losses for each of the periods presented, no common equivalent shares were included in the diluted net loss per share calculation because to do so would have been anti-dilutive.  The following table presents all common equivalent shares that could potentially dilute basic earnings per share in the future.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Excluded:
Weighted-average convertible preferred stock issued and outstanding	9,397,939	9,397,939	9,397,939	8,143,175
Weighted-average stock options issued and outstanding	1,721,272	1,291,177	1,646,859	1,087,329

Total common stock equivalents excluded from diluted net loss per common share	11,119,211	10,689,116	11,044,798	9,230,504

10.  Stockholders’ Equity

Preferred Stock

Under Prosper’s articles of incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

In April 2005, Prosper sold 4,023,999 shares of Series A convertible preferred stock (Series A) in a private placement for $7,464,450, net of issuance costs of $80,550.  In February 2006, Prosper sold 3,310,382 shares of Series B convertible preferred stock (Series B) in a private placement for $12,412,302, net of issuance costs of $87,700.  In June 2007, Prosper sold 2,063,558 shares of Series C convertible preferred stock (Series C) in a private placement for $19,919,009, net of issuance costs of $80,996.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

10.  Stockholders’ Equity (continued)

Preferred Stock (continued)

Dividends

The holders of the Series A, Series B and Series C preferred stock are entitled to receive dividends at an annual rate of 8% per share for the preferred stock.  Such dividends shall be payable only when, as, and if declared by the Board of Directors.  To date, no dividends have been declared, and there are no dividends in arrears at September 30, 2008.  No dividends will be paid on any common stock of Prosper until dividends on the Series A, Series B and Series C shall have been paid or declared and set apart during that fiscal year.

Conversion

Each share of Series A, Series B and Series C is automatically converted into shares of common stock at the Series A, Series B and Series C conversion price then in effect upon the earlier of (i) the date specified by vote or written consent or agreement of holders of 60% of the voting power of the shares of the Series A, Series B and Series C then outstanding, or (ii) immediately prior to the closing of the sale of Prosper’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the Securities Act), at a public offering price (before underwriters’ discounts and expenses) of at least two times the Original Series A, Series B and Series C Issue Price (as defined, per share as adjusted for any stock splits, stock dividends or other recapitalizations), and with gross proceeds to Prosper of at least $30,000,000.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Prosper, whether voluntary or involuntary, the holders of the preferred stock are entitled to receive prior and in preference to any distribution of any of the proceeds of such Liquidation Event to holders of common stock, $1.875 for each share of Series A, $3.776 for each share of Series B, and $9.692 for each share of Series C (as adjusted for any stock dividends, combinations, or splits), plus all declared but unpaid dividends (if any) on such share of preferred stock.  If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series A, Series B and Series C are insufficient to pay the preferential amount, then the entire assets and funds of Prosper legally available for distribution will be distributed ratably among the holders of the Series A, Series B and Series C in proportion to the preferential amount each such holder is otherwise entitled to receive.

Voting

Each holder of shares of the preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Prosper.  The holders of the preferred stock shall vote as one class with the holder of the common stock except with certain restrictions.

Each holder of common stock shall be entitled to one vote for each share of common stock held.

Common Stock

Prosper is authorized to issue up to 16,000,000 shares of our common stock, $0.001 par value, of which 4,322,505 shares and 3,662,476 shares were issued and outstanding as of September 30, 2008 and December 31, 2007, respectively.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

10.  Stockholders’ Equity (continued)

Common Stock (continued)

Common Stock Issued for Services

Employees

In March 2005, Prosper issued 4 million shares of common stock valued at $0.10 per share or $400,000 to the founders of the Company, of which 1 million shares were immediately vested and the remaining 3 million were to vest over 3.5 years for services rendered.  The unvested shares are subject to a repurchase agreement if the founders leave the Company, whereby Prosper can choose to repurchase any unvested shares at the lesser of $0.10 per share or the fair market value at the date service ceases.  During the nine months ended September 30, 2008 and 2007, a total of 600,000 and 2,100,000 shares, respectively, vested.  As of September 30, 2008, 3,925,000 shares are considered issued and outstanding.  Total compensation expense of $60,000 and $210,000 was recognized for the nine months ended September 30, 2008 and 2007, respectively.  In August 2008 the Company exercised its option to repurchase 75,000 shares from a founder who left the Company’s service in July 2008 for the price of $.10 per share, or $7,500.  As a result, as of September 30, 2008, all founder shares of stock have been fully vested or repurchased and retired.

For the nine months ended September 30, 2008 and 2007, the Company granted 4,000 and 2,000 immediately vested common shares, respectively, to employees for services.  The 4,000 shares issued in 2008 were valued at $2.17 per share and the 2,000 shares in 2007 were valued at $0.50 per share.  Expense of $8,680 and $1,000 was recognized for the nine months ended September 30, 2008 and 2007, respectively.

Nonemployees

The Company granted 1,500 immediately vested common shares valued at $2.17 per share to non-employees for services during the nine months ended September 30, 2008.  There were no similar shares granted by the Company for the nine months ended at September 30, 2007.  Expense of $3,255 and $0 was recognized for the nine months ended September 30, 2008 and 2007, respectively.

Common Stock Issued upon Exercise of Stock Options

For the nine months ended September 30, 2008, the Company issued 54,529 shares of common stock upon the exercise of options for $18,033 of cash proceeds and 73,650 shares for the nine months ended September 30, 2007 for $33,700 of cash proceeds.

11.  Stock Option Plan and Other Stock Compensation

In 2005, Prosper’s stockholders approved the adoption of the 2005 Stock Option Plan (the Plan).  Under the Plan, options to purchase up to 1,879,468 shares of common stock were reserved and may be granted to employees, directors, and consultants by the Board of Directors to promote the success of Prosper’s business.  On January 31, 2008, the Board of Directors increased the total number of options under the Plan by 500,000 for a total of 2,379,468 options available for grant.

Incentive stock options are granted to employees at an exercise price not less than 100% of the fair value of Prosper’s common stock on the date of grant.  Nonstatutory stock options are granted to consultants and directors at an exercise price not less than 85% of the fair value of Prosper’s common stock on the date of grant.  If options are granted to stockholders who hold 10% or more of Prosper’s common stock on the option grant date, then the exercise price shall not be less than 110% of the fair value of Prosper’s common stock on the date of grant.  The fair value is based on a good faith estimate by the Board of Directors at the time of each grant.  As there is no active trading market for these options, such estimate may ultimately differ from valuations completed by an independent party.  The options generally vest over four years, which is the same as the performance period.  In no event are options exercisable more than ten years after the date of grant.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

11.  Stock Option Plan and Other Stock Compensation (continued)

Option activity under the Option Plan is summarized below:

	Options Issued and Outstanding	Weighted-Average Exercise Price

Balance as of January 1, 2007	1,353,980	$0.41
Options granted (weighted average fair value of $1.93)	820,500	$1.13
Options exercised	(82,400)	$0.44
Options canceled	(484,055)	$0.58
Balance as of December 31, 2007	1,608,025	$0.72
Options granted (weighted average fair value of $2.19.)	415,000	$2.17
Options exercised	(54,529)	$0.33
Options canceled	(207,659)	$1.58
Balance as of September 30, 2008	1,760,837	$0.98

Options outstanding and exercisable at September 30, 2008	721,069	$0.54

Other Information Regarding Stock Options

Additional information regarding common stock options outstanding as of September 30, 2008, is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Intrinsic Value	Number Exercisable	Weighted Avg. Exercise Price	Intrinsic Value
$0.25 - $0.25	416,658	6.83	$0.25	$704,152	324,643	$0.25	$548,647
$0.50 - $0.50	579,075	8.15	$0.50	833,868	274,035	$0.50	394,610
$1.38 - $1.38	422,604	8.90	$1.38	236,658	122,391	$1.38	68,539
$2.17 - $2.17	342,500	9.48	$2.17	—	—	—	—
	1,760,837	8.28	$0.98	$1,774,678	721,069	$0.54	$1,011,796

The intrinsic value is calculated as the difference between the fair value of Prosper’s common stock at September 30, 2008, which was $1.94 per share, and the exercise price of the options.

The exercisable shares are calculated under the assumption that all vested shares are exercisable without restriction.

No compensation expense is recognized for unvested shares that are forfeited upon termination of service, and the stock-based compensation expense for the nine months ended September 30, 2008 and 2007 reflects the expenses that Prosper expects to recognize after the consideration of estimated forfeitures.

12.  Income Taxes

Due to the book and tax net losses incurred during the three and nine-month periods ended September 30, 2008 and 2007, Prosper has not incurred any income tax expense during those periods.  In addition, Prosper has maintained a valuation allowance for 100% of its net deferred tax asset because the realization of those deferred tax assets is dependent upon future earnings, and the amount and timing of those earnings, if any is uncertain.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

13.  Commitments and Contingencies

Future Minimum Lease Payments

Prosper leases its corporate office and co-location facility under noncancelable operating leases that expire in July 2011 and August 2011, respectively.  Prosper’s corporate office lease has the option to renew for an additional three years.  Future minimum rental payments under these leases as of September 30, 2008 are as follows:

Quarter ending December 31, 2008	$104,805
Years ending December 31:
2009	422,702
2010	431,863
2011	265,513
Total future operating lease obligations	$1,224,883

Rental expense under premises-operating lease arrangements was $94,748 and $272,335 for the three and nine months ended September 30, 2008, respectively.  Rental expense for the comparable periods in 2007 was $85,017 and $251,772, respectively.

On April 14, 2008, the Company entered into a agreement with a Utah-chartered industrial bank whereby all loans originated through the Prosper marketplace resulting from listings posted on or after April 15, 2008 are made by WebBank under its bank charter.  The arrangement allows for loans to be offered to borrowers at uniform nationwide terms.  The Company is required to pay WebBank a monthly fee.

Securities Law Compliance

From inception through October 16, 2008, the Company sold approximately $178.6 million of loans to unaffiliated lender members through the Prosper platform whereby the Company assigned promissory notes directly to lender members.  The Company did not register the offer and sale of the promissory notes offered and sold through the Prosper platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws.  The Company’s management believes that the question of whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain.  If the sales of promissory notes offered through the Company’s platform were viewed as a securities offering, the Company would have failed to comply with the registration and qualification requirements of federal and state law and lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation.  See also Note 15 — Subsequent Events.

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective October 16, 2008 limited this contingent liability to the period from the launch of Prosper’s platform in February 2006 through October 16, 2008, the cessation of sales of promissory notes offered through the platform.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements (continued)

September 30, 2008 and December 31, 2007

(Unaudited)

13.  Commitments and Contingencies (continued)

Securities Law Compliance (continued)

Except as disclosed in Note 15 – Subsequent Events, the Company has not recorded an accrued loss contingency in connection with the sale of promissory notes to lender members.  Accounting for loss contingencies involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur.  An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable.  In addition, the Company is not able to reasonably estimate the amount of loss associated with the contingent liability.  In making its assessment that the contingency is not reasonably estimable and is not probable, the Company considered its view, described above, that analyzing whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain.

14.  Postretirement Benefit Plans

Prosper has a 401(k) plan that covers all employees meeting certain eligibility requirements.  The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code.  Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service.  Prosper’s contributions to the plan are discretionary.  Prosper has not made any contributions to the plan to date.

15.  Subsequent Events

In November of 2008, the Securities and Exchange Commission (SEC) instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”), against Prosper. In anticipation of the institution of these proceedings, Prosper submitted an Offer of Settlement (the “Offer”) which was accepted by the SEC. Pursuant to the Offer, Prosper consented to the entry of an Order Instituting Cease and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Making Findings, and Imposing a Cease-and-Desist Order (“Order”).  The Order includes findings that Prosper violated Sections 5(a) and (c) of the Securities Act and requires that pursuant to Section 8A of the Securities Act, Prosper cease and desist from committing or causing any violations and any future violations of Sections 5(a) and (c) of the Securities Act. The Order was approved by the SEC on November 20, 2008.

On November 25, 2008, the Company signed a settlement agreement with the North American Securities Administrators Association (“NASAA”) to pay penalties not to exceed $1.0 million to the States in order to resolve matters relating to Prosper’s alleged unregistered offer and sale of securities. The $1.0 million penalty would be allocated among the states where Prosper conducts business, based on the loan sale transaction volume in each state. However, Prosper will not be required to pay any portion of the fine to those states which elect not to participate in the settlement. The Company has accrued approximately $425,000 in connection with this contingent liability in accordance with SFAS No. 5, Accounting for Contingencies.

On November 26, 2008, a class action lawsuit was filed against the Company, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against Prosper and the other named defendants.  The final outcome of this lawsuit is not presently determinable or estimable.

In December 2008, the Company filed a registration statement with the SEC with respect to the offering of $500,000,000 of Borrower Payment Dependent Notes (the Notes). The change in the operation of the Company’s platform, as well as the Company’s adoption of new accounting pronouncements, will have a significant impact on the Company’s financial statements and results of operations for periods following the effective date of that registration statement. We will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                                    Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Prosper Marketplace, Inc.  All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$19,650
Accountants’ fees and expenses	$300,000
Legal fees and expenses	$300,000
Blue Sky fees and expenses	$40,000
Miscellaneous	$40,350

Total Expenses	$700,000

Item 14.                                                    Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that the liability of the directors of Prosper for monetary damages shall be eliminated to the fullest extent under applicable law.  As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation.  Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted under Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•                  any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission.  As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•                  we will indemnify our directors and officers to the fullest extent permitted by law;

•                  we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•                  we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and s bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors.  The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Prosper) actually and reasonably incurred by such person in connection with the investigation, defense or appeal of:

•                  any proceeding to which such person may be made a party by reason of,

•                  such person’s service as a director or officer of Prosper,

•                  any action taken by such person while acting as director, officer, employee or agent of Prosper, or

•                  such person’s actions while serving at the request of Prosper as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or

•                  establishing or enforcing a right to indemnification under the agreement.

Under the indemnification agreements, we are not obligated to provide indemnification on account of any proceeding unless such person acted in good faith and in a manner reasonably believed to be in the best interests of Prosper, and with respect to criminal proceedings, such person had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding by judgment, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, by itself, create the presumption that such person did not satisfy the above standards.  Moreover, with respect to third party proceedings, we are not obligated to provide indemnification if such person has been adjudged to be liable to Prosper, unless a court of competent jurisdiction determines such person is entitled to indemnification in view of all the circumstances of the case.  In addition, under the indemnification agreements, we are not obligated to provide indemnification:

•                  for any proceedings or claims initiated or brought voluntarily by such person and not by way of defense, other that a proceeding to establish such person’s right to indemnification;

•                  for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce and interpret the terms of his indemnification agreement, unless a court of competent jurisdiction determines that each of the material assertions made by such person in that proceeding was not made in good faith or was frivolous;

•                  for any expenses and liabilities that have been paid directly to such person under a directors’ and officers’ liability insurance policy maintained by Prosper; and

•                  for expenses and payment of profits arising from the purchase and sale by such person of securities in violation of Section 16(b) of the Exchange Act.

The indemnification agreements also provide that we agree to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or our amended and restated certificate of incorporation or bylaws.  Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements and that, to the extent permitted by law, any future changes under Delaware law that would limit the ability of a Delaware corporation to indemnify its officers and directors shall have no effect on our indemnification obligations as set forth in such agreements.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15.  Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common and preferred stock issued, warrants exercisable for common and preferred stock issued, convertible notes issued and options granted by us since our inception.  Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.  No underwriters were involved in the sale of any of the securities set forth below.

In March 2005, we awarded, for nominal value, an aggregate of 4,000,000 shares of common stock valued at $0.10 per share or $400,000, to our co-founders.  2,000,000 shares were issued to Christian A. Larsen, our Chief Executive Officer, and 2,000,000 shares were issued to John Witchel, our former Secretary and Chief Technology Officer.  These securities were sold in reliance on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) of the Securities Act relative to sales by an issuer not involving a public offering.

In April 2005, we issued and sold to investors an aggregate of 4,023,999 shares of our Series A convertible preferred stock (“Series A”) at a purchase price of $1.875 per share for an aggregate consideration of $7,464,450, net of issuance costs of $80,550.  In February 2006, we issued and sold to investors an aggregate of 3,310,382 shares of our Series B convertible preferred stock (“Series B”) at a purchase price of $3.776 per share for an aggregate consideration of $12,412,301, net of issuance cost of $87,700.  In June 2007, we issued and sold to investors an aggregate of 2,063,558 shares of Series C convertible preferred stock (“Series C”) at a purchase price of $9.692 per share for an aggregate consideration of $19,916,945, net of issuance costs of $80,996.  These securities were sold in reliance on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering.

During the years ended December 31, 2007 and 2006, we granted 3,000 and 1,000 fully vested common shares, respectively, to employees for services.  All shares in 2006 and 2,000 of the shares issued in 2007 were granted at $0.50 per share and 1,000 shares at $2.17 per share in 2007.  In addition, w granted 2,500 immediately vested common shares at $2.17 per share to non-employees for services during the year ended December 31, 2007 and 11,294 immediately vested shares at $0.50 per share in 2006.  In 2006, we issued 26,483 shares of common stock valued at $0.50 per share as partial payment to acquire the Prosper.com domain name.  These securities were sold or granted in reliance on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) of the Securities Act relative to sales by an issuer not involving a public offering.

Since our inception, we have granted stock options to purchase an aggregate of 2,844,480 shares of our common stock, of which options to purchase 898,589 shares were cancelled and options to purchase 185,054 shares were exercised.  The options were granted at various exercise prices as set forth in Note 11 to audited financial statements and interim financial statements included in the prospectus.  The options were granted to employees and consultants pursuant to our 2005 Plan or other written compensatory plans or arrangements. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

The grants of stock options and the shares of common stock issuable upon the exercise of the options and the shares of restricted stock were issued pursuant to written compensatory plans or arrangements with our employees and consultants, in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder.

Item 16.  Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.                                                    Undertakings

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 5th day of December, 2008.

PROSPER MARKETPLACE, INC.

By	/s/ Christian A. Larsen
Christian A. Larsen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward A.  Giedgowd and Christian A.  Larsen and each of them, his true and lawful attorneys in fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christian A. Larsen	Chief Executive Officer (Principal Executive
Christian A. Larsen	Officer); Director	December 5, 2008

/s/ Kirk T. Inglis	Chief Financial Officer (Principal Financial
Kirk T. Inglis	and Accounting Officer)	December 5, 2008

/s/ James W. Breyer	Director
James W. Breyer		December 5, 2008

/s/ Lawrence W. Cheng	Director
Lawrence W. Cheng		December 5, 2008

/s/ Paul M. Hazen	Director
Paul M. Hazen		December 5, 2008

/s/ Robert C. Kagle	Director
Robert C. Kagle		December 5, 2008

EXHIBIT INDEX

Exhibit Number	Description
3.1¥	Amended and Restated Certificate of Incorporation of the Registrant.

3.2¥	Bylaws of the Registrant, dated March 22, 2005.

4.1	Form of Borrower Payment Dependent Note (included as Exhibit A in Exhibit 4.2)

4.2	Form of Indenture between Prosper Marketplace, Inc. and to be named commercial bank

5.1*	Opinion of Morrison & Foerster LLP.

8.1*	Opinion of Morrison & Foerster LLP

10.1	Form of Borrower Registration Agreement.

10.2	Form of Lender Registration Agreement (Note Commitment, Purchase and Sale Agreement)

10.3	Loan Account Program Agreement, dated April 14, 2008, between WebBank and Prosper Market Place, Inc.(1)

10.4	Loan Sale Agreement, dated April 14, 2008, between WebBank and Prosper Market Place, Inc.(1)

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II- 6 of this registration statement).

25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture

*	To be filed by amendment.
¥	Previously filed
(1)	Certain portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act